UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only
(as permitted by Rule 14a–6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a–12
ACE CASH EXPRESS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):
☐	No fee required

☑	Fee computed on table below per Exchange Act Rules 14a–6(i)(1) and 0–11.

	(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of Ace Cash Express, Inc.

	(2)	Aggregate number of securities to which transaction applies:
14,791,302 shares of ACE common stock.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0–11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee is determined based upon the sum of (a) $30.00 per share of 14,078,394 shares of ACE common stock and (b) $30.00 minus the weighted average exercise price of $15.32 per share for options to purchase 712,908 shares of ACE common stock.

	(4)	Proposed maximum aggregate value of transaction:

$432,814,529

	(5)	Total fee paid:
$46,312

☑		Fee paid previously with preliminary materials.

☐		Check box if any part of the fee is offset as provided by Exchange Act Rule 0–11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

1231 Greenway Drive, Suite 600
Irving, Texas 75038
(972) 550-5000

August 29, 2006

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Ace Cash Express, Inc. (“ACE”), which will be held at the Four Seasons Resort and Club, 4150 North MacArthur Boulevard, Irving, Texas 75038, on Friday, September 29, 2006, beginning at 8:00 a.m., local time.

On June 6, 2006, the board of directors of ACE approved, and ACE entered into, an Agreement and Plan of Merger (the “merger agreement”) with Ace Holdings I, LLC, a Delaware limited liability company (“Ace Holdings”), and its indirect wholly owned subsidiary, Ranger Merger Sub, Inc. (“Merger Sub”). Ace Holdings and Merger Sub were formed by investment funds sponsored by JLL Partners, Inc., a leading private equity firm. If the merger is completed, ACE will become a wholly owned subsidiary of Ace Holdings and you will be entitled to receive $30.00 in cash, without interest, for each share of ACE common stock that you own. A copy of the merger agreement is attached as Annex A to this proxy statement, and you are encouraged to read it in its entirety. At the special meeting, we will ask you to consider and vote on a proposal to approve the merger agreement.

After careful consideration, the board of directors of ACE has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of our unaffiliated shareholders. The board of directors recommends that you vote “FOR” the approval of the merger agreement. This recommendation is based, in part, upon the unanimous recommendation of the special committee of the board of directors consisting of eight independent and disinterested directors of ACE.

The accompanying proxy statement provides you with detailed information about the proposed merger and the special meeting. We urge you to read these materials carefully. You may also obtain additional information about ACE from documents filed with the Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of ACE common stock entitled to vote on the matter. If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement.

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. If you hold shares of ACE common stock directly in your name, you may also vote over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on your proxy card. Voting by mail, telephone or the Internet will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

Your cooperation in voting your shares will be greatly appreciated. Thank you for your continued support.

Sincerely,

Raymond C. Hemmig
Chairman of the Board of Directors

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated August 29, 2006 and is first being mailed to shareholders on or about August 30, 2006.

1231 Greenway Drive, Suite 600
Irving, Texas 75038
(972) 550-5000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On September 29, 2006

To the Shareholders of Ace Cash Express, Inc.:

We will hold a special meeting of the shareholders of Ace Cash Express, Inc. at the Four Seasons Resort and Club, 4150 North MacArthur Boulevard, Irving, Texas 75038, on Friday, September 29, 2006, at 8:00 a.m., local time, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger (the “merger agreement”), dated as of June 6, 2006, by and among Ace Holdings I, LLC, Ranger Merger Sub, Inc. and Ace Cash Express, Inc.;

2. To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Shareholders of record of our common stock as of the close of business on August 28, 2006 are entitled to vote at the special meeting and any adjournment of the special meeting. A list of these shareholders will be available to any shareholder, for any purpose germane to the meeting, at our headquarters located at 1231 Greenway Drive, Suite 600, Irving, Texas, 75038, for the ten-day period immediately preceding the special meeting.

Your vote is important, regardless of the number of shares you own. The adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of our common stock entitled to vote on the matter. The proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock, present or represented by proxy at the special meeting and entitled to vote on the matter.

Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card or, if you hold shares of our common stock directly in your name, register your vote over the telephone or the Internet to ensure that your shares will be represented at the special meeting if you are unable to attend. If you hold your shares in “street name,” you should instruct your broker or other nominee how to vote in accordance with the voting instructions furnished by your broker or other nominee. If you sign, date and return your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the adoption of the merger agreement, in favor of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies, and in accordance with the recommendation of the board of directors on any other matters properly brought before the special meeting for a vote.

If you fail to vote by proxy or in person, it will have the same effect as a vote against the adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment of the special meeting, if necessary, to solicit additional proxies. If you are a shareholder of record and do attend the special meeting and wish to vote in person, you may revoke your proxy and vote in person.

Holders of our common stock are entitled to appraisal rights under the Texas Business Corporation Act in connection with the merger. See “Appraisal Rights” on page 63 of this proxy statement.

By Order of the Board of Directors,

Raymond C. Hemmig
Chairman of the Board of Directors

Irving, Texas
August 29, 2006

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED REPLY ENVELOPE. IF YOU ARE A SHAREHOLDER OF RECORD, YOU MAY ALSO VOTE OVER THE INTERNET OR BY TELEPHONE AND VOTING INSTRUCTIONS ARE PRINTED ON YOUR PROXY CARD. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DESIRE TO DO SO.

i

Indemnification and Insurance	59
Employee and Employee Benefits	59
Conditions to the Merger	60
Termination of the Merger Agreement	61
Termination Fees	62
Amendment, Modification and Waiver	62
APPRAISAL RIGHTS	63
IMPORTANT INFORMATION ABOUT ACE	65
Selected Historical Financial Data	65
Projected Financial Information	67
Market Price and Dividend Data	68
Directors and Executive Officers	69
Security Ownership of Certain Beneficial Owners and Management	72
Prior Public Offerings	73
Prior Stock Purchases	73
Independent Registered Public Accounting Firm	74
ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 2)	74
FUTURE SHAREHOLDER PROPOSALS	74
WHERE YOU CAN FIND MORE INFORMATION	74
INCORPORATION BY REFERENCE	74
Annex A — Agreement and Plan of Merger, dated as of June 6, 2006, by and among Ace Holdings I, LLC, Ranger Merger Sub, Inc. and Ace Cash Express, Inc.	A-1
Annex B — Opinion of UBS Securities LLC	B-1
Annex C — Texas Business Corporation Act Articles 5.11, 5.12 and 5.13	C-1
Annex D — Information Relating to the Directors, Executive Officers and Other Controlling Persons of Ace Cash Express, Inc., Ace Holdings I, LLC, Ace Acquisition Corp. and Ranger Merger Sub, Inc.	D-1

ii

SUMMARY TERM SHEET

The following summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, unless the context requires otherwise, the terms “ACE,” “the company,” “we,” “our,” “ours” and “us” refer to Ace Cash Express, Inc. and its subsidiaries. The term the “merger agreement” refers to the Agreement and Plan of Merger, dated as of June 6, 2006, by and among Ace Holdings I, LLC, Ranger Merger Sub, Inc. and Ace Cash Express, Inc. The term “Ace Holdings” refers to Ace Holdings I, LLC, “Acquisition Corp.” refers to Ace Acquisition Corp. and “Merger Sub” refers to Ranger Merger Sub, Inc. The term “JLL” refers to JLL Partners, Inc.

• The Companies

Ace Cash Express, Inc.
1231 Greenway Drive, Suite 600
Irving, Texas 75038
(972) 550-5000

Ace Cash Express, Inc., a Texas corporation headquartered in Irving, Texas, is the largest owner, operator and franchisor of check cashing stores in the United States and one of the largest providers of short-term consumer loans, also known as payday loans. We focus on serving unbanked and underbanked consumers, many of whom seek alternatives to traditional banking relationships in order to gain convenient and immediate access to check cashing services and short-term consumer loans. As of June 6, 2006, we had a total network of 1,569 stores in 36 states and the District of Columbia, consisting of 1,339 company-owned stores and 230 franchised stores. For more information about ACE, please visit our web site at www.acecashexpress.com. ACE is publicly traded on The Nasdaq National Market under the symbol “AACE.” Information contained on our web site is not incorporated by reference into, and does not constitute any part of, this proxy statement.

Ace Holdings I, LLC
c/o JLL Partners
450 Lexington Avenue
New York, NY 10017
(212) 286-8600

Ace Holdings I, LLC, a Delaware limited liability company, was formed by investment funds sponsored by the private equity investment firm of JLL Partners, Inc., solely for the purpose of holding the shares of Ace Acquisition Corp. It has not engaged in any business except in furtherance of this purpose. JLL Partners, Inc. was established in 1988 and is a group of 17 professionals focused on partnering with proven managers to create equity value by creating or improving and growing fundamentally sound companies with strong business franchises.

Ace Acquisition Corp.
c/o JLL Partners
450 Lexington Avenue
New York, NY 10017
(212) 286-8600

Ace Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Ace Holdings, was formed by Ace Holdings solely for the purpose of holding the shares of Ranger Merger Sub, Inc. and following the merger, holding the shares of ACE. It has not engaged in any business except in furtherance of this purpose.

Ranger Merger Sub, Inc.
c/o JLL Partners
450 Lexington Avenue
New York, NY 10017
(212) 286-8600

Ranger Merger Sub, Inc., a Texas corporation and a direct wholly owned subsidiary of Acquisition Corp., was formed by Acquisition Corp. solely for the purpose of effecting the merger and the transactions related to the merger. It has not engaged in any business except in furtherance of this purpose.

• The Special Meeting

Date, Time and Place (page 15)

The special meeting will be held on Friday, September 29, 2006, at 8:00 a.m. local time, at the Four Seasons Resort and Club, 4150 North MacArthur Boulevard, Irving, Texas 75038.

Purpose (page 15)

The purpose of the special meeting is:

•	to consider and vote upon a proposal to adopt the merger agreement that we have entered into with Ace Holdings and Merger Sub;

•	to adjourn the meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

•	to transact any other business that may properly come before the meeting.

Record Date (page 16)

If you owned shares of our common stock at the close of business on August 28, 2006, the record date for the special meeting, you are entitled to vote at the special meeting. You have one vote for each share of our common stock that you own on the record date. As of the close of business on the record date, there were 14,039,205 shares of our common stock outstanding and entitled to be voted at the special meeting.

Required Vote (page 16)

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the matter. The proposal to adjourn the meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock present or represented by proxy at the special meeting and entitled to vote on the matter. Failure to vote in person or by proxy, either by mail, telephone or the Internet, will have the same effect as a vote “AGAINST” the adoption of the merger agreement, but will have no effect on the proposal to adjourn the meeting.

Our directors and executive officers have informed us that they intend to vote all of their shares for the adoption of the merger agreement and for the adjournment of the meeting, if necessary, to solicit additional proxies. As of the record date, our directors and officers were entitled to vote an aggregate of 1,729,350 shares of our common stock or 12.3% of our outstanding shares.

Voting (page 17)

We offer our shareholders of record three ways to vote other than by attending the special meeting and voting in person:

•	by mail, using the enclosed proxy card and return envelope;

•	by telephone, using the telephone number printed on your proxy card; or

•	by the Internet, using the instructions printed on your proxy card.

If you hold your shares in “street name” through a broker or other nominee, you will receive separate instructions from your broker or nominee explaining how to vote your shares.

A quorum is necessary to hold the special meeting. The presence, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on the record date will constitute a quorum for purposes of voting at the meeting.

Revocability of Proxy (page 17)

If your shares are held in “street name” by your broker or other nominee, you should follow the instructions of your broker or nominee regarding revocation of proxies. If you are a shareholder of record, you may revoke your proxy at any time before it is voted by:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to the Secretary of ACE; or

•	voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of your proxy.

• Special Factors; The Merger Agreement

Structure of the Merger (page 50)

Upon the terms and subject to the conditions of the merger agreement, Merger Sub, an indirect wholly owned subsidiary of Ace Holdings, will merge with and into ACE. ACE will be the surviving corporation. As a result of the merger, we will become an indirect wholly owned subsidiary of Ace Holdings and will cease to be a publicly traded company. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

What You Will Receive in the Merger (page 51)

You will be entitled to receive $30.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held immediately prior to the merger. Shares owned by us as treasury stock, shares owned by Ace Holdings, Merger Sub or any wholly owned subsidiary of Ace Holdings or Merger Sub, including shares that will be contributed to Ace Holdings by Jay B. Shipowitz, our President and Chief Executive Officer, prior to the merger and shares that may be contributed to Ace Holdings by certain other members of our management prior to the merger, and shares owned by any of our wholly owned subsidiaries, will be cancelled without any payment in the merger. Shares held by a shareholder who has made a written objection prior to the special meeting and proper demand for appraisal of such shares in accordance with Texas law and who has not voted in favor of adoption of the merger agreement will not be entitled to the cash merger consideration until such time as the shareholder withdraws the demand, fails to perfect, or otherwise loses such shareholder’s appraisal rights under Texas law.

How Outstanding Options and Restricted Stock Issued Under Our Equity Plans Will Be Treated (page 51)

Shortly prior to the consummation of the merger, each outstanding option to purchase shares of ACE common stock will vest and become exercisable. At the time of the merger, each outstanding stock option will be cancelled in exchange for the right to receive an amount in cash in respect thereof equal to the product of (i) the excess, if any, of $30.00 over the per share exercise price of such stock option, multiplied by (ii) the number of shares of ACE common stock subject to such option (such payment to be made by ACE through its customary payroll procedures and net of applicable withholding taxes).

With respect to outstanding shares of restricted ACE common stock, such shares will become fully vested and all restrictions on such shares shall lapse shortly prior to consummation of the merger and such shares will be canceled and converted at the time of the merger into the right to receive $30.00 per share (such payment to be made by ACE through its customary payroll procedures and net of applicable withholding taxes).

Recommendation of the Board of Directors; Fairness of the Merger (page 26)

The board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of our unaffiliated shareholders, has approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and recommends that you vote “FOR” the approval of the merger agreement. The foregoing actions were approved by the unanimous affirmative vote of the board of directors other than Mr. Jay B. Shipowitz, who abstained from voting in the meeting on June 6, 2006 to approve the merger agreement in light of his interests in the transactions contemplated thereby. The recommendation of the board of directors is based, in part, upon the unanimous recommendation of the special committee of the board of directors.

The special committee is a committee of our board of directors that was formed in April 2006 for the purpose of reviewing, evaluating and, as appropriate, negotiating a possible transaction relating to the sale of ACE. The special committee is comprised of eight independent (as defined under Nasdaq Marketplace Rules) and disinterested directors. Because Mr. Shipowitz will accept a post-transaction role with ACE and is participating in the transaction as a co-investor in Ace Holdings, he is not a member of the special committee. The members of the special committee are all of the members of our board of directors, except for Mr. Shipowitz.

The special committee unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of our unaffiliated shareholders and recommended to our board of directors that the merger agreement and the transactions contemplated thereby, including the merger, be approved and adopted.

ACE expressly adopts the special committee’s analyses and conclusions in its evaluation of the fairness of the merger agreement and the transactions contemplated thereby and we believe the merger to be substantively and procedurally fair to our unaffiliated shareholders. See “Special Factors — Position of ACE as to Fairness.”

Applicability of Rules Related to “Going Private” Transactions; Position as to Fairness (page 34)

The requirements of Rule 13e-3 under the Exchange Act could apply to the merger because Mr. Shipowitz, our President and Chief Executive Officer, and certain other members of our management could be deemed to be affiliates of Ace Holdings as a result of arrangements or possible arrangements with Ace Holdings or its affiliates relating to employment or an equity ownership in Ace Holdings or its affiliates. Consequently, Ace Holdings, Acquisition Corp. and Merger Sub could be deemed to be affiliates of ours. To comply with the requirements of Rule 13e-3, our board of directors, ACE, Mr. Shipowitz, Ace Holdings, Acquisition Corp. and Merger Sub make certain statements as to the fairness of the merger to our unaffiliated shareholders. See “Special Factors — Recommendation of the Board of Directors; Fairness of the Merger,” “Special Factors — Position of ACE as to Fairness” and “Special Factors — Position of Ace Holdings, Acquisition Corp., Merger Sub and Mr. Shipowitz as to Fairness.”

Each of the special committee, the board of directors and ACE has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of our unaffiliated shareholders. In evaluating the merger, the special committee of the board of directors consulted with its legal and financial advisors, and reviewed a significant amount of information and considered a number of factors and procedural safeguards set forth in “Special Factors — Recommendation of the Board of Directors; Fairness of the Merger” and “Special Factors — Position of ACE as to Fairness.” Based upon the foregoing, and consistent with its general recommendation to shareholders, the special committee, our board of directors and ACE believes that the merger agreement and the merger are substantively and procedurally fair to our unaffiliated shareholders.

Opinion of the Special Committee’s Financial Advisor (page 30)

In connection with the merger, the special committee of ACE’s board of directors received a written opinion from UBS Securities LLC, the special committee’s financial advisor, as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by holders of ACE common stock, other than members of the management of ACE who have entered or may enter into arrangements with Ace Holdings or its affiliates relating to employment or an equity ownership in Ace Holdings or its affiliates. We sometimes refer to these members of management, together with their respective affiliates, in this proxy statement as management participants. The full text of UBS’ written opinion, dated June 6, 2006, is attached to this proxy statement as Annex B. Holders of our common stock are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS’ opinion was provided to the special committee in its evaluation of the merger consideration from a financial point of view, does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote or act with respect to the merger.

Interests of Certain Persons in the Merger; Potential Conflicts of Interest (page 41)

In considering the recommendations of the special committee and our board of directors with respect to the merger agreement, shareholders should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, those of our shareholders generally. These interests may create potential conflicts of interest. The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions to approve the merger agreement and to recommend that our shareholders vote in favor of adopting the merger agreement.

You should consider these and other interests of our directors and executive officers that are described in this proxy statement

Interests of Jay B. Shipowitz

Mr. Shipowitz has agreed to exchange a portion of his shares of our common stock with Ace Holdings prior to completion of the merger in exchange for a portion of the limited liability company interests of Ace Holdings. In addition, Mr. Shipowitz has agreed to purchase additional limited liability company interests of Ace Holdings (such that Mr. Shipowitz’s aggregate investment in Ace Holdings will be $2.74 million upon completion of the merger, including the amount of our common stock exchanged with Ace Holdings which will be valued at an amount equal to the merger consideration). Prior to the completion of the merger, Ace Holdings expects to offer additional members of our management the opportunity to elect, in lieu of converting their shares of common stock in the merger into the right to receive the cash merger consideration described above, to exchange their shares with Ace Holdings for a portion of the limited liability company interests of Ace Holdings. The number of our shares to be exchanged by such members of our management to Ace Holdings, the percentage of equity of Ace Holdings to be issued in exchange for such shares, and the individuals to be offered the opportunity to participate in such exchange, have not been determined as of the date of this proxy statement and such matters remain subject to negotiation among the relevant parties prior to the completion of the merger.

Prior to completion of the merger, Ace Holdings intends to adopt a management equity incentive plan providing for the issuance of limited liability company interests in Ace Holdings to Mr. Shipowitz and certain other members of our management. Such plan is expected to provide for the issuance of equity that will provide for certain distributions to Mr. Shipowitz and other members of our management upon the achievement by Ace Holdings of certain returns on its investment in us; provided that such interests generally will be subject to forfeiture on a pro rata basis if the holder’s employment with the company is terminated prior to the fifth anniversary of the merger. Mr. Shipowitz is expected to receive 40% of the outstanding limited liability company interests issued under such plan, in addition to a preferred interest providing Mr. Shipowitz with a preferred return following the return of all capital to investors in Ace Holdings and then share in distributions thereafter with the holders of common interests in Ace Holdings.

Interests of Directors and Executive Officers

As of the record date, our directors and executive officers held and are entitled to vote, in the aggregate, 1,729,350 shares of our common stock, representing approximately 12.3% of outstanding shares entitled to vote. The merger agreement provides that each holder of shares of our common stock, including our directors and executive officers, will be entitled to receive $30.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held immediately prior to the merger. In addition, the restrictions on each outstanding share of ACE restricted stock will lapse immediately prior to the completion of the merger, and each outstanding share of restricted stock will be fully vested and have the same rights as each share of common stock not subject to any restrictions.

As of August 28, 2006, our directors and executive officers held options to purchase an aggregate of 302,793 shares of our common stock at a weighted average exercise price of $15.27 per share, and an aggregate of 320,594 shares of unvested restricted stock. The merger agreement provides that each option issued and outstanding immediately prior to the completion of the merger will fully vest and become exercisable, and that each share of issued and outstanding restricted stock will fully vest and all restrictions will lapse. Holders of options, including our directors and executive officers, will be entitled to receive an amount equal to the product of (i) the excess, if any, of $30.00 over the per share exercise price of such stock option, multiplied by (ii) the number of shares of ACE common stock subject to such option (such payment to be made by ACE through its customary payroll procedures and net of applicable withholding taxes). Our equity plans will terminate upon completion of the merger.

Certain of our executive officers are party to change of control severance agreements. See “Special Factors — Interests of Certain Persons in the Merger; Potential Conflicts of Interest — Change-in-Control Executive Severance Agreements of Certain Executives.”

Raymond C. Hemmig, our Chairman of the board of directors and Chairman of the special committee is party to a consulting agreement under which Mr. Hemmig will render consulting services to us upon the termination of his position as the Chairman, which will occur upon the completion of the merger. Mr. Hemmig will provide consulting services to us for a term of six years, unless the consulting relationship is terminated earlier in accordance with the consulting agreement.

Upon the completion of the merger, under the consulting agreement, we will:

•	pay Mr. Hemmig a monthly consulting fee during the term of the consulting agreement to be determined by the following formula: the quotient of (i) three times the sum of (a) the total value of cash compensation paid to Mr. Hemmig in the fiscal year prior to Mr. Hemmig’s termination as Chairman and (b) the total value of equity grants to Hemmig in the fiscal year prior to Mr. Hemmig’s termination, divided by (ii) 72;

•	beginning the effective date of the consulting agreement and for the duration of the lifetime of Mr. Hemmig and his wife, continue to pay all health, dental and similar benefit plans for him and his wife;

•	vest all options and restricted stock previously awarded Mr. Hemmig upon his termination or resignation; and

•	reimburse Mr. Hemmig’s reasonable out-of-pocket expenses incurred to perform the consulting services.

During the six-year term of the consulting agreement, Mr. Hemmig will be obligated to comply with certain nondisclosure, noncompetition, and nonsolicitation covenants. If the consulting relationship is terminated by Mr. Hemmig because ACE has failed to make payments to him under the consulting agreement, or for any reason other than by Mr. Hemmig’s uncured material breach of the consulting agreement or Mr. Hemmig’s death or permanent disability, we will be obligated to pay Mr. Hemmig all payments and benefits entitled to Mr. Hemmig up to the date of termination of the consulting agreement. If the consulting relationship is terminated before the expiration of the term of the consulting agreement because of Mr. Hemmig’s death or permanent disability, we will be obligated to continue to pay the monthly consulting fees to Mr. Hemmig or his estate for the remainder of the term of the consulting agreement. However, we will have no obligation to pay any further amounts to Mr. Hemmig pursuant to the preceding sentence if we terminate the consulting relationship because of any breach by Mr. Hemmig of the nondisclosure, noncompetition or nonsolicitation covenants of the consulting agreement during the remainder of the term of the consulting agreement. If there is a change in control of ACE (as defined in the consulting agreement and not including the merger), we will require any successor to all or substantially of our business or assets to expressly assume and agree to undertake our obligations under the consulting agreement.

Source and Amount of Funds (page 38)

The aggregate amount of funds required by Ace Holdings to purchase all of our outstanding shares of capital stock, make payments to option holders required by the merger agreement, refinance our outstanding indebtedness and pay related transaction fees and expenses is expected to be approximately $535 million including repayment of the amounts outstanding under ACE’s revolving credit facility at the effective time of the merger, which is presently expected to be approximately $55 million. Ace Holdings and Merger Sub currently intend that the required funds will be obtained through a combination of equity contributions to Ace Holdings and debt financing, including the net proceeds from our issuance of senior unsecured notes. It is also expected that, in connection with the completion of the merger, Merger Sub will enter into $400 million of debt financing that will be available to the surviving corporation under a $275 million asset based revolving credit facility and a $125 million term loan facility. Merger Sub and Ace Holdings have received financing commitment letters from certain lenders and equity co-investors to provide such debt and equity financing, subject to customary terms and conditions. These financing arrangements are described in greater detail under “Special Factors — Financing for the Merger; Source and Amount of Funds.”

Conditions to the Merger (page 60)

We, Ace Holdings and Merger Sub will not complete the merger unless a number of conditions are satisfied or waived. These conditions include, among other things:

•	the approval of the merger agreement and the merger by our shareholders;

•	the absence of any statute, rule order or injunction having the effect of making illegal or prohibiting the completion of the merger;

•	accuracy of representations and warranties under the merger agreement, subject to certain exceptions;

•	material compliance with covenants;

•	ACE having obtained and provided to Ace Holdings and Merger Sub copies of evidence with respect to consents to the merger by specified regulatory agencies;

•	the absence of any pending suit, action or proceeding by any governmental entity or any third party seeking to prohibit or restrain, or seeking material damages in connection with the merger which, in the case of a third party action, would reasonably be expected to result in a material adverse effect on us; and

•	the absence of any material adverse effect on us since June 6, 2006 or any event, change, development or circumstances since June 6, 2006 that would reasonably be expected to result in a material adverse effect on us.

For a more detailed description of the conditions to the merger, see “The Merger Agreement — Conditions to the Merger.”

No Solicitation (page 57)

Until July 6, 2006, we were permitted to solicit and encourage any acquisition proposal for us and engage in discussions or negotiations concerning an acquisition proposal for us, provided that we provided Ace Holdings and Merger Sub any material non-public information provided to any such third party which had not previously been provided to Ace Holdings and Merger Sub. From and after July 6, 2006, we ceased and caused to be terminated any existing activities, discussions or negotiations with any persons with respect to any acquisition proposal for us. In addition, after July 6, 2006, we have not and must continue to not knowingly solicit, initiate or encourage any acquisition proposal for us or take any action to knowingly facilitate any effort or attempt to make or implement an acquisition proposal of us. Moreover, we cannot approve, recommend, agree to or accept or propose publicly to approve, recommend, agree to or accept any acquisition proposal for us.

However, at any time prior to the approval of the merger agreement by our shareholders, we are permitted to engage in discussions or negotiations with, or provide any non-public information (subject to an appropriate confidentiality agreement) to any party to the extent that we receive from such party an acquisition proposal not solicited in violation of the prohibitions set forth in the merger agreement and it is a bona fide superior proposal or a proposal which our board of directors concludes in good faith, after consultation with legal counsel and financial advisors, would reasonably be expected to result in a superior proposal. We must notify Ace Holdings promptly of the material terms and conditions of any such inquiry, proposal or offer received by, any such information requested from, or any such negotiations sought to be initiated or continued with us indicating the identity of the party making such acquisition proposal.

Our board of directors may also, at any time prior to the approval of the merger agreement by our shareholders, withdraw, modify or change its recommendation of the merger agreement if it concludes in good faith (after consultation with its legal advisors) that failure to do so would be inconsistent with its obligations to comply with its fiduciary duties under applicable law, and only after giving written notice to Ace Holdings at least three business days in advance of its intention to do so. In addition, we may take and disclose to our shareholders a position regarding any tender offer and we may make appropriate disclosures if the board of directors acting through the special committee, after consultation with legal counsel, concludes that the failure to do so would be inconsistent with its fiduciary duties to our shareholders under applicable law.

For a more detailed description of the non-solicitation restrictions in the merger agreement, see “The Merger Agreement — No Solicitation.”

Termination of the Merger Agreement (page 61)

The merger agreement may be terminated and the transactions contemplated thereby, including the merger,may be abandoned at any time prior to the completion of the merger and whether before or after our shareholders have adopted the merger agreement in specific situations, including, among other things:

•	by mutual written consent, by any party if the merger has not been completed by December 6, 2006, provided, however, that this date can be extended under certain situations;

•	by any party if the parties are permanently enjoined or prohibited from completing the merger;

•	by any party if the other party breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (a) would result in a failure of satisfying specified closing conditions and (b) cannot be cured by December 6, 2006, provided that the non-breaching party gives at least thirty (30) days notice;

•	by any party if at the special meeting the required vote to approve the merger agreement is not obtained, except ACE cannot terminate if the failure to obtain shareholder approval is caused by ACE’s action or inaction which constitutes a material breach of the merger agreement;

•	by Ace Holdings and Merger Sub, if our board of directors or the special committee withdraws or modifies its approval or recommendation of the merger agreement or the merger, or approves or recommends to our shareholders an acquisition proposal or resolves to do any of the foregoing; or

•	by ACE, if our board of directors (acting through the special committee) concludes in good faith (after consultation with its legal and financial advisors) that an acquisition proposal constitutes a superior proposal, subject to certain conditions.

For a more detailed description of the termination provisions of the merger agreement, see “The Merger Agreement — Termination of the Merger Agreement.”

Termination Fees (page 62)

We will be required to pay Ace Holdings a termination fee if the merger agreement is terminated in the situation described in the last two bullets of the immediately preceding paragraph or if any person makes an acquisition proposal which has been publicly disclosed and not withdrawn and thereafter the merger agreement is terminated as a result of the failure to obtain the approval of our shareholders at the special meeting and within 12 months after such termination, an acquisition of ACE is completed or any definitive agreement with respect to an acquisition of ACE is executed. If the merger agreement is terminated for any of these reasons, we will be required to pay Ace Holdings $15 million. However, if the merger agreement is terminated in the situation described in the last bullet of the immediately preceding paragraph on or prior to July 6, 2006, we will be required to pay Ace Holdings $10 million.

Ace Holdings will be required to pay to ACE a termination fee of $15 million if ACE terminates the merger agreement as a result of Ace Holdings failure to fund (or cause to be funded) the aggregate merger consideration and all other conditions to the completion of the merger have been satisfied.

Regulatory Matters (page 48)

In accordance with the HSR Act, we and Ace Holdings may not complete the merger until we have made certain filings with the Federal Trade Commission and the United States Department of Justice and the applicable waiting period has expired or been terminated. We and Ace Holdings filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on June 19, 2006 and early termination of the HSR period was granted on June 23, 2006.

The merger is also subject to state regulations regarding check cashing, short-term consumer loans and other retail financial services. These regulations require that we obtain a consent from, file a new application with and/or provide notice to the applicable state authorities in connection with the merger. The regulatory approvals required in connection with the merger are described in further detail under “Regulatory Matters.”

Appraisal Rights (page 63)

Under Texas law, you are entitled to appraisal rights in connection with the merger.

You will have the right under Texas law to have the fair value of your shares determined by any court of competent jurisdiction in the county of Dallas. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise your appraisal rights you must:

•	send a written objection to us for appraisal in compliance with Texas law before the vote on the adoption of the merger agreement;

•	not vote in favor of the adoption of the merger agreement;

•	within ten days of consummation of the merger, send a written demand for appraisal to us; and

•	continuously hold your shares from the date you make the demand for appraisal through the effective time of the merger.

Merely voting against the adoption of the merger agreement will not preserve your appraisal rights, which require you to take all the steps provided under Texas law. Requirements under Texas law for exercising appraisal rights are described in further detail under “Appraisal Rights.’’ The relevant provisions of the Texas Business Corporation Act, or TBCA, regarding appraisal rights are reproduced and attached as Annex C to this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the merger, the merger agreement and the special meeting. You should carefully read this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement.

The Special Meeting

Q.	Why are our shareholders receiving these materials?

A.	Our board of directors is sending these proxy materials to provide our shareholders with information about the merger and the merger agreement so that they may determine how to vote their shares in connection with the special meeting.

Q.	When and where is the special meeting?

A.	The special meeting will take place on Friday, September 29, 2006, at 8:00 a.m. local time. The location of the special meeting is the Four Seasons Resort and Club, 4150 North MacArthur Boulevard, Irving, Texas 75038.

Q.	Who is soliciting my proxy?

A.	This proxy is being solicited by our board of directors.

Q.	What matters will be voted on at the special meeting?

A.	You will be asked to consider and vote on the following proposals:

• to adopt the merger agreement;

• to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

• to transact any other business that may properly come before the special meeting.

Q.	How does ACE’s board of directors recommend that I vote on the proposals?

A.	The board of directors recommends that you vote:

• “FOR” the proposal to adopt the merger agreement; and

• “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

Q.	What vote is required for ACE’s shareholders to adopt the merger agreement?

A.	To adopt the merger agreement, holders of a majority of the outstanding shares of our common stock entitled to vote on the matter must vote “FOR” adoption of the merger agreement. As of the close of business on the record date, there were 14,039,205 shares of our common stock outstanding and entitled to be voted at the special meeting. Our directors and executive officers have informed us that they intend to vote all of their shares of our common stock for the adoption of the merger agreement.

Q.	What vote is required for ACE’s shareholders to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies?

A.	The proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the meeting and entitled to vote on the matter. Our directors and officers have informed us that they intend to vote all of the shares of our common stock for the adjournment of the meeting, if necessary, to solicit additional proxies to adopt the merger agreement.

Q.	Who is entitled to vote at the special meeting?

A.	If you owned shares of our common stock at the close of business on August 28, 2006, the record date for the special meeting, you are entitled to vote at the special meeting. You have one vote for each share of our common stock that you owned on the record date.

Q.	What should I do now?

A.	After carefully reading and considering the information contained in this proxy statement, please vote your shares by completing, signing, dating and returning the enclosed proxy card; using the telephone number printed on your proxy card; or using the Internet instructions printed on your proxy card. You can also attend the special meeting and vote in person. Do NOT enclose or return your stock certificate(s) with your proxy.

Q.	If my shares are held in “street name” by my broker or other nominee, will my broker or other nominee vote my shares for me?

A.	Your broker or other nominee will only be permitted to vote your shares if you instruct your broker or other nominee how to vote. You should follow the procedures provided by your broker or other nominee regarding the voting of your shares. If you do not instruct your broker or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote against the adoption of the merger agreement and will not have an effect on the proposal to adjourn the meeting.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you vote against the adoption of the merger agreement. In addition, if your shares are held in the name of a broker or other nominee, your broker or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or “broker non-votes,” will be counted for purposes of determining a quorum, but will have the effect of a vote against the adoption of the merger agreement.

For the proposal to adjourn the meeting, if necessary, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present, but abstentions and broker non-votes will not count as shares present and entitled to vote on the proposal to adjourn the meeting. As a result, abstentions and broker non-votes will have no effect on the vote to adjourn the meeting, which requires the vote of the holders of a majority of voting power of the shares of our common stock present or represented by proxy at the meeting and entitled to vote on the matter.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” adjournment of the meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the meeting for a vote.

Q.	When should I send in my proxy card?

A.	You should send in your proxy card via mail, telephone or the Internet as soon as possible so that your shares will be voted at the special meeting.

Q.	How do I vote a proxy over the telephone?

A.	If you are a shareholder of record, you may vote your proxy over the telephone by calling the toll-free number established by Mellon Investor Services LLC, our transfer agent, for these purposes at 1-866-540-5760. You should provide the information requested over the telephone and follow the instructions provided to vote your proxy.

Q.	How do I vote a proxy over the Internet?

A.	If you are a shareholder of record, you may vote your proxy using the Internet by going to the website maintained by Mellon Investor Services LLC, our transfer agent, for these purposes at http://www.proxyvoting.com/aace. You should provide the information requested on your computer screen and follow the instructions provided on the website to vote your proxy.

Q.	May I change my vote after I have sent in my proxy?

A.	Yes. If you are a shareholder of record, you may change your vote at any time before your proxy is voted at the special meeting in one of three ways. First, you can send a written, dated notice to the Secretary of ACE stating that you would like to revoke your proxy. Second, you can complete and submit a new, later-dated proxy card by mail, telephone or the Internet. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker or other nominee to vote your shares, the procedures for changing your vote described above will not apply, and you must instead follow the directions received from your broker or other nominee to change those instructions.

Q.	May I vote in person?

A.	Yes. If you are a shareholder of record, you may attend the special meeting and vote your shares in person. If you hold shares in “street name” through a broker or other nominee, you must provide a legal proxy executed by your broker or other nominee in order to vote your shares at the meeting.

Q.	What happens if a shareholder does not return a proxy card via mail or otherwise vote via telephone, the Internet or in person at the special meeting?

A.	If you do not return a proxy card via mail or otherwise vote via telephone, the Internet or in person at the special meeting, this will have the same effect as a vote against adoption of the merger agreement and will not have any effect on the proposal to adjourn the meeting.

Q.	What does it mean if a shareholder receives more than one set of materials?

A.	This means the shareholder owns shares of our common stock that are registered under different names. For example, a shareholder may own some shares directly as a shareholder of record and other shares through a broker or other nominee or through more than one broker or other nominee. In these situations, the shareholder will receive multiple sets of proxy materials. The shareholder must vote, sign and return all of the proxy cards or follow the instructions for telephone or Internet voting on each of the proxy cards and/or follow the voting instructions from each broker or other nominee that the shareholder receives in order to vote all of the shares. Each proxy card the shareholder receives comes with its own prepaid return envelope. When returning multiple proxy cards by mail, each proxy card should be returned in the return envelope that accompanies that proxy card.

The Merger

Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of ACE by Ace Holdings pursuant to a merger agreement entered into between us, Ace Holdings and Merger Sub, which is an indirect wholly owned subsidiary of Ace Holdings. Pursuant to the merger agreement, Merger Sub will merge with and into ACE, with ACE as the surviving corporation. In connection with the merger, the outstanding shares of our common stock will be converted into the right to receive the cash merger consideration. If the merger is completed, we will become an indirect wholly owned subsidiary of Ace Holdings and will cease to be a publicly traded company.

Q.	If the merger is completed, what will I be entitled to receive for my shares and when will I receive it?

A.	Holders of our common stock will be entitled to receive $30.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held immediately prior to the merger. Shares held by a shareholder who has made a proper demand for appraisal of such shares in accordance with Texas law and who has not voted in favor of adoption of the merger agreement will not be entitled to the cash merger consideration until such time as the shareholder withdraws the demand, fails to perfect or otherwise loses such shareholder’s appraisal rights under Texas law.

After the merger is completed, we will arrange for a letter of transmittal to be sent to each of our shareholders. The merger consideration will be paid to each shareholder once that shareholder executes and submits the completed letter of transmittal, properly endorsed stock certificates and any other required documentation.

Q.	Who are Ace Holdings, Acquisition Corp. and Merger Sub?

A.	Ace Holdings I, LLC, a Delaware limited liability company, was formed by investment funds sponsored by the private equity investment firm of JLL Partners, Inc., solely for the purpose of holding the shares of Ace Acquisition Corp. It has not engaged in any business except in furtherance of this purpose.

Ace Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Ace Holdings, was formed by Ace Holdings solely for the purpose of holding the shares of Ranger Merger Sub, Inc. and following the merger, holding the shares of ACE. It has not engaged in any business except in furtherance of this purpose.

Ranger Merger Sub, Inc., a Texas corporation and a direct wholly owned subsidiary of Acquisition Corp., was formed by Acquisition Corp. solely for the purpose of effecting the merger and the transactions related to the merger. It has not engaged in any business except in furtherance of this purpose.

Q.	Am I entitled to appraisal rights?

A.	Yes. In order to exercise your appraisal rights, you must follow the requirements of Texas law. Under Texas law, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by any court of competent jurisdiction in the county of Dallas if the merger is completed, but only if they submit a written objection to the merger prior to the vote on the adoption of the merger agreement at the special meeting and they comply with the Texas law procedures and requirements, which are summarized in this proxy statement. This appraisal amount could be more than, the same as, or less than the amount a shareholder would be entitled to receive under the terms of the merger agreement. A copy of the applicable provision under Texas law is included as Annex C to this proxy statement and a summary of this provision can be found along with additional information about appraisal rights under “Appraisal Rights.”

Q.	Why is the ACE board recommending the merger?

A.	The board of directors has approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of our unaffiliated shareholders. Accordingly, our board of directors recommends that you vote “FOR” the adoption of the merger agreement. To review their reasons for recommending the merger, see the section entitled “Special Factors — Recommendation of the Board of Directors; Fairness of the Merger.”

Q.	Will any members of management be employees of or hold interests in the surviving corporation?

A.	Yes. Ace Holdings intends that Mr. Shipowitz remain Chief Executive Officer of the surviving corporation. In addition, certain other members of our management may remain executive officers of the surviving corporation. Mr. Shipowitz will, and certain other executive officers may, enter into arrangements for an equity ownership in Ace Holdings and its affiliates. Please see “Special Factors — Interests of Certain Persons in the Merger; Potential Conflicts of Interest.”

Q.	Will the merger be a taxable transaction to me?

A.	Yes. The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, you will generally recognize gain or loss as a result of the merger measured by the difference, if any, between the amount of cash received in exchange for shares of our common stock pursuant to the merger and your adjusted tax basis in such shares.

You should read the section entitled “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Q.	Is the merger subject to the satisfaction of any conditions?

A.	Yes. In addition to the adoption of the merger agreement by our shareholders, the merger is subject to satisfaction of various conditions. For a description of these factors, please see “The Merger Agreement — Conditions to the Merger.”

Q.	When is the merger expected to be completed?

A.	We are working to complete the merger as quickly as possible. We currently expect to complete the merger promptly after the special meeting and after all the conditions to the merger are satisfied or waived, including adoption of the merger agreement by our shareholders, receipt of required regulatory consents and expiration or termination of the waiting period under U.S. antitrust law. We and Ace Holdings filed pre-merger notifications with the U.S. antitrust authorities, pursuant to the HSR Act, on June 19, 2006 and early termination of the HSR waiting period was granted on June 23, 2006.

Q.	Is this merger a “going private” transaction pursuant to applicable SEC rules?

A.	The requirements of Rule 13e-3 under the Exchange Act could apply to the merger because Mr. Shipowitz, our President and Chief Executive Officer, and certain other members of our management, could be deemed to be affiliates of Ace Holdings as a result of arrangements or possible arrangements with Ace Holdings or its affiliates relating to employment or an equity ownership in Ace Holdings or its affiliates. To comply with the requirements of Rule 13e-3, our board of directors, ACE, Mr. Shipowitz, Ace Holdings, Acquisition Corp. and Merger Sub make certain statements as to the fairness of the merger to our unaffiliated shareholders. See “Special Factors — Recommendation of the Board of Directors; Fairness of the Merger,” “Special Factors — Position of ACE as to Fairness” and “Special Factors — Position of Ace Holdings, Acquisition Corp., Merger Sub and Mr. Shipowitz as to Fairness.”

Q.	Should I send in my ACE stock certificates now?

A.	No. After the merger is completed, the exchange agent will send you a letter of transmittal and written instructions for exchanging your stock certificates. You must return your stock certificates and the completed letter of transmittal as described in those instructions. You will receive your cash payment as soon as practicable after our exchange agent receives your properly endorsed stock certificates, letter of transmittal and any completed documents required by the instructions. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES NOW.

Q.	What should I do if I have questions?

A.	If you have more questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact The Altman Group, our proxy solicitor, toll-free at 1-800-331-7024.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of ACE, the expected completion and timing of the merger and other information relating to ACE and the merger. You can identify these statements by words such as “expect”, “anticipate”, “intend”, “plan”, “believe”, “seek”, “estimate”, “may”, “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation:

•	the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger;

•	the failure of Merger Sub to obtain the necessary debt financing arrangements set forth in commitment letters received by Merger Sub;

•	receipt of necessary approvals under applicable antitrust laws and other relevant regulatory authorities;

•	the ability to recognize the benefits of the merger;

•	competition in our industry;

•	changes in government regulation;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceeding that may be instituted against us and others following the announcement of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on our client relationships, operating results and business generally, including the ability to retain key employees; and

•	other factors described in our Annual Report on Form 10-K for the year ended June 30, 2005 and our most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the Securities and Exchange Commission, which we refer to as the SEC.

You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and you should not assume that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

We are furnishing this proxy statement to you, as a shareholder of ACE, as part of the solicitation of proxies by our board of directors for use at the special meeting of shareholders.

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies by our board of directors for use at the special meeting to be held at the Four Seasons Resort and Club, 4150 North MacArthur Boulevard, Irving, Texas 75038 on Friday, September 29, 2006, beginning at 8:00 a.m. local time. The purpose of the special meeting is:

•	to consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of June 6, 2006, by and among Ace Holdings, Merger Sub and ACE;

•	to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Recommendation of the Board of Directors; Fairness of the Merger

Our board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of our unaffiliated shareholders. Accordingly, our board of directors has approved the merger agreement and the merger. Our board of directors recommends that our shareholders vote “FOR” adoption of the merger agreement. The foregoing actions were approved by the unanimous affirmative vote of the board of directors other than Mr. Jay B. Shipowitz, who abstained from voting in the meeting on June 6, 2006 to approve the merger agreement in light of his interests in the transactions contemplated thereby. The recommendation of the board of directors is based, in part, upon the unanimous recommendation of the special committee of the board of directors.

The special committee is a committee of our board of directors that was formed in April 2006 for the purpose of reviewing, evaluating and, as appropriate, negotiating a possible transaction relating to the sale of ACE. The special committee is comprised of eight independent (as defined under Nasdaq Marketplace Rules) and disinterested directors. Because Mr. Shipowitz will accept a post-transaction role with ACE and is participating in the transaction as a co-investor in Ace Holdings, he is not a member of the special committee. The members of the special committee are all of the members of our board of directors, except for Mr. Shipowitz.

The special committee unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of our unaffiliated shareholders and recommended to our board of directors that the merger agreement and the transactions contemplated thereby, including the merger, be approved and adopted.

ACE expressly adopts the special committee’s analyses and conclusions in its evaluation of the fairness of the merger agreement and the transactions contemplated thereby and we believe the merger to be substantively and procedurally fair to our unaffiliated shareholders.

Record Date; Quorum

The holders of record of shares of our common stock as of the close of business on August 28, 2006, which is the record date for the special meeting, are entitled to vote at the special meeting. You have one vote for each share of our common stock that you own on the record date.

As of the close of business on the record date, there were 14,039,205 shares of our common stock outstanding held by approximately 141 shareholders of record. A quorum is necessary to hold the special meeting. The presence, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on the record date will constitute a quorum for purposes of voting at the meeting. Both abstentions and broker non-votes will be counted as present for purpose of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn the meeting to solicit additional proxies.

Required Vote

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date and entitled to vote on the matter. The proposal to adjourn the meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the special meeting and entitled to vote on the matter.

Each holder of a share of our common stock is entitled to one vote per share. Failure to vote your proxy (by returning a properly executed proxy card or by following the instructions printed on the proxy card for telephone or Internet voting) or to vote in person will not count as votes cast or shares voting on the proposals. Abstentions, however, will count for the purpose of determining whether a quorum is present. If you abstain, it has the same effect as a vote “AGAINST” the adoption of the merger agreement, but will have no effect on the vote to adjourn the meeting to solicit additional proxies, which requires the vote of the holders of a majority of the shares present or represented by proxy at the special meeting and entitled to vote on the matter.

Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of our common stock, or “broker non-votes,” will be counted for the purpose of determining whether a quorum is present, but will not be counted as shares present and entitled to vote on the proposal to adjourn the meeting. Accordingly, broker non-votes will have the same effect as votes “AGAINST” adoption of the merger agreement, but will not affect the outcome of the vote to adjourn the meeting to solicit additional proxies.

Voting by Directors and Executive Officers

As of the record date, our directors and executive officers held and are entitled to vote, in the aggregate, 1,729,350 shares of our common stock, representing approximately 12.3% of the outstanding shares entitled to vote. Our directors and executive officers have informed us that they intend to vote all of their shares of our common stock, including shares that will be contributed to Ace Holdings by Mr. Shipowitz prior to the merger and shares that may be contributed to Ace Holdings by certain other members of our management prior to the merger, for the adoption of the merger agreement and for the adjournment of the meeting, if necessary, to solicit additional proxies to adopt the merger agreement.

Voting

Shareholders may vote their shares:

•	by attending the special meeting and voting their shares of our common stock;

•	by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope;

•	by using the telephone number printed on your proxy card; or

•	by using the Internet voting instructions printed on your proxy card.

All shares of our common stock represented by properly executed proxies received before the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a shareholder and returned without instructions, the shares of our common stock and represented by the proxy will be voted “FOR” the adoption of the merger agreement and “FOR” adjournment of the meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the meeting for a vote.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact The Altman Group, our proxy solicitor, toll-free at 1-800-331-7024.

Shareholders who hold their shares in “street name,” meaning in the name of a broker or other nominee who is the record holder, must either direct their broker nominee how to vote their shares in accordance with the instructions provided by such broker or other nominee or obtain a proxy from the record holder to vote their shares at the special meeting.

If you are a shareholder of record, proxy cards will be counted in the voting at the special meeting if received by the board of directors at any time before the special meeting. If you are submitting your proxy by telephone or the internet, proxies must be submitted by 1:00 a.m. Central Time on September 29, 2006, which is 7 hours prior to the scheduled start of the special meeting.

Revocability of Proxies

If you are a shareholder of record, you can revoke your proxy at any time before it is voted at the special meeting by:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to the Secretary of ACE; or

•	voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in the name of a broker or other nominee who is the record holder, you must follow the instructions of your broker or other holder of record to revoke a previously given proxy.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries and their nominees for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our stock and in obtaining voting instructions from those owners.

We have retained The Altman Group to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of approximately $8,500 plus expenses relating to the solicitation.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted in accordance with the recommendations of our board of directors.

SPECIAL FACTORS

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

The retail financial services offered at the company’s stores, and in particular, short-term consumer loans, or payday loans, have received increased scrutiny from legislators, regulators and consumer advocacy groups. On March 1, 2005, the Federal Deposit Insurance Corporation (the “FDIC”) issued revised Guidelines for Payday Lending. The Guidelines provide guidance to FDIC-regulated banks that engage in payday lending, and include a requirement that such banks develop procedures to ensure that a payday loan is not provided to any customer with payday loans outstanding from any bank for more than three months in the previous 12 months. Immediately following the FDIC announcement, there was a substantial reduction in the market price of the company’s common stock and the equity securities of other publicly traded companies with significant payday lending operations. As a result of these Guidelines for Payday Lending, the company experienced reduced revenues from payday loans in its stores in Arkansas, Texas and Pennsylvania.

Shortly thereafter, in April 2005, Jay B. Shipowitz, President and Chief Executive Officer of the company and a member of the board of directors, was approached by Bear, Stearns & Co., Inc. (“Bear Stearns”) regarding a potential acquisition of the company by a third party (“Party A”). The company entered into a confidentiality agreement in April 2005 with Party A and thereafter executed an engagement letter with Bear Stearns to act as exclusive financial advisor to the company in connection with a proposed transaction with Party A or another merger or sale of the company. After further negotiations, on May 3, 2005, Party A made an oral proposal to acquire the company in an all cash transaction for $28.50 per share, which represented approximately a 23% premium over the closing price of the company’s common stock on that date and a 13% premium over the closing price of the company’s common stock on February 28, 2005, which was the last trading day prior to the announcement of the Guidelines for Payday Lending. Representatives of Party A indicated at that time that its valuation of the company had been negatively impacted by regulatory and legal risks of the payday loan business, including the recent action by the FDIC discussed above. The parties then negotiated many of the terms of an acquisition agreement, and Party A completed extensive business and legal due diligence.

In mid-May 2005, Party A unilaterally withdrew from further negotiations of an acquisition of the company, indicating that the board of directors of Party A lacked sufficient comfort with the regulatory and legal risks of the payday loan business.

Over the course of the next several months, management of the company became aware of companies that were in the process of being sold and which were engaged in lines of business that were similar to that of the company. In those cases, the leading bidders were primarily private equity firms. Management of the company believed that the acquirors of these businesses appeared to be willing to pay purchase prices representing substantially higher valuations for the acquired businesses than had been the case for similar businesses in prior periods. As a result, the company’s management made contacts with various investment banks with which they had relationships, including Bear Stearns, to explore whether, in light of these increased valuations in recent periods, it would be an opportune time to consider a sale of the company. Mr. Shipowitz also contacted UBS, which had represented sellers in other recent transactions in similar lines of business.

In November and early December 2005, Bear Stearns contacted a number of private equity firms to ascertain whether they might have an interest in acquiring the company. Bear Stearns arranged a meeting with the private equity firm of JLL Partners, Inc., which had been a bidder in another recent transaction in this industry.

On December 14, 2005, Mr. Shipowitz met in New York City with representatives of JLL. JLL stated that they might be interested in pursuing an acquisition of the company.

Also on that date, Mr. Shipowitz met in New York City with another party (“Party B”) that had also been a bidder in the same transaction in this industry. The meeting had been arranged by Bear Stearns. Party B stated that it may be interested in pursuing an acquisition of the company. There were no further discussions with Party B after the December 14 meeting, until April 2006, as discussed below.

On January 6, 2006, the company entered into a confidentiality agreement with JLL.

On January 18, 2006, Mr. Shipowitz met in Dallas, Texas with another party (“Party C”), which also expressed an interest in pursuing an acquisition of the company. The meeting had been arranged by Bear Stearns.

On February 1, 2006, Mr. Shipowitz met again with Party C in New York City at which meeting there were further discussions regarding the possibility of an acquisition of the company. There were no further discussions with Party C after the February 1 meeting, until April 2006, as discussed below.

On February 2, 2006, Mr. Shipowitz, and other members of company senior management, met again with JLL in Dallas, Texas, at which meetings there were further discussions regarding the possibility of an acquisition of the company.

On February 23, 2006, Mr. Shipowitz met again with representatives of JLL in New York City. At that meeting, JLL’s representatives stated that they were very interested in proceeding with extensive due diligence on the company, and they requested that the company provide due diligence materials and information to JLL’s outside legal counsel, accountants, compensation consultants and industry consultants.

Based in part on the company’s experience with Party A in May 2005, the company’s management required, as a condition to commencement of company-specific due diligence, that JLL conduct an analysis of the retail financial services market, including the regulatory and legal risks of the retail financial services industry and, in particular, the payday loan products offered by the company and other companies operating in this market.

JLL then retained a third party consultant to conduct an extensive analysis of the retail financial service industry. As part of that review, the consultant met with members of company management on March 1, 2006 and on March  9, 2006 to discuss generally the company’s position in the industry, as well as management’s views of the industry.

On March 3, 2006, Mr. Shipowitz and another member of company management had a telephone call with members of another entity (“Party D”) regarding its interest in an acquisition of the company.

On March 20, 2006, JLL’s industry consultant met again with company management to discuss the preliminary results of its study. On March 27, 2006, the consultant shared with JLL its report on the retail financial services industry, which was also shared with company management.

Based on such study and JLL’s own review of the retail financial services market, on or about April 3, 2006, JLL indicated orally to Mr. Shipowitz that it was comfortable with the risks of investing in that industry, including regulatory and legal risks, and that JLL intended to make a non-binding indication of interest to acquire the company in an all cash transaction, subject to due diligence and obtaining financing. JLL indicated to Mr. Shipowitz that JLL expected that the senior management of the company, including Mr. Shipowitz, would participate as equity investors in the acquiring entity. JLL indicated to Mr. Shipowitz a preliminary valuation of approximately $27.00 per share of company common stock. JLL also informed Mr. Shipowitz that it intended to use Bear Stearns as its financial advisor and as its financing source for the acquisition.

On Tuesday, April 4, 2006, Mr. Shipowitz contacted Raymond Hemmig, the non-executive chairman of the board of directors of the company, and notified Mr. Hemmig of JLL’s oral indication of interest and its preliminary valuation. Thereafter, Mr. Hemmig, in consultation with various other board members, considered various investment banking firms to act as financial advisor to the company in connection with the proposed JLL transaction.

On Friday, April 7, 2006, the board of directors of the company held a special meeting to discuss JLL’s oral non-binding indication of interest in acquiring the company. Mr. Shipowitz was in attendance at the board meeting. Also in attendance, at the request of Mr. Hemmig, were representatives of UBS. Mr. Hemmig had previously contacted UBS regarding the possibility of UBS acting as financial advisor in connection with a possible transaction involving the company. Mr. Shipowitz described the process leading up to JLL’s non-binding indication of interest, including contacts that had occurred with JLL and Parties B, C and D in the last several months. He also described the work that JLL had performed on due diligence to date, including the fact that JLL had engaged a third-party consultant to perform an extensive study of the retail financial services industry. Although JLL’s preliminary non-binding indication of value was at $27.00 per share, the board members discussed the likelihood that JLL would be willing to increase its offer. Mr. Shipowitz, other members of management that were present, and the representatives of UBS then excused themselves from the meeting. The remainder of the board discussed the proposed process to review the JLL non-binding indication of interest. In addition, the board discussed the desirability of conducting a confidential solicitation of other potential buyers for the company.

On April 14, 2006, Party D signed a confidentiality agreement with the company, and members of company management had a meeting with Party D in Dallas, Texas regarding its interest in acquiring the company.

Also on April 14, 2006, the board of directors of the company held a special meeting at which the board continued to discuss the JLL oral non-binding indication of interest. In addition to the board, representatives of Latham & Watkins LLP, legal counsel to the company, were present at the meeting. Also in attendance, at the request of Mr. Hemmig, were representatives of Vinson & Elkins LLP. Mr. Hemmig had previously contacted Vinson & Elkins regarding the possibility of acting as independent counsel to the independent directors on the board. Due to Mr. Shipowitz’s role as a potential co-investor with JLL in its proposed acquisition of the company, and the fact that he is the company’s President and Chief Executive Officer and a member of the board, the board discussed forming a special committee of independent and disinterested directors in order to evaluate any proposed transaction by JLL, as well as to evaluate other strategic alternatives for the company. The board approved the formation of the special committee, which was composed of all of the members of the board of directors of the company, with the exception of Mr. Shipowitz. Each member of the special committee was determined to be an independent (as defined under Nasdaq Marketplace Rules) and disinterested director.

The special committee was granted the exclusive authority to review and negotiate the terms of any proposal from JLL, and the exclusive authority to develop and evaluate any potential alternatives to a JLL proposal, including a business combination, a recapitalization, a sale of assets or securities, or any other extraordinary transaction involving the company. The special committee was also authorized to engage its own advisors and legal counsel. The board of directors also resolved that the board would not authorize the JLL proposal or any potential alternative transaction without the prior favorable recommendation of the special committee.

After the conclusion of the board meeting, the special committee convened a meeting. Representatives of Latham & Watkins and Vinson & Elkins were also in attendance. The special committee discussed retention of independent counsel and advisors. After discussion of the independence and qualifications of UBS and Vinson & Elkins, the special committee resolved to engage UBS as the special committee’s exclusive financial advisor, and Vinson & Elkins as its legal counsel. The special committee then selected Mr. Hemmig to act as the chairman of the special committee, and it also selected Mr. Hemmig, Marshall Payne and Joseph Haggar, directors of the company, to act as an informal working group.

On April 14, 2006, the company began making available to JLL and its advisors extensive business, legal, and financial due diligence materials regarding the company. From that point forward until the execution of the merger agreement on June 6, 2006, JLL continued to conduct extensive due diligence on the company.

From April 18, 2006 to April 20, 2006, representatives from JLL and its financial advisor met in Dallas, Texas with the management of the company to discuss certain business and financial information relating to the company. Thereafter, through the execution of the merger agreement on June 6, 2006, representatives of JLL had frequent discussions with members of company management regarding the company’s business and financial information.

On April 24, 2006, JLL submitted to the board of the company a written non-binding proposal to acquire all of the outstanding shares of company common stock for a price of $28.00 per share in cash. JLL also indicated in its letter that it intended to offer Mr. Shipowitz and senior members of the management team the opportunity to invest in the transaction, either through rollover of existing equity or through cash investments.

JLL’s April 24 proposal indicated that the transaction would be financed through equity from an affiliate of JLL, as well as debt financing to be arranged by Bear Stearns. JLL’s proposal was conditioned upon completion of confirmatory due diligence, which JLL stated could be concluded in 14 days.

JLL also transmitted a draft of a merger agreement indicating details of the proposed terms of the transaction. Under the draft merger agreement, JLL’s obligations were contingent on receipt of financing. Also, JLL proposed that the company could not solicit alternative acquisition proposals unless certain criteria were met, and that JLL would receive a $20 million termination fee if the company terminated the merger agreement in order to enter into an agreement for a superior acquisition proposal.

At a meeting of the special committee on April 27, 2006, the special committee reviewed and discussed the terms of JLL’s April 24 proposal. The special committee and its financial advisor also reviewed with Mr. Shipowitz a list of potential strategic and financial buyers for the company. Mr. Shipowitz then excused himself from the meeting. After further discussion, the special committee directed UBS to commence a confidential solicitation of interest from qualified and potentially interested parties, which would include both strategic and financial buyers. Also at such meeting, the representatives from Vinson & Elkins then provided the special committee with an overview of the directors’ fiduciary duties in evaluating a transaction such as the one proposed by JLL.

Shortly thereafter, the company entered into a confidentiality agreement with another entity (“Party E”), which was one of the potential purchasers previously contacted by UBS at the direction of the special committee.

Over the course of the next several weeks, through June 6, 2006, approximately 22 parties were contacted, including Party B and Party C. Ten parties entered into confidentiality agreements with the company and received confidential evaluation materials concerning the company. These ten parties were notified that they should submit preliminary indications of interest to acquire the company by no later than on or about May 12, 2006.

On May 3, 2006, JLL sent the special committee a letter stating that JLL had completed its confirmatory due diligence and had made significant progress in finalizing the commitment letter with Bear Stearns with respect to the debt financing for the proposed transaction, and such commitment letter would be sent to the special committee the following day.

The special committee held a meeting on May 3, 2006, at which the special committee discussed the status of the process of soliciting indications of interest to acquire the company. In addition, representatives from Vinson & Elkins discussed the fiduciary duties of the members of the special committee in reviewing the JLL proposal and any other proposals that might be received.

On May 4, 2006, JLL provided a letter to the special committee stating that JLL had completed its due diligence investigation of the company and was prepared to move forward expeditiously to negotiate an acquisition agreement with the company. JLL’s letter also included a draft of the commitment letters from Bear Stearns regarding the debt financing for the proposed transaction.

On May 10, 2006, the special committee held a meeting. At that meeting, representatives of Latham & Watkins, counsel to the company, and Vinson & Elkins, counsel to the special committee, summarized the key terms of the draft merger agreement proposed by JLL and its counsel on April 24. In particular, they noted that JLL’s obligations under the merger agreement were conditioned on the receipt of financing and upon the receipt of a rollover of equity by management, and provided for a termination fee of $20 million, payable by the company in the event that the company terminated the merger agreement in order to enter into an agreement for a superior alternative transaction. The special committee authorized UBS to contact JLL and propose that the transaction price be increased by JLL from $28.00 to $32.00 per share, that the financing condition and the equity rollover condition be removed, and that the termination fee be significantly reduced. This proposal was subsequently relayed to JLL by UBS in accordance with the special committee’s instructions. Also at that meeting, the special committee authorized counsel to provide detailed comments to JLL on the draft merger agreement. The special committee also discussed the current status of contacts with other potentially interested parties.

On May 11, 2006, counsel to the company and to the special committee, transmitted to Skadden, Arps, Slate, Meagher & Flom LLP, counsel to JLL (“Skadden”), comments on the draft merger agreement. Among other things, the comments proposed that the financing condition be removed, and that the termination fee be reduced. Over the course of the next several weeks, the parties and their counsel continued to discuss and negotiate the draft merger agreement.

In discussions with Party E, Party E had indicated that a factor in their review of making an acquisition proposal was their desire for Mr. Shipowitz to remain as a member of senior management of the combined company. A meeting was therefore subsequently arranged between Mr. Shipowitz and a representative of Party E. At this meeting, they discussed generally the possibility of an acquisition of the company, including possible revenue and costs synergies. In addition, they discussed the possibility that Mr. Shipowitz remain as a member of senior management of the combined company.

On or about May 15, 2006, representatives of JLL contacted representatives of UBS and indicated orally that JLL would be willing to increase its proposed purchase price to $29.00 per share, subject to completion of satisfactory documentation of the transaction and finalization of financing arrangements.

On May 15, 2006, Party E submitted a written non-binding indication of interest to acquire the company at a valuation range between $30.00 and $33.00 per share, payable in cash. Party E stated that it had available cash and liquidity sufficient to finance the acquisition. The non-binding indication of interest was expressly conditioned upon the receipt of acquisition debt financing, as well as “receipt of employment and non-compete agreements as needed.” It was also conditioned upon completion of due diligence.

Also on May 15, 2006, another entity (“Party F”) (which also had been contacted by UBS at the direction of the special committee and which had previously executed a confidentiality agreement with the company on May 10, 2006) also submitted a written proposal to acquire the company at a valuation range of $29.00 to $31.50 per share in cash. Party F stated that it had had preliminary conversations with financing sources, but did not provide any details about its financing plan. The proposal was conditioned upon completion of due diligence.

On May 16, 2006, the special committee held a meeting. The special committee discussed and approved a retention bonus plan for employees (other than senior management) at an estimated cost to the company of approximately $1 million. UBS discussed with the special committee financial aspects of a potential cash sale of the company, as well as potential strategic alternatives. Representatives of Latham & Watkins then summarized the status of negotiations with JLL on the draft merger agreement. UBS also reviewed with the special committee the overall process conducted to date, and the indications of interest that had been received the previous day from Party E and Party F. The special committee directed that discussions and detailed due diligence proceed expeditiously with Party E and Party F. The special committee also directed UBS to communicate to JLL that its current proposed purchase price of $29.00 per share was unacceptable to the special committee. After this meeting, this position was relayed to JLL by UBS in accordance with the special committee’s instructions.

As part of its due diligence of the company, Party F requested a meeting or conference call with the management of the company. On May 17, 2006, Party F had a teleconference with Mr. Shipowitz to discuss the company’s business and financial condition. UBS also was present on this teleconference. Thereafter, Party F scheduled an in-person meeting in Dallas with Mr. Shipowitz and other members of senior management of the company. Later, however, Party F cancelled the meeting. On about May 30, 2006, Party F indicated to UBS that it would not pursue an acquisition of the company.

On or about May 22, 2006, JLL contacted representatives of UBS and orally stated that JLL would be willing to increase its offer price to $30.00 per share, but that such revised offer would only be available for a limited period.

On May 24, 2006, the special committee held a meeting, at which the special committee reviewed the status of discussions with JLL, as well as with Party E and Party F. The special committee authorized counsel to transmit to Party E and Party F a draft merger agreement, which was substantially in the form that had been negotiated to that date with JLL. The special committee instructed UBS to schedule a meeting with JLL on June 2, 2006 to continue to negotiate the terms of the merger agreement, including the proposed purchase price. In the meantime, the special committee instructed UBS to continue to work with Party E and Party F with a view to obtaining firm proposals from each of them in advance of the June 2, 2006 meeting with JLL. The special committee also discussed with counsel the current status of negotiations with JLL on the merger agreement terms, including the concepts of “material adverse change” as it relates to industrywide change in laws and regulations affecting the industry, the timing of regulatory approvals for the transaction, the covenants in the draft merger agreement regarding a termination fee payable to the company in the event that JLL terminates the merger agreement due to failure to obtain financing, and the provisions prohibiting the company from soliciting competing acquisition proposals.

On May 25, 2006, counsel to the company and to the special committee forwarded additional comments on the draft merger agreement to JLL’s counsel. Among other things, the draft included a provision expressly permitting the company to solicit competing offers to acquire the company for 60 days following execution of a merger agreement with JLL. The draft also provided that, if a superior competing proposal were accepted during that 60-day period, there would be a reduced termination fee payable to JLL. In the case of termination following that 60-day period, there would be a higher termination fee payable. No termination fee amounts were proposed.

On May 26, 2006, JLL submitted to the company a letter which included a “final” acquisition proposal at a per share price of $30.00 in cash. The letter stated that the proposal would remain open until the close of business on June  6, 2006.

On May 30, 2006, Mr. Shipowitz and other members of company management met with representatives of Party E and its financial advisor and auditors. Also present at the meeting was the special committee’s financial advisor. The parties engaged in detailed discussions regarding the company’s business plan and its sales forecasts, as well as other aspects of the company’s business and operations. From that meeting through June 5, 2006, representatives of Party E engaged in an extensive due diligence process, involving requests for a substantial amount of additional financial, business and accounting information, which company management provided.

Also on May 30, 2006, another entity (“Party G”) (which was one of the parties contacted at the direction of the special committee and which had executed a confidentiality agreement with the company on May 12, 2006), submitted a written preliminary non-binding indication of interest to acquire the company at $32.50 per share or greater. The non-binding indication of interest failed to include details as to the proposal such as the proposed form of merger consideration (cash or equity securities), the financing of the cash portion of the merger consideration, and the timeline and conditions to closing (including whether shareholder approval by Party G would be required).

On May 31, 2006, the special committee held a meeting. At that meeting, the special committee reviewed the status of discussions with the interested parties, including the expectation that Party E would be providing a more firm valuation proposal by the close of business on June 1, 2006, and that a negotiating session was scheduled between JLL and company management for the following day. The special committee directed UBS to follow up with Party G to determine whether, in light of the vague nature of the non-binding indication of interest, Party G was a serious and credible bidder. Counsel to the company and to the special committee also updated the special committee on the status of merger agreement negotiations with JLL.

On June 2, 2006, a meeting was held in Dallas, Texas. In attendance were Mr. Hemmig, chairman of the board of the company and the special committee, representatives from Vinson & Elkins, Latham & Watkins, UBS, JLL, Skadden and members of company management, including Mr. Shipowitz. At this meeting, Mr. Hemmig and representatives of JLL discussed the key terms of the merger agreement, including price. Mr. Hemmig asked JLL to increase its offer to acquire the shares, from $30.00 to $32.00 per share. JLL declined to do so, stating that $30 per share was JLL’s best and final price. After discussion, Mr. Hemmig told JLL that he would convey JLL’s proposal to the special committee, but that he had no assurance that it would be acceptable to the special committee. Also at this meeting, the parties discussed other terms of the merger agreement. JLL agreed that the merger agreement would permit the company to solicit competing acquisition proposals during the first 21 days after execution of the merger agreement, and if the merger agreement is terminated during that 21-day period to accept a superior proposal, the company would pay a reduced termination fee in the amount of $10 million. If the merger agreement were terminated after the initial 21-day period, the termination fee would be increased to $15 million. Subsequently, JLL agreed that these time periods would be 30 days rather than 21 days, to give the special committee more time to solicit competing proposals.

After conclusion of the negotiations that day, the special committee held a meeting to discuss the negotiations that day with JLL and related matters. The special committee discussed the fact that, although Party E had been conducting significant due diligence, it had failed to make a revised proposal to acquire the company on June 1, 2006, as had been expected. Given that JLL had previously stated that its latest proposal of $30.00 per share was its best and final offer, and that its proposal remained open until June 6, 2006, the special committee scheduled its next meeting for the afternoon of June 6, 2006.

On June 5, 2006, Party E informed the special committee’s financial advisor that, after conducting further due diligence on the company, it had determined not to make an offer to acquire the company. Party E’s principal issue was the valuation of the company and its views about the ability of the company to grow the revenues from payday lending.

On June 5, 2006, JLL and the company executed a confidentiality agreement, which superseded the confidentiality agreement that the parties had executed on January 6, 2006. This amendment added a standstill provision to the confidentiality agreement, to be consistent with the confidentiality agreements executed with the other participants in the solicitation of interest process.

On June 6, 2006, the special committee held a meeting. Present in person or by telephone were all of the members of the special committee, representatives of counsel to the special committee and to the company (Vinson  & Elkins and Latham & Watkins, respectively), and the special committee’s financial advisor, UBS. Also present for a portion of the meeting were members of management of the company, including Mr. Shipowitz. Mr. Hemmig stated that, immediately prior to the meeting, he had contacted representatives of JLL to determine whether JLL was able to increase its price from $30.00 per share, and JLL responded that it would not. A representative of Latham & Watkins reviewed the key terms of the merger agreement. At this point, Mr. Shipowitz and the other members of management excused themselves from the meeting.

The special committee then discussed the status of discussions with all parties. They noted that Party E, after extensive due diligence on the company, had ultimately determined not to make an offer to acquire the company. Also, after several requests for additional information regarding its May 30 indication of interest, Party G had not provided further information that had been requested. Representatives of Vinson & Elkins again reviewed with the special committee the duties of directors of the company in connection with a transaction such as the one under consideration with JLL.

Also at this meeting, UBS reviewed with the special committee UBS’ financial analysis of the merger consideration, which analysis is summarized below under the heading “Opinion of the Special Committee’s Financial Advisor,” and delivered to the special committee an oral opinion, which opinion was confirmed by delivery of a written opinion dated June 6, 2006, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the merger consideration to be received by the holders of ACE common stock (other than management participants) was fair, from a financial point of view, to such holders.

Following a discussion of numerous factors considered by the special committee, the special committee unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the company’s unaffiliated shareholders and recommended to the board of directors of the company that the merger agreement and the transactions contemplated thereby, including the merger, be approved and adopted. In addition, the special committee discussed the desirability, as permitted under the merger agreement, of conducting a solicitation of potential buyers for the company during the 30-day period after execution of the merger agreement with JLL, and directed UBS to solicit acquisition proposals from potentially interested parties in addition to the company’s disclosing its ability to do so in its press release announcing the transaction.

The special committee meeting was then adjourned, at which time a meeting of the board of directors was called to order. All members of the board of directors were present (including Mr. Shipowitz). Based on the recommendation of the special committee, and other factors considered by the board, the board of directors (with one director, Mr. Shipowitz, abstaining) (1) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the company’s unaffiliated shareholders, (2) approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and (3) recommended that the shareholders of the company vote for the approval of the merger agreement. Mr. Shipowitz abstained from voting on the resolution, in light of his proposed co-investment with JLL in the proposed acquisition of the company.

Following the meetings of the special committee and the board of directors, the parties finalized and thereafter executed the merger agreement. JLL also delivered to the special committee the executed commitment letter from Bear Stearns with respect to the debt financing for the proposed transaction and JLL Partners Fund V, L.P. executed and delivered to the special committee a commitment letter with respect to the equity financing for the transaction. Before the opening of trading of the company common stock on June 7, 2006, the company issued a press release announcing the execution of the merger agreement with JLL. The press release specifically noted that, under the merger agreement, the company could continue for a period of 30 days thereafter to solicit acquisition proposals for the company from third parties.

Over the course of the next several weeks, in accordance with the special committee’s instructions, UBS had contact with approximately 11 parties and solicited their interest in making an acquisition proposal for the company. These parties included Parties E, F and G, each of which had been contacted prior to execution of the merger agreement on June 6, 2006. Party A, which had held acquisition discussions with the company in May 2005, as discussed above, also was contacted. None of Parties A, E, F or G chose to participate in any further review of an acquisition of the company.

Seven other parties, none of which had been contacted prior to June 6, 2006, also were contacted during this solicitation period. Of these seven, three parties (including Parties H and I, described below) entered into confidentiality agreements with the company and received confidential evaluation materials concerning the company.

On or about June 9, 2006, another party (“Party H”) contacted Mr. Hemmig and expressed interest in making a proposal to acquire the company. On June 12, 2006, Party H submitted a letter to Mr. Hemmig stating that it intended to submit a formal proposal to acquire the company.

On June 23, 2006, Party H submitted a written non-binding letter to acquire the company for cash at a price of $33.00 per share. The letter was conditioned on additional due diligence. Party H provided a “highly confident” letter from its financial advisor regarding the financial advisor’s ability to place the debt portion of the financing, including a senior credit facility and senior subordinated debt securities. Party H also indicated that it would fund the balance of the purchase price from the proceeds of a private placement of equity securities, and available cash.

Also on June 23, 2006, another party (“Party I”) submitted a written preliminary non-binding indication of interest to acquire the company at an initial estimated price of $33.00 per share. The transaction consideration was proposed to be payable in an unspecified combination of cash and stock of Party I. Party I stated that it had available cash and credit facilities sufficient to finance the cash portion of the acquisition. The indication of interest was conditioned upon completion of due diligence.

At the special committee’s direction, the special committee’s financial advisor held discussions with Parties H and I to understand better the nature of their indications of interest. On or about June 23, 2006, Parties H and I were provided access to additional written due diligence materials regarding the company. Parties H and I also conducted telephonic (and, in the case of Party H, in-person) due diligence with members of senior management of the company, through July 6, 2006.

On June 26, 2006 and again on June 30, 2006, the special committee held meetings at which the indications of interest from Parties H and I were discussed. The special committee also discussed the other parties that had been contacted, and the current status of those contacts.

On July 6, 2006, Party I indicated that it had no further interest at that time in pursuing an acquisition of the company.

Commencing on July 7, 2006, the company is generally prohibited under the terms of the merger agreement with Ace Holdings from soliciting, initiating, encouraging or negotiating any alternative acquisition proposal, or providing non-public information to any person, except that the company can negotiate with and provide non-public information to any person if the company receives a bona fide “superior proposal” (as defined in the merger agreement) or the company receives an “acquisition proposal” (as defined) that the company’s board of directors, acting through the special committee, concludes in good faith (after consultation with its legal and financial advisors) would reasonably be expected to result in a superior proposal.

Since July 7, 2006, the company has not been contacted by Party H, Party I or any other party regarding the possible acquisition of the company. There can be no assurance that any party will make an acquisition proposal for the company, or that any such proposal would be determined to either be a superior proposal, or be a proposal which would reasonably be expected to result in a superior proposal.

Recommendation of the Board of Directors; Fairness of the Merger

The board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of our unaffiliated shareholders, has approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and recommends that you vote “FOR” the approval of the merger agreement. The foregoing actions were approved by the unanimous affirmative vote of the board of directors other than Mr. Jay B. Shipowitz, who abstained from voting in the meeting on June 6, 2006 to approve the merger agreement in light of his interests in the transactions contemplated thereby. The recommendation of the board of directors is based, in part, upon the unanimous recommendation of the special committee of the board of directors.

The special committee is a committee of our board of directors that was formed in April 2006 for the purpose of reviewing, evaluating and, as appropriate, negotiating a possible transaction relating to the sale of ACE. The special committee is comprised of eight independent (as defined under Nasdaq Marketplace Rules) and disinterested directors. Because Mr. Shipowitz will accept a post-transaction role with ACE and is participating in the transaction as a co-investor in Ace Holdings, he is not a member of the special committee. The members of the special committee are all of the members of our board of directors, except for Mr. Shipowitz.

The special committee unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of our unaffiliated shareholders and recommended to our board of directors that the merger agreement and the transactions contemplated thereby, including the merger, be approved and adopted.

In the course of reaching its recommendation and determination as to fairness, the special committee reviewed a significant amount of information and considered both substantive and procedural factors.

Substantive Factors

In evaluating the merger, the special committee considered a number of substantive factors and potential benefits of the merger, including those discussed below, each of which it believed supported its decision:

•	the current and historical market prices of the company’s common stock and the fact that the $30.00 per share to be paid for each share of common stock in the merger represents a premium to those historical trading prices, a premium of 15.4% to the closing price on June 5, 2006, the last trading day before the company signed the merger agreement, a premium of 12.2% to the average closing price for the 30 trading days ended June 5, 2006, a premium of 17.1% to the average closing price for the 90 trading days ended June 5, 2006, a premium of 9.3% to the 52-week high closing price for the 12-month period ended June 5, 2006, a premium of 58.2% to the 52-week low closing price for the 12-month period ended June 5, 2006, and a premium of 13% to the closing price of the company’s common stock on February 28, 2005, which was the last trading day prior to the announcement of the Guidelines for Payday Lending;

•	the fact that the $30.00 per share to be paid for each share of common stock in the merger was higher than the $27.00 per share sold by the company in its last underwritten common stock offering, completed in April 2004;

•	the special committee’s belief that the company’s common stock trades at a discount to its check cashing/payday lending peers which discount was likely to continue for at least the near term;

•	the special committee’s concern that future adverse changes in law or the regulatory environment could adversely affect the company’s business;

•	the possible alternatives to the sale of the company, including continuing to operate the company on a stand-alone, independent basis, pursuing strategic acquisitions, engaging in a leveraged recapitalization or pursuing a leveraged growth strategy, and the risks associated with such alternatives, each of which the special committee determined not to pursue in light of its belief that the merger was more favorable to the shareholders than any other alternative reasonably available to the company and its shareholders;

•	the third party solicitation process conducted by the company over an approximately six-week period, with the assistance of UBS, which involved confidential inquiries to 22 parties to determine their potential interest in a business combination transaction, the execution of confidentiality agreements and the delivery of corporate and financial information to ten parties, and the absence of any definitive proposals to acquire the company other than the JLL offer;

•	the fact that the merger agreement permitted the company to solicit alternative proposals to acquire the company from other parties for a period of 30 days, and the press release announcing the merger agreement disclosed that the company had this right;

•	the fact that the final $30.00 per share price proposed by JLL represented an increase of $3.00 per share over the initial price orally indicated by JLL;

•	the fact that the merger consideration is all cash, so that the transaction will allow the company’s shareholders to immediately realize what the special committee believes is a fair value, in cash, for their investment and will provide such shareholders certainty of value for their shares;

•	the special committee’s belief that (i) a sale of the company would provide an efficient alternative for value realization for the company’s shareholders, (ii) the potential premium to be realized by the company’s shareholders in a sale of the company could bring the company’s valuation closer to its peer group and (iii) a sale of the company eliminated the need for the company to focus on short term earnings targets to maintain its valuation;

•	the financial presentation of UBS, including its opinion, dated June 6, 2006, to the special committee as to the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be received by the holders of ACE common stock, (other than management participants) as more fully described below under “Special Factors — Opinion of the Special Committee’s Financial Advisor;”

•	the financial and other terms and conditions of the merger agreement as reviewed by the special committee with its legal and financial advisors and the fact that they were the product of arm’s-length negotiations between the parties;

•	the terms of the merger agreement, including without limitation:

•	the limited number and nature of the conditions to Ace Holdings’ obligation to consummate the merger and the limited risk of non-satisfaction of such conditions, including that for purposes of the merger agreement the condition regarding the accuracy of the company’s representations and warranties will be deemed, for most of the representations and warranties made by the company, satisfied as long as any inaccuracies, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect with respect to the company;

•	the provisions of the merger agreement that allow the special committee, under certain limited circumstances, to withdraw, modify or change its recommendation that the company’s shareholders vote in favor of the approval and adoption of the merger agreement if the special committee concludes in good faith (after consultation with its legal advisors) that the failure to do so would be inconsistent with its fiduciary duties under applicable law;

•	the provisions of the merger agreement that allow the company (1) to solicit and encourage an acquisition proposal from any third party and furnish information and conduct discussions and negotiations with third parties until July 6, 2006 if the company keeps Ace Holdings reasonably informed of the status of any such discussions or negotiations and provides Ace Holdings copies of any material, non-public information provided to any such third party and not previously provided to Ace Holdings and (2) to furnish information to and conduct negotiations with third parties after July 6, 2006 if, prior to the adoption of the merger agreement by the company’s shareholders, the company receives an acquisition proposal that was not solicited in violation of the merger agreement and is a financially superior proposal or the special committee concludes in good faith (after consultation with its legal and financial advisors) would reasonably be expected to result in a financially superior proposal;

•	the provisions of the merger agreement that allow the company to terminate the merger agreement in order to accept a financially superior proposal (subject to certain conditions contained in the merger agreement and paying Ace Holdings a termination fee of $10 million if the merger agreement is terminated on or before July 6, 2006 or $15 million if the merger agreement is terminated thereafter);

•	that the merger agreement provides reasonable certainty of consummation, because it includes limited conditions to Ace Holdings’ and Merger Sub’s obligations to complete the merger;

•	the conclusion of the special committee that the termination fee of either $10 million or $15 million, payable in the event that the merger agreement is terminated under certain circumstances, and the circumstances when such fee is payable, were reasonable in light of the benefits of the merger, the third party solicitation process conducted on behalf of the special committee and customary levels for termination fees; and

•	the obligation of Ace Holdings to pay the company a $15 million termination fee if the company terminates the merger agreement as a result of Ace Holdings’ or Merger Sub’s failure to fund the merger consideration if all of the conditions to the merger are satisfied on or prior to the termination date or capable of then being satisfied.

•	the fact that the merger agreement is not subject to any financing condition and the fact that Ace Holdings’ equity and debt financing arrangements for the transaction provide for sufficient funds to complete the merger and the conditions to the availability of such funds are considered limited and reasonable in nature; and

•	the availability of appraisal rights to holders of the common stock who comply with all of the required procedures under Texas law, which allows such holders to seek appraisal of the fair value of their shares.

Other factors, such as liquidation value, net book value and the pricing of prior stock purchases were not taken into consideration by the special committee in determining the fairness of the transaction to unaffiliated shareholders because the special committee did not believe them to be particularly relevant given the circumstances and background of the transaction.

The special committee also considered and balanced against the potential benefits of the merger the following potentially adverse factors concerning the merger:

•	the risk that the merger might not be completed in a timely manner or at all, including the risk that the merger will not occur if the financing contemplated by the debt commitment letter is not obtained;

•	the interests of the company’s executive officers, one of whom is also a member of the company’s board of directors, in the merger (see “Special Factors — Interests of Certain Persons in the Merger; Potential Conflicts of Interest”);

•	the fact that the company will no longer exist as an independent, publicly traded company, and the fact that the company’s shareholders will not participate in any future earnings or growth of the company and will not benefit from any further appreciation in the value of the company;

•	the fact that the company was entering into a merger agreement with newly formed entities with essentially no assets and, accordingly, that the company’s recourse for a failure by Ace Holdings or Merger Sub to close or for a breach of the merger agreement is to seek recovery pursuant to a letter agreement whereby the company may seek payment from JLL Partners Fund V, L.P., a private investment fund sponsored by JLL, of the termination fee payable by Ace Holdings if the company terminates the merger agreement as a result of Ace Holdings’ or Merger Sub’s failure to fund the merger consideration at the closing of the merger and damages with respect to any fraud or intentional breach of the merger agreement by Ace Holdings or Merger Sub;

•	the restrictions on the conduct of the company’s business prior to completion of the merger, requiring the company to conduct its business only in the ordinary course, subject to specific limitations or Ace Holdings’ or Merger Sub’s consent, which may delay or prevent the company from undertaking business opportunities that may arise pending completion of the merger;

•	the fact that the merger consideration consists of cash and will, therefore, be taxable to the company’s shareholders for U.S. federal income tax purposes;

•	the restrictions on the company’s ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the company and the requirement that the company pay Ace Holdings a termination fee of $10 million if the merger agreement is terminated on or before July 6, 2006 or $15 million if the merger agreement is terminated thereafter in order for the board of directors to accept a financially superior proposal;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger; and

•	the possibility of management and employee disruption associated with the merger and the potential effect on the company’s business and customer relationships.

Procedural Factors

The special committee also considered a number of factors relating to the procedural safeguards involved in the negotiation of the merger, including those discussed below, each of which it believed supported its decision and provided assurance of fairness of the merger to the unaffiliated shareholders.

•	the fact that the board of directors appointed the special committee:

•	which consisted entirely of directors who are not officers of the company and each of which the board of directors has determined, after considering the relevant facts and circumstances, is an “independent director” under the criteria of the Nasdaq Stock Market and had no conflicts with respect to any proposed transaction, including the merger;

•	which consisted entirely of directors with no financial interest in the proposed merger that are different from the company’s shareholders generally other than for the fact that (1) the chairman of the special committee has a consulting agreement providing for certain payments once he is no longer chairman of the board of the company and (2) the members of the special committee hold unvested stock options, which will be accelerated and “cashed out” as part of the merger in the same manner as vested stock options, and will be entitled to indemnification and officer and director liability insurance coverage under the terms of the merger agreement (see “Special Factors — Interests of Certain Persons in the Merger; Potential Conflicts of Interest”);

•	which was given exclusive authority to, among other things, consider the strategic alternatives for the company and negotiate and evaluate the terms of any proposed transaction, including the merger;

•	which retained its own legal and financial advisors with experience in transactions similar to the merger to assist the special committee in the negotiations with JLL; and

•	which at all relevant times constituted a majority of the entire board of directors;

•	the fact that the merger consideration of $30.00 per share and the other terms and conditions of the merger agreement resulted from extensive negotiations between JLL and its advisors and the special committee and its advisors; and

•	the requirement that the merger agreement be adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of the company’s common stock entitled to vote thereon.

After considering these factors, the special committee concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the special committee did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the factors considered in reaching their determination. However, individual members of the special committee may have assigned different weights to various factors. The determination of the special committee was made after consideration of all of the factors together.

The board of directors recommends that you vote “FOR” the adoption of the merger agreement.

Position of ACE as to Fairness

ACE believes the merger is substantively and procedurally fair to our unaffiliated shareholders. We expressly adopt the analyses and conclusions of the special committee of the board of directors in its evaluation of the fairness of the merger agreement and the transactions contemplated thereby and have relied on these analyses in making our fairness determination.

Opinion of the Special Committee’s Financial Advisor

On June 6, 2006, at a meeting of the special committee held to evaluate the proposed merger, UBS delivered to the special committee an oral opinion, confirmed by delivery of a written opinion, dated June 6, 2006, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the merger consideration to be received by holders of ACE common stock (other than management participants) was fair, from a financial point of view, to such holders.

The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Annex B and is incorporated into this proxy statement by reference. UBS’ opinion is directed only to the fairness, from a financial point of view, of the merger consideration to be received by holders of ACE common stock (other than management participants) and does not address any other aspect of the merger. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to ACE or ACE’s underlying business decision to effect the merger. The opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger. Holders of ACE common stock are encouraged to read this opinion carefully in its entirety. The summary of UBS’ opinion described below is qualified in its entirety by reference to the full text of its opinion.

In arriving at its opinion, UBS:

•	reviewed publicly available business and financial information relating to ACE, including publicly available financial forecasts;

•	reviewed internal financial information and other data relating to ACE’s businesses and financial prospects that were provided to UBS by ACE’s management and not publicly available, including financial forecasts and estimates prepared by ACE’s management;

•	conducted discussions with members of ACE’s senior management concerning ACE’s businesses and financial prospects;

•	reviewed publicly available financial and stock market data with respect to other companies UBS believed to be generally relevant;

•	reviewed the publicly available financial terms of other transactions in the alternative lending industry;

•	reviewed current and historical market prices of ACE common stock;

•	reviewed the merger agreement; and

•	conducted other financial studies, analyses and investigations, and considered other information, as UBS deemed necessary or appropriate.

In connection with its review, with the special committee’s consent, UBS did not assume any responsibility for independent verification of any of the information provided to or reviewed by UBS for the purpose of its opinion and, with the special committee’s consent, relied on that information being complete and accurate in all material respects. In addition, with the special committee’s consent, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of ACE, and was not furnished with any evaluation or appraisal. With respect to the financial forecasts and estimates prepared by ACE’s management, UBS assumed, at the special committee’s direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of ACE’s management as to the future performance of ACE. UBS is not an expert in the evaluation of loan portfolios or allowances for losses with respect to loan portfolios, was not requested to conduct, and did not conduct, a review of individual credit files, and was advised by ACE’s management, and therefore assumed, that allowances for ACE were, in the aggregate, adequate to cover such losses. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and information made available to UBS as of, the date of its opinion.

At the special committee’s request, UBS contacted selected third parties to solicit indications of interest in a possible business combination with ACE and held discussions with certain of these parties prior to the date of UBS’ opinion. At the special committee’s direction, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the merger consideration to the extent expressly specified in UBS’ opinion, of the merger agreement or the form of the merger. In rendering its opinion, UBS assumed, with the special committee’s consent, that ACE, Ace Holdings and Merger Sub would comply with all material terms of the merger agreement and that the merger would be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition of the merger agreement. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on ACE or the merger. Except as described above, the special committee imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.

In connection with rendering its opinion to the special committee, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analysis summarized below, no company used as a comparison is identical or directly comparable to ACE. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies concerned.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. None of the analyses performed by UBS was assigned greater significance or reliance by UBS than any other. UBS arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion.

The estimates of the future performance of ACE provided by ACE’s management or derived from public sources in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of ACE. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

The merger consideration was determined through negotiation between the special committee, ACE and Ace Holdings and the decision to enter into the merger was solely that of the special committee and ACE’s board of directors. UBS’ opinion and financial analyses were only one of many factors considered by the special committee in its evaluation of the merger and should not be viewed as determinative of the views of the special committee, ACE’s board of directors or management with respect to the merger or the merger consideration.

Copies of UBS’ written presentations to the special committee have been attached as Exhibits (c)(2) and (c)(3) to the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed by us, Ace Holdings, Acquisition Corp., Merger Sub and Mr. Shipowitz with the SEC and will be available for inspection and copying at ACE’s principal executive offices during regular business hours by any interested shareholder or representative of any interested shareholder who has been so designated in writing and may be inspected and copied at the office of, and obtained by mail from, the SEC.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with the special committee in connection with its opinion relating to the proposed merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Selected Companies Analysis

UBS compared selected financial and stock market data of ACE with corresponding data, to the extent publicly available, of the following six publicly traded companies in the alternative lending industry, three of which were primarily engaged in payday lending and check cashing, referred to below as “payday lenders/check cashers,” and three of which were primarily engaged in pawn broking, referred to below as “pawn brokers:”

Payday Lenders/Check Cashers	Pawn Brokers

• Advance America, Cash Advance Centers, Inc.	• Cash America International, Inc.
• Dollar Financial Corp.	• EZCORP, Inc.
• QC Holdings, Inc.	• First Cash Financial Services, Inc.

UBS reviewed, among other things, enterprise values of the selected companies, calculated as equity market value based on closing stock prices on June 5, 2006, plus debt (assuming no excess cash), as a multiple of estimated earnings before interest, taxes, depreciation and amortization, commonly known as EBITDA, for the 12 months ending June 30, 2006 and June 30, 2007. UBS also reviewed closing stock prices of the selected companies on June 5, 2006 as a multiple of earnings per share, commonly known as EPS, for the 12 months ending June 30, 2006 and June 30, 2007. UBS then compared the multiples derived for the selected companies, with particular focus on the multiples derived from the payday lenders/check cashers given that ACE is primarily engaged in payday lending and check cashing, with corresponding multiples implied for ACE based both on the closing price of ACE common shares on June 5, 2006 and the merger consideration. Financial data of the selected companies were based on median publicly available research analysts’ estimates as compiled by the Institutional Brokers’ Estimate System, referred to as I/B/E/S median estimates, public filings and other publicly available information, adjusted to reflect a fiscal year-end of June 30. Estimated financial data of ACE were based both on internal forecasts prepared by ACE’s management, referred to below as “management forecasts,” and I/B/E/S median estimates. This analysis indicated the following implied high, median and low multiples for the selected companies, as compared to corresponding multiples implied for ACE based both on the closing price of ACE common stock on June 5, 2006 and the merger consideration:

	Implied Multiples for						Implied Multiples for ACE				Implied Multiples for ACE
	Payday Lenders/Check						Based on Closing Stock				Based on Merger
	Cashers						Price on June 5, 2006				Consideration
									I/B/E/S				I/B/E/S
							Management		Median		Management		Median
	High		Median		Low		Forecasts		Estimates		Forecasts		Estimates

Enterprise Value as Multiple of EBITDA:
2006E	8.8	x	8.5	x	8.1	x	7.4	x	7.4	x	8.6	x	8.6x
2007E	7.1	x	6.9	x	6.7	x	6.1	x	5.9	x	7.1	x	6.8x
Closing Stock Price as Multiple of EPS:
2006E	17.8	x	16.3	x	14.9	x	15.5	x	15.6	x	17.9	x	18.0x
2007E	16.0	x	13.2	x	12.9	x	12.3	x	11.7	x	14.2	x	13.5x

							Implied Multiples for ACE				Implied Multiples for ACE
	Implied Multiples						Based on Closing Stock				Based on Merger
	for Pawn Brokers						Price on June 5, 2006				Consideration
									I/B/E/S				I/B/E/S
							Management		Median		Management		Median
	High		Median		Low		Forecasts		Estimates		Forecasts		Estimates

Enterprise Value as Multiple of EBITDA:
2006E	13.4	x	11.1	x	8.8	x	7.4	x	7.4	x	8.6	x	8.6x
2007E	10.5	x	9.1	x	7.7	x	6.1	x	5.9	x	7.1	x	6.8x
Closing Stock Price as Multiple of EPS:
2006E	20.3	x	18.6	x	16.4	x	15.5	x	15.6	x	17.9	x	18.0x
2007E	20.0	x	16.1	x	15.6	x	12.3	x	11.7	x	14.2	x	13.5x

Discounted Cash Flow Analysis

UBS performed a discounted cash flow analysis to calculate the estimated present value of the stand-alone unlevered, after-tax free cash flows that ACE could generate over fiscal years 2007 through 2010, after adjustment to reflect non-cash items, increases and decreases in working capital and capital expenditures, based on internal estimates prepared by ACE’s management. UBS calculated a range of terminal values for ACE by applying to ACE’s fiscal year 2010 estimated EBITDA a range of terminal value multiples of 6.0x to 7.5x. The cash flows and terminal values were then discounted to present value using discount rates ranging from 14.0% to 17.0%. This analysis indicated the following implied per share equity reference range for ACE, as compared to the merger consideration:

Implied per Share Equity	Per Share
Reference Range for ACE	Merger Consideration

$24.54 - $32.99	$30.00

Miscellaneous

Under the terms of UBS’ engagement, ACE has agreed to pay UBS for its financial advisory services in connection with the merger an aggregate fee estimated to be approximately $4 million, a portion of which was payable in connection with UBS’ opinion and a significant portion of which is contingent upon completion of the merger. In addition, ACE has agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. UBS has provided investment banking services in the past to certain affiliates of JLL Partners Fund V, L.P. unrelated to the proposed merger, for which UBS has received compensation. In addition, an affiliate of UBS currently is a lender under existing credit facilities of certain affiliates of JLL Partners Fund V, L.P., for which such affiliate of UBS has received and expects to receive compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of ACE and/or affiliates of JLL Partners Fund V, L.P., and, accordingly, may at any time hold a long or short position in such securities.

The special committee selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions and in the financial services industry. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Applicability of Rules Related to “Going Private” Transactions

The requirements of Rule 13e-3 under the Exchange Act could apply to the merger because Mr. Shipowitz, our President and Chief Executive Officer, and certain other officers could be deemed to be an affiliate of Ace Holdings as a result of arrangements or possible arrangements with Ace Holdings or its affiliates relating to employment or an equity ownership in Ace Holdings or its affiliates. Consequently, Ace Holdings, Acquisition Corp. and Merger Sub could be deemed to be affiliates of ours. To comply with the requirements of Rule 13e-3, ACE, our board of directors, Mr. Shipowitz, Ace Holdings, Acquisition Corp. and Merger Sub make certain statements as to the fairness of the merger to our unaffiliated shareholders. See “— Recommendation of the Board of Directors; Fairness of the Merger,” “— Position of ACE as to Fairness” and “— Position of Ace Holdings, Acquisition Corp., Merger Sub and Mr. Shipowitz as to Fairness.”

Each of the special committee, the board of directors and ACE has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of our unaffiliated shareholders. In evaluating the merger, the special committee of the board of directors consulted with its legal and financial advisors, and reviewed a significant amount of information and considered a number of factors and procedural safeguards set forth above in “— Recommendation of the Board of Directors; Fairness of the Merger” and “— Position of ACE as to Fairness.” Based upon the foregoing, and consistent with its general recommendation to shareholders, the special committee, our board of directors and ACE believes that the merger agreement and the merger are substantively and procedurally fair to our unaffiliated shareholders.

Purpose and Reasons for the Merger of Ace Holdings, Acquisition Corp. and Ranger Merger Sub

For Ace Holdings, Acquisition Corp. and Merger Sub, the purpose of the merger is to allow Ace Holdings to own ACE and to benefit from any increase in the value of ACE after the ACE common stock is no longer publicly traded. The transaction has been structured as a cash merger in order to provide ACE’s shareholders (other than Mr. Shipowitz and the other management participants described in “Special Factors — Interests of Certain Persons in the Merger; Potential Conflicts of Interest”) with cash for all of their shares and to provide a prompt and orderly transfer of ownership of ACE in a single step, with transaction costs that are lower than they would be in a tender offer followed by a second-step merger.

Position of Ace Holdings, Acquisition Corp., Merger Sub and Mr. Shipowitz as to Fairness

Under a potential interpretation of the Exchange Act rules governing “going private” transactions, each of Ace Holdings, Acquisition Corp. and Merger Sub may be deemed to be an affiliate of ACE. In addition, Mr. Shipowitz, may be deemed to be an affiliate of Ace Holdings as a result of arrangements with Ace Holdings or its affiliates relating to employment and an equity ownership in Ace Holdings or its affiliates. Each of Ace Holdings, Acquisition Corp., Merger Sub and Mr. Shipowitz is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The statements included in this section are the views of each of Ace Holdings, Acquisition Corp., Merger Sub and Mr. Shipowitz, and not ACE, and none of their positions as to the fairness of the merger is a recommendation to any shareholders as to how such shareholders should vote on the merger.

None of Ace Holdings, Acquisition Corp. and Merger Sub participated in the deliberations of ACE’s board of directors or its special committee regarding, or received advice from ACE’s or the special committee’s legal or financial advisors as to, the substantive and procedural fairness of the merger, nor did any of Ace Holdings, Acquisition Corp., Merger Sub or Mr. Shipowitz undertake any independent evaluation of the fairness of the merger or engage a financial advisor for these purposes. However, each of Ace Holdings, Acquisition Corp., Merger Sub and Mr. Shipowitz believes that the merger agreement and the merger are substantively and procedurally fair to ACE’s unaffiliated shareholders. In particular, each of Ace Holdings, Acquisition Corp., Merger Sub and Mr. Shipowitz considered the following substantive positive factors:

•	the fact that the $30.00 per share to be paid for each share of common stock in the merger represents a premium of 15.4% to the closing price on June 5, 2006, the last trading day before the company signed the merger agreement, a premium of 12.2% to the average closing price for the 30 trading days ended June 5, 2006, a premium of 17.1% to the average closing price for the 90 trading days ended June 5, 2006, a premium of 9.3% to the 52-week high closing price for the 12-month period ended June 5, 2006, and a premium of 58.2% to the 52-week low closing price for the 12-month period ended June 5, 2006;

•	the fact that the terms and conditions of the merger agreement, including, the $30.00 per share merger consideration resulted from extensive negotiations between Ace Holdings and the special committee;

•	the fact that ACE’s shareholders (other than Mr. Shipowitz and the other management participants) will receive the consideration in cash, which allows shareholders to immediately realize a fair value for their investment and provides unaffiliated shareholders with certainty of value for their shares;

•	the fact that under certain circumstances described under “The Merger Agreement — Termination Fees,” if ACE terminates the merger agreement due to Ace Holdings or Merger Sub’s failure to fund (or cause to be funded) the merger consideration prior to the termination date, Ace Holdings or Merger Sub will be required to pay a termination fee of $15 million to ACE;

•	the fact that the special committee of the board of directors received an opinion from its financial advisor as to the fairness, from a financial point of view, of the merger consideration of $30.00 in cash per share to be received by holders of ACE common stock (other than management participants);

•	the fact that the special committee unanimously determined that the merger agreement and the merger are fair to and in the best interests of ACE’s unaffiliated shareholders; and

•	the fact that ACE’s board of directors approved and determined the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of ACE and its unaffiliated shareholders.

Based on information provided by ACE, each of Ace Holdings, Acquisition Corp., Merger Sub and Mr. Shipowitz believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger to ACE’s unaffiliated shareholders. These procedural safeguards identified by ACE include the following:

•	the fact that, prior to entering into the merger agreement, ACE engaged in a third party solicitation process aimed at maximizing shareholder value, which included the solicitation of indications of interest from 22 potential acquirers, and the delivery of corporate and financial information to 10 potential acquirers that signed a confidentiality agreement with ACE. See “— Background of the Merger;”

•	the fact that the merger agreement permits ACE not only to solicit alternative acquisition proposals for a 30-day period ending on July 6, 2006, but also, even after such period, to provide information and participate in negotiations with respect to parties who have submitted unsolicited acquisition proposals in the circumstances described in the merger agreement and, in either such case, to terminate the merger agreement to accept a superior acquisition proposal upon payment of a termination fee, as described in “The Merger Agreement — Termination Fees;”

•	the fact that in the press release announcing the transaction, ACE publicly announced its ability to solicit alternative acquisition proposals during such 30-day period;

•	the fact that a special committee of the board of directors was established and that the special committee retained its own legal and financial advisors to advise the special committee with respect to the merger;

•	the fact that none of the members of the special committee will receive any consideration in connection with the merger that is different from that received by any other shareholders (other than Mr. Shipowitz and the other management participants) other than customary fees for serving on the special committee;

•	the fact that the special committee negotiated the terms of the merger agreement;

•	the requirement that the merger agreement be adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of ACE common stock entitled to vote. As of August 28, 2006, 87.7% of the outstanding shares of ACE common stock are held by shareholders other than the directors and executive officers; and

•	the fact that under Texas law, ACE’s shareholders have the right to demand appraisal of their shares.

In addition, each of Ace Holdings, Acquisition Corp., Merger Sub and Mr. Shipowitz considered a variety of risks and other countervailing factors concerning the merger and the merger agreement, including the following:

•	the risk that the merger might not be completed in a timely manner or at all, including the fact that Ace Holdings and Merger Sub may not be able to secure financing for a variety of reasons, including reasons beyond the control of Ace Holdings and Merger Sub;

•	the risks and costs to ACE if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on ACE’s business relationships;

•	the fact that ACE would no longer exist as an independent, publicly traded company and ACE’s shareholders (other than Mr. Shipowitz and the other management participants) would no longer participate in any of ACE’s future earnings or growth and would not benefit from any appreciation in value;

•	the fact that gains from an all-cash transaction would be immediately taxable to ACE shareholders for U.S. federal income tax purposes; and

•	the interests of ACE’s directors and executive officers in the merger described below under “— Interests of Certain Persons in the Merger; Potential Conflicts of Interest.”

Other factors, such as net book value, going concern value, liquidation value and the pricing of prior stock purchases, were not taken into consideration by any of Ace Holdings, Acquisition Corp., Merger Sub or Mr. Shipowitz, in determining the fairness of the transaction to unaffiliated shareholders, because none of Ace Holdings, Acquisition Corp., Merger Sub or Mr. Shipowitz believed them to be particularly relevant given the circumstances and background of the transaction.

The foregoing discussion of the information and factors considered by each of Ace Holdings, Acquisition Corp., Merger Sub and Mr. Shipowitz in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive. However, none of Ace Holdings, Acquisition Corp., Merger Sub or Mr. Shipowitz found it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their respective positions as to the fairness of the merger agreement and the merger. Each of Ace Holdings, Acquisition Corp., Merger Sub and Mr. Shipowitz believes that these factors provide a reasonable basis for its belief that the merger agreement and the merger are fair to ACE’s unaffiliated shareholders. This belief should not, however, be construed in any way as a recommendation to any of ACE’s shareholders as to whether such shareholder should vote in favor of the adoption of the merger agreement. None of Ace Holdings, Acquisition Corp., Merger Sub and Mr. Shipowitz makes any recommendation as to how ACE’s shareholders should vote their shares relating to the merger.

While each of Ace Holdings, Acquisition Corp., Merger Sub and Mr. Shipowitz believes that the merger is substantively and procedurally fair to ACE’s unaffiliated shareholders, none of Ace Holdings, Acquisition Corp., Merger Sub or Mr. Shipowitz attempted to negotiate the terms of a transaction that would be most favorable to them, and not to ACE’s unaffiliated shareholders. Accordingly, none of Ace Holdings, Acquisition Corp., Merger Sub or Mr. Shipowitz negotiated the merger agreement with the goal of obtaining terms that were fair to ACE’s unaffiliated shareholders. Instead, each of the Ace Holdings, Acquisition Corp., Merger Sub and Mr. Shipowitz negotiated the merger agreement with an objective that is potentially in conflict with the goal of obtaining a transaction that is fair to ACE’s unaffiliated shareholders.

Certain Effects of the Merger

If the merger agreement is adopted by our shareholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into ACE, with ACE being the surviving corporation. When the merger is completed, each share of our common stock, other than any such share held by ACE, Merger Sub, Ace Holdings or their subsidiaries, or by shareholders who perfect appraisal rights under Texas law, will be cancelled and converted into the right to receive $30.00 in cash, without interest.

Following the merger, the entire equity in ACE will be beneficially owned by Ace Holdings, which is expected to be owned by JLL Partners Fund IV, L.P. which we refer to in this proxy as JLL Fund IV, JLL Partners Fund V, L.P., which we refer to in this proxy as JLL Fund V, Mr. Shipowitz and the other management participants. If the merger is completed, our current shareholders (other than Mr. Shipowitz and the other management participants) will cease to have any direct or indirect ownership interest in ACE or rights as shareholders of ACE and, accordingly, will not participate in any future earnings or growth of ACE and will not benefit from any appreciation in value of ACE. Following the closing of the merger, depending on the performance of ACE, Mr. Shipowitz will hold at least 1.52% of the interest in the book value and net earnings of ACE (which, based on fiscal 2005 shareholders’ equity and net income, would have been approximately $2,989,612 of the book value of ACE, and approximately $415,963 of the net earnings of ACE). Following the closing of the merger, depending on the performance of ACE, Ace Holdings will hold up to 99.48% of the interest in the book value and net earnings of ACE (which, based on 2005 shareholders’ equity and net income, would have been approximately $195,662,238 of the book value of ACE, and approximately $27,223,697 of the net earnings of ACE).

The merger agreement provides that, at the effective time of the merger, each then outstanding option to purchase shares of our common stock, whether or not exercisable or vested, will be cancelled and the holder of such option will be entitled to receive an amount in cash equal to the product of (i) the excess, if any, of $30.00 over the per share exercise price of such stock option, multiplied by (ii) the number of shares of ACE common stock subject to such option (such payment to be made by ACE through its customary payroll procedures and net of applicable withholding taxes).

With respect to outstanding shares of our restricted common stock, such shares will become fully vested and all restrictions on such shares shall lapse shortly prior to consummation of the merger and such shares will be canceled and converted at the time of the merger into the right to receive $30.00 per share (such payment to be made by ACE through its customary payroll procedures and net of applicable withholding taxes).

Mr. Shipowitz has agreed to exchange a portion of his shares of our common stock with Ace Holdings prior to completion of the merger in exchange for a portion of the limited liability company interests of Ace Holdings. The valuation for such shares exchanged will be equal to the aggregate merger consideration payable in respect of such shares. In addition, Mr. Shipowitz has agreed to purchase additional limited liability company interests of Ace Holdings (such that Mr. Shipowitz’s aggregate investment in Ace Holdings will be $2.74 million upon completion of the merger). Prior to the completion of the merger, Ace Holdings expects to offer additional members of our management the opportunity to elect, in lieu of converting their shares of common stock in the merger into the right to receive the cash merger consideration described above, to exchange their shares with Ace Holdings for a portion of the limited liability company interests of Ace Holdings. The number of our shares to be exchanged by such members of our management to Ace Holdings, the percentage of equity of Ace Holdings to be issued in exchange for such shares, and the individuals to be offered the opportunity to participate in such exchange, have not been determined as of the date of this proxy statement and such matters remain subject to negotiation among the relevant parties prior to the completion of the merger.

Our common stock is currently registered under the Exchange Act and is quoted on The Nasdaq National Market, under the symbol “AACE.” As a result of the merger, we will become a privately held corporation, and there will be no public market for our common stock. After the merger, our common stock will cease to be quoted on The Nasdaq National Market, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, the registration of our common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of filing periodic and other reports with the SEC and furnishing a proxy or information statement in connection with shareholders’ meetings, no longer applicable to us.

At the effective time of the merger, the directors of Merger Sub immediately prior to the time of filing of the certificate of merger will be the directors of ACE, and the officers of ACE immediately prior to the merger will continue as officers of ACE following the merger. The articles of incorporation and bylaws of ACE in effect immediately prior to the effective time of the merger will be amended and restated to become articles of incorporation and the bylaws of ACE following the merger.

It is expected that, following completion of the merger, our operations will be conducted substantially as they currently are being conducted except that we will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with having publicly traded equity securities. Ace Holdings has advised us that it does not have any current plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. In addition, we expect that, both before and following the merger, our management and Ace Holdings will continuously evaluate and review our business and operations and may develop new plans and proposals that they consider appropriate to maximize our value. Ace Holdings expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

Effects on ACE if the Merger is Not Completed

If the merger agreement is not adopted by our shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on The Nasdaq National Market. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same risks and opportunities as they currently are, and general industry, economic and market conditions. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares. From time to time, our board of directors will evaluate and review the business operations, properties, dividend policy and capitalization of ACE, to make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not adopted by our shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to ACE will be offered or become available, or that our business, prospects or results of operations will not be adversely impacted. If the merger agreement is terminated under circumstances described in the section entitled “The Merger Agreement — Termination Fees,” we will be obligated to pay a termination fee to Ace Holdings.

Delisting and Deregistration of ACE Common Stock

If the merger is completed, our common stock will be delisted from The Nasdaq National Market and deregistered under the Exchange Act. After completion of the merger, we will no longer be required to file periodic reports with the SEC on account of our common stock.

Accounting

Ace Holdings will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States of America, which means that the assets and liabilities of ACE will be recorded, as of the completion of the merger, at their fair value and added to those of Ace Holdings.

Financing for the Merger; Source and Amount of Funds

Ace Holdings and Merger Sub estimate that, based on information available as of the date of this proxy statement the total amount of funds required to complete the merger and related transactions, repay certain of our existing debt and pay related fees and expenses, will be approximately $535 million including repayment of the amounts outstanding under ACE’s revolving credit facility at the effective time of the merger, which is presently expected to be approximately $55 million. Ace Holdings expects this amount to be provided through a combination of the proceeds of:

•	an equity investment by JLL Fund V and its affiliates and other investors in Ace Holdings, which will be contributed by Ace Holdings to Merger Sub;

•	a senior secured credit facility; and

•	the issuance of unsecured senior notes, each of which is described below under “— Debt Financing.”

Equity Financing

Ace Holdings has received an equity commitment letter dated June 6, 2006 from JLL Fund V pursuant to which JLL Fund V has agreed to make an investment in the equity of Ace Holdings in an aggregate amount of $178.8 million.

The commitment of JLL Fund V to make the equity contribution is subject to (1) the satisfaction or waiver of the conditions to Ace Holdings’ obligation to consummate the merger and (2) Ace Holdings having received the proceeds from the debt financing described below under “— Debt Financing.”

Debt Financing

Merger Sub has received a debt commitment letter, dated as of June 5, 2006, from Bear Stearns & Co. Inc. (“Bear Stearns”) and Bear Stearns Corporate Lending Inc. (“BSCL”) to provide the following, subject to the conditions set forth therein:

•	up to $400 million of senior secured credit facilities, consisting of (A) a $275 million asset based revolving credit facility (the “Senior ABL Facility”), and (B) a $125 million term loan facility (the “Term Loan B Facility,” and together with the Senior ABL Facility, the “Senior Facilities”), for the purpose of financing a portion of the acquisition (including the refinancing of certain existing indebtedness of ACE), paying related fees and expenses and for general corporate purposes of ACE and its subsidiaries in the ordinary course of business; and

•	up to $175 million of unsecured senior notes (the “Senior Notes”), for the purpose of financing a portion of the acquisition and paying related fees and expenses incurred in connection with the acquisition.

The debt commitments expire on December 5, 2006 (the “Initial Expiration Date”), provided that such date will be extended by two months if, on the Initial Expiration Date, any regulatory approval necessary to consummate the merger has not been obtained and all other merger agreement conditions to the consummation of the merger are satisfied or capable of then being satisfied on the Initial Expiration Date. The documentation governing the senior secured credit facilities and the senior note facility has not been finalized and, accordingly, their actual terms may differ from those described in this proxy statement. Except as described herein, there is no current plan or arrangement to finance or repay the debt financing arrangements.

Conditions Precedent to the Debt Commitments

The availability of the Senior Facilities and the Senior Notes to ACE as borrower (the “Borrower”), following the merger of Merger Sub with and into ACE on the closing date, are subject to conditions precedent:

•	the negotiation, execution and delivery of definitive documentation governing the Senior Facilities and Senior Notes and the delivery of certain other customary certificates and documents, all in form and substance reasonably satisfactory to Bear Stearns and BSCL;

•	Ace Holdings having received equity investments from JLL Fund V and its affiliates and other investors in an amount equal to at least $175 million in cash, which shall have been contributed to the Borrower and the Borrower having received (or be concurrently receiving) (A) $175 million in gross cash proceeds from the issuance of the Senior Notes, (B) approximately $55 million in gross cash proceeds from the borrowing of revolving loans under the Senior ABL Facility, and (C) $125 million in gross cash proceeds from the borrowing of term loans under the Term Loan B Facility;

•	the merger of ACE and Merger Sub having been consummated in accordance with applicable law and the merger agreement (and no provision of the merger agreement having been waived, amended, supplemented or otherwise modified in any material respect adverse to the lenders without approval of Bear Stearns (such approval shall not be unreasonably withheld)), and substantially all of the existing indebtedness of ACE having been repaid or refinanced;

•	the delivery to Bear Stearns and BSCL of copies of certain financial statements and financial information regarding ACE;

•	all material governmental and third party approvals necessary in connection with the contemplated financings having been obtained in reasonably satisfactory terms and remaining in full force and effect;

•	the payment of required fees and expenses; and

•	there shall not have been a material adverse effect on ACE.

Senior Facilities

General.  The Senior Facilities will consist of (A) a $200 million asset-based revolving credit facility, with a term of five years and an additional $75 million seasonal revolving credit facility available on each December 1 to April 15 of the following year until April 15, 2011, and (B) a $125 million term loan facility with a term of seven years. The asset-based revolving credit facility will include sublimits for the issuance of letters of credit. In addition, following the closing of the financing, ACE will be entitled to increase the aggregate commitments under the asset-based revolving credit facility by an additional $25 million, which may be included in the senior secured credit facilities, subject to certain conditions, including that no default or event of default shall exist immediately prior or after giving effect to such increase and that lenders agree to provide such additional commitments. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made to provide financing in lieu of the Senior Facilities in the event that the Senior Facilities are not available as anticipated.

Bear Stearns has been appointed as the sole lead arranger and sole bookrunner in respect of the Senior Facilities, and BSCL has been appointed as sole and exclusive syndication agent and administrative agent in respect of the Senior Facilities. In addition, additional agents or co-agents for the Senior Facilities may be appointed prior to completion of the merger.

Interest Rate and Fees.  At the Borrower’s option, loans under the Senior ABL Facility will bear interest based on either the Eurodollar Rate or Base Rate (a rate equal to the higher of (1) the prime commercial lending rate of a commercial bank selected by BSCL, and (2) the federal funds effective rate plus 0.50%) plus, in each case, an applicable margin. The applicable margin in respect of the loans under the Senior ABL Facility is expected to be:

•	1.75% in the case of Eurodollar Rate loans; and

•	0.75% in the case of Base Rate loans

The applicable margin in respect of the loans under the Term Loan B Facility will be fixed at the closing of the financing based on the ratings in effect on such date, and is expected to be within the ranges listed below:

•	3% - 4% in the case of Eurodollar Rate loans; and

•	2% - 3% in the case of Base Rate loans

In addition, the Borrower will pay customary commitment fees and letter of credit fees under the Senior Facilities. Upon the closing of the Senior Facilities, the Borrower has also agreed to pay an underwriting fee to BSCL.

Guarantors.  All obligations under the Senior Facilities will be guaranteed by Acquisition Corp. and each of the existing and future direct and indirect domestic subsidiaries of ACE.

Security.  The obligations of the Borrower and the guarantors under the Senior ABL Facility and any hedging agreements and bank products provided by any lender (or affiliate thereof) under the Senior Facilities will be secured, subject to permitted liens and other agreed upon exceptions, by a first-priority perfected (subject to customary exceptions to be agreed) security interest in all of the cash, cash holdings and deposit accounts of the Borrower and the guarantors, together with the proceeds thereof and certain related assets (collectively, the “ABL Collateral”). The Term Loan B Facility will be secured by (a) a first-priority perfected (subject to customary exceptions to be agreed) security interest in substantially all of the assets of the Borrower and the guarantors other than the ABL Collateral (including all of the outstanding shares of capital stock of the Borrower and the Borrower’s domestic subsidiaries (subject to certain exceptions) and 66% of the capital stock of first tier foreign subsidiaries), and (b) a second priority perfected (subject to customary exceptions to be agreed) security interest in the ABL Collateral.

An intercreditor agreement satisfactory to the administrative agent and collateral agent under the Senior Facilities will govern all arrangements in respect of the Collateral between the Senior ABL Facility and the Term Loan B Facility.

Other Terms.  The Senior Facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments, sales of assets, mergers, consolidations liquidations and dissolutions, optional payments and modifications of subordinated and other debt instruments, and a fixed charge ratio test (which will only be applicable with respect to the Senior ABL Facility and shall only be in effect when the Borrower does not meet the excess availability minimum to be set forth in the definitive documentation). The senior secured credit facilities will also include customary events of defaults, including a change of control to be defined.

Senior Notes

Following the merger, ACE is expected to issue up to $175 million aggregate principal amount of Senior Notes, with a term of eight years (subject to certain redemption provisions). The Senior Notes will be jointly and severally guaranteed by all guarantors of the Senior Facilities on a senior basis. As of the date of this proxy statement, the interest rate applicable to the Senior Notes has not been determined and the interest rate will not be determined until pricing of the Senior Notes which is expected to occur shortly before consummation of the merger. The Senior Notes will have affirmative and negative covenants customary for this type of security.

Bear Stearns will act as the sole bookrunning manager and underwriter, sole lead initial purchaser and/or sole lead placement agent for the Senior Notes. In addition, the Issuer will appoint a trustee reasonably acceptable to Bear Stearns.

Interests of Certain Persons in the Merger; Potential Conflicts of Interest

Mr. Shipowitz has agreed to exchange a portion of his shares of our common stock with Ace Holdings prior to completion of the merger in exchange for a portion of the limited liability company interests of Ace Holdings. In addition, Mr. Shipowitz has agreed to purchase additional limited liability company interests of Ace Holdings (such that Mr. Shipowitz’s aggregate investment in Ace Holdings will be $2.74 million upon completion of the merger, including the amount of our common stock exchanged with Ace Holdings which will be valued at an amount equal to the merger consideration). Prior to the completion of the merger, Ace Holdings expects to offer additional members of our management the opportunity to elect, in lieu of converting their shares of common stock in the merger into the right to receive the cash merger consideration described above, to exchange their shares with Ace Holdings for a portion of the limited liability company interests of Ace Holdings. The number of our shares to be exchanged by such members of our management to Ace Holdings, the percentage of equity of Ace Holdings to be issued in exchange for such shares, and the individuals to be offered the opportunity to participate in such exchange, have not been determined as of the date of this proxy statement and such matters remain subject to negotiation among the relevant parties prior to the completion of the merger.

As of the record date, our directors and executive officers held and are entitled to vote, in the aggregate, 1,729,350 shares of our common stock, representing approximately 12.3% of the outstanding shares entitled to vote. The merger agreement provides that each holder of shares of our common stock, including our directors and executive officers, will be entitled to receive $30.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held immediately prior to the merger. In addition, the restrictions on each issued and outstanding share of ACE restricted stock will lapse immediately prior to the completion of the merger, and each share of restricted stock will be fully vested and have the same rights as each share of common stock not subject to any restrictions.

Our directors and executive officers have informed us that they intend to vote all of their shares for the adoption of the merger agreement and for the adjournment of the meeting, if necessary, to solicit additional proxies to adopt the merger agreement.

As of August 28, 2006, our directors and executive officers held options to purchase 302,793 shares of our common stock at a weighted average exercise price of $15.27 per share. The merger agreement provides that each option issued and outstanding immediately prior to the completion of the merger will fully vest and become exercisable. Holders of options, including our directors and executive officers, will be entitled to receive an amount equal to the product of (i) the number of shares of ACE common stock subject to such option, multiplied by (ii) the excess, if any, of $30.00 over the per share exercise price of such stock option (such payment to be made by ACE through its customary payroll procedures and net of applicable withholding taxes). Our equity plans will terminate upon completion of the merger.

The table below sets forth, as of August 28, 2006, for each of our directors and executive officers:

•	the number of shares of our common stock currently held;

•	the amount of cash that will be paid in respect of such shares upon completion of the merger, calculated by multiplying (i) $30.00 by (ii) the number of shares currently held;

•	the number of shares subject to outstanding options for our common stock, vested and unvested;

•	the amount of cash that will be paid in respect of such outstanding options upon completion of the merger calculated by multiplying the number of shares subject to each option by the amount, if any, by which $30.00 exceeds the exercise price of the option;

•	the number of outstanding shares of unvested restricted stock currently held;

•	the amount of cash that will be paid in respect of such shares of unvested restricted stock upon completion of the merger calculated by multiplying (i) $30.00 by (ii) the number of shares currently held; and

•	the total amount of cash that will be paid in respect of such shares, restricted shares and options upon completion of the merger.

All dollar amounts are gross amounts and do not reflect deductions for any applicable withholding taxes.

					Outstanding Options		Unvested(1)
	Common Stock		Outstanding Options (Vested)		(Unvested)(1)		Restricted Stock		Total
Name	Shares	Consideration	Shares	Consideration	Shares	Consideration	Shares	Consideration	Consideration

Non-Employee Directors:
Edward W. Rose III	788,814	$23,664,420	10,000	$214,500	—	$—	3,811	$114,330	$23,993,250
Raymond C. Hemmig	403,365	12,100,950	26,750	485,040	—	—	4,421	132,630	12,718,620
Marshall B. Payne	75,588	2,267,640	10,000	214,500	—	—	3,811	114,330	2,596,470
Michael S. Rawlings	22,999	689,970	5,000	109,950	—	—	3,811	114,330	914,250
Charles Daniel Yost	1,749	52,470	5,001	108,172	—	—	3,811	114,330	274,972
Robert P. Allyn	583	17,490	7,500	41,625	3,750	20,813	3,227	96,810	176,738
J. M. Haggar	583	17,490	3,750	6,600	7,500	13,200	3,227	96,810	134,100
Matrice Ellis-Kirk	—	—	—	—	11,250	63,563	—	—	63,563
Executive Officers:
Jay B. Shipowitz(2)	96,450	2,893,500	105,314	1,426,604	—	—	152,475	4,574,250	8,894,354
William S. McCalmont	8,625	258,750	40,000	627,600	15,000	235,350	47,875	1,436,250	2,557,950
Barry M. Barron	6,750	202,500	12,978	246,635	—	—	69,375	2,081,250	2,530,385
Walter E. Evans	3,250	97,500	29,000	479,660	10,000	165,400	24,750	742,500	1,485,060

All directors and executive officers as a group (12 persons)	1,408,756	$42,262,680	255,293	$3,960,886	47,500	$498,325	320,594	$9,617,820	$56,339,711

(1)	Unvested as of August 28, 2006.

(2)	26,000 shares of unvested restricted stock will be forfeited to the company if the merger is not consummated within one year after the date of grant, which was August 28, 2006.

Pursuant to the merger agreement, we have agreed, and also as the surviving corporation we have agreed, to indemnify and hold harmless each present and former director and officer of ACE against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the fact that the indemnified party is or was our officer, director, employee or agent or any our subsidiaries, a fiduciary under any of our employee benefit plans or any of our subsidiaries or is or was serving at our request or any of our subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise, or matters existing or occurring at or prior to the filing of a certificate of merger (including the merger agreement and the transactions contemplated thereby) (and Ace Holdings and we, as the surviving corporation after the merger, shall, jointly and severally, pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each indemnified party to the fullest extent permitted under applicable law, provided that such indemnified party provides an undertaking to repay such expenses if such person is determined to not be entitled to indemnification).

In addition, the articles of incorporation and bylaws of the surviving corporation shall not be amended, repealed or otherwise modified six years following the consummation of the transaction in any manner that would adversely affect the rights of our present and former directors and officers.

Pursuant to the merger agreement, for six years after completion of the merger, the surviving corporation shall be required to maintain or obtain officers’ and directors’ liability insurance or a “tail” policy covering the indemnified parties who are currently covered by our officers and directors liability insurance policy on terms not less favorable than those in effect on June 6, 2006 in terms of coverage and amounts, and containing substantially similar terms and conditions as existing policies; provided, however, that we, as the surviving corporation, may substitute therefor policies issued by an insurance carrier with the same or better credit rating as our current insurance carrier with at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the covered persons than our existing policies; provided further, that in no event shall we, as the surviving corporation, be required to expend more than an amount per year equal to 200% of current annual premiums paid by us for such insurance to maintain or procure insurance coverage pursuant hereto, in which case, we shall provide the maximum coverage that is then available for 200% of such annual premiums.

If we, as the surviving corporation, or any of our successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of our properties and assets to any person, then and in each such case, proper provision shall be made so that our successors and assigns assume the indemnification and insurance obligations set forth above. We will not, and Ace Holdings will cause us not to, sell, transfer, distribute or otherwise dispose of any of our assets in a manner that would reasonably be expected to render us unable to satisfy our indemnification and insurance obligations above.

Mr. Hemmig’s Consulting Agreement

Raymond C. Hemmig, our chairman of the board of directors, is party to a consulting agreement under which Mr. Hemmig will render consulting services to us upon the termination of his position as the chairman, which will occur upon the completion of the merger. Mr. Hemmig will provide consulting services to us for a term of six years, unless the consulting relationship is terminated earlier in accordance with the consulting agreement.

Upon the completion of the merger, under the consulting agreement, we will:

•	pay Mr. Hemmig a monthly consulting fee during the term of the consulting agreement to be determined by the following formula: the quotient of (i) three times the sum of (a) the total value of cash compensation paid to Mr. Hemmig in the fiscal year prior to Mr. Hemmig’s termination as chairman and (b) the total value of equity grants to Hemmig in the fiscal year prior to Mr. Hemmig’s termination, divided by (ii) 72;

•	beginning the effective date of the consulting agreement and for the duration of the lifetime of Mr. Hemmig and his wife, continue to pay all health, dental and similar benefit plans for him and his wife;

•	vest all options and restricted stock previously awarded Mr. Hemmig upon his termination or resignation; and

•	reimburse Mr. Hemmig’s reasonable out-of-pocket expenses incurred to perform the consulting services.

In addition, during the six-year term of the consulting agreement, Mr. Hemmig will be obligated to comply with certain nondisclosure, noncompetition, and nonsolicitation covenants. If the consulting relationship is terminated by Mr. Hemmig because ACE has failed to make payments to him under the consulting agreement, or for any reason other than by Mr. Hemmig’s uncured material breach of the consulting agreement or Mr. Hemmig’s death or permanent disability, we will be obligated to pay Mr. Hemmig all payments and benefits entitled to Mr. Hemmig up to the date of termination of the consulting agreement. If the consulting relationship is terminated before the expiration of the term of the consulting agreement because of Mr. Hemmig’s death or permanent disability, we will be obligated to continue to pay the monthly consulting fees to Mr. Hemmig or his estate for the remainder of the term of the consulting agreement. However, we will have no obligation to pay any further amounts to Mr. Hemmig pursuant to the preceding sentence if we terminate the consulting relationship because of any breach by Mr. Hemmig of the nondisclosure, noncompetition or nonsolicitation covenants of the consulting agreement during the remainder of the term of the consulting agreement. If there is a change in control of ACE (as defined in the consulting agreement and not including the merger), we will require any successor to all or substantially of our business or assets to expressly assume and agree to undertake our obligations under the consulting agreement.

Mr. Neustadt’s Consulting Agreement

We are party to a consulting agreement with Donald H. Neustadt, effective as of July 1, 2005, under which Mr. Neustadt, a former director of the company, will render consulting services to us through June 30, 2011, unless the consulting relationship is terminated earlier in accordance with the consulting agreement. Under the consulting agreement:

•	we will (1) pay Mr. Neustadt a consulting fee of $19,125 per month, (2) during Mr. Neustadt’s life, pay all health insurance premiums for him and his wife, and (3) reimburse Mr. Neustadt’s reasonable out-of-pocket expenses incurred to perform the consulting services; and

•	during the consulting period, Mr. Neustadt will be obligated to comply with certain nondisclosure, noncompetition, and nonsolicitation covenants.

If the consulting relationship is terminated before the expiration of the term of the consulting agreement because of Mr. Neustadt’s death or permanent disability, we will be obligated to continue to pay the monthly consulting fees to Mr. Neustadt or his estate. If the consulting relationship terminates because of a change in control in us (as defined in the consulting agreement), we will be obligated to pay Mr. Neustadt a lump-sum amount equal to the sum of all consulting fees that would thereafter have been payable under the consulting agreement and an amount equal to the then present actuarial value of the health insurance benefits that would thereafter have been provided during Mr. Neustadt’s life, except that if Mr. Neustadt violates any of his restrictive covenants before June 30, 2011, he will have to repay us or our successor certain of those termination amounts (plus interest). We will have no obligation to pay any further amounts to Mr. Neustadt if we terminate the consulting relationship because of any uncured material breach of the consulting agreement by Mr. Neustadt.

Mr. Shipowitz’s Amended and Restated Employment Agreement

Ace Holdings and Mr. Shipowitz have agreed that Mr. Shipowitz will enter into an amended and restated employment agreement with ACE at the effective time of the merger, on the terms described below. The new agreement will supersede his current employment agreement with the company and will provide for the employment of Mr. Shipowitz as the Chief Executive Officer of ACE after the merger. The new agreement will have an initial term of five years, and will be automatically renewed for additional one-year terms until terminated either by Mr. Shipowitz or ACE. Mr. Shipowitz will receive (a) a base salary of $525,000 per year, (b) a target bonus of 75% of his base salary upon the achievement of certain performance goals established by the board and (c) life insurance and participation in any and all employee benefit plans, savings, deferred compensation, retirement, or pension plans generally offered to senior executives of ACE.

Mr. Shipowitz may be entitled to severance payments and benefits if his employment is terminated. If ACE terminates Mr. Shipowitz’s employment for cause, Mr. Shipowitz will be entitled to receive only amounts due but not yet paid to him under the amended and restated employment agreement or applicable benefit plans. If ACE terminates Mr. Shipowitz without cause, or if his employment terminates due to death or disability, then Mr. Shipowitz, or his estate, will be entitled to receive (1) continued payment of amounts equal to his base salary for 24 consecutive months, (2) an amount equal to the annual bonus for the fiscal year in which the termination occurs, prorated based on the number of days he was employed in the fiscal year, and (3) continued payments for 24 months in an amount equal to the company’s costs associated with his coverage under applicable employee benefit plans. If Mr. Shipowitz terminates his employment for any reason, he will be entitled to receive (1) continued payment of amounts equal to his base salary for 18 months and (2) continued payments for 18 months in an amount equal to the company’s costs associated with his coverage under applicable employee benefit plans.

If, within two years after the amended and restated employment agreement becomes effective, (1) a change of control occurs under circumstances described in the amended and restated employment agreement and (2) Mr. Shipowitz is terminated by ACE without cause or Mr. Shipowitz terminates his employment with good reason, he will be entitled to receive (a) an amount equal to two and one-half times the sum of (x) his highest base salary in effect within three months prior to the change of control, (y) the highest amount of the annual automobile allowance in effect within three months prior to the change of control, and (z) the average of the annual bonuses or incentive cash compensation paid to Mr. Shipowitz for the three years prior to the change of control, but in no event less than his targeted bonus or incentive cash compensation for the fiscal year in which the change in control occurs and (b) continued payments for 30 months in an amount equal to the company’s costs associated with his coverage under employee benefit plans, excluding any benefit plans that will be continued after termination.

The amended and restated employment agreement also contains customary confidentiality, non-solicitation and non-competition provisions.

Mr. Shipowitz’s Indemnification Agreement

Ace Holdings has agreed to indemnify Mr. Shipowitz in his individual capacity (and not in his capacity as a director or officer of ACE), to the fullest extent permitted by law, in connection with any actions, suits or proceedings brought against him by a third party in connection with the preparation and filing of this proxy statement and the related transaction statement on Schedule 13E-3, and against any liabilities arising under the Securities Exchange Act of 1934 related thereto.

Mr. Shipowitz’s Restricted Stock Grant

Pursuant to Mr. Shipowitz’s current employment agreement, Mr. Shipowitz is entitled to a grant of 26,000 shares of restricted stock upon entering into a merger agreement. However, if the merger is not completed within one year after the date of grant, the shares of restricted stock will be forfeited to the company. The 26,000 shares of restricted stock were granted to Mr. Shipowitz on August 28, 2006.

Management Equity Incentive Plan

Prior to completion of the merger, Ace Holdings intends to adopt a management equity incentive plan providing for the issuance of limited liability company interests in Ace Holdings to Mr. Shipowitz and certain other members of our management. Such plan is expected to provide for the issuance of equity that will provide for certain distributions to Mr. Shipowitz and other members of our management upon the achievement by Ace Holdings of certain returns on its investment in us; provided that such interests generally will be subject to forfeiture on a pro rata basis if the holder’s employment with the company is terminated prior to the fifth anniversary of the merger. Mr. Shipowitz is expected to receive 40% of the outstanding limited liability company interests issued under such plan, in addition to a preferred interest providing Mr. Shipowitz with a preferred return following the return of all capital to investors in Ace Holdings and then share in distributions thereafter with the holders of common interests in Ace Holdings.

Change-in-Control Executive Severance Agreements of Certain Executives

Jay B. Shipowitz, our President and Chief Executive Officer, Barry M. Barron, our Executive Vice President and Chief Operations Officer, William S. McCalmont, our Executive Vice President and Chief Financial Officer, Walter E. Evans, our Senior Vice President & General Counsel and Secretary, Joe B. Edwards, our Senior Vice President of Information Systems & Chief Information Officer, James E. Gibbs, our Senior Vice President of Human Resources and Allen J. Klose, our Chief Marketing Officer (collectively, the “Executives”) are all party to Change-in-Control Executive Severance Agreements (each, a “Severance Agreement,” and collectively, the “Severance Agreements”) with us. Mr. Shipowitz has agreed with Ace Holdings that his Severance Agreement will terminate upon the completion of the merger.

Each Severance Agreement obligate us to provide severance benefits to the Executive if his employment with us and our subsidiaries is terminated, within 24 months after a Change in Control, either (i) by us for any reason other than Cause or the Executive’s disability or (ii) by the Executive for Good Reason. “Change in Control,” as defined in the Severance Agreements, includes (a) the acquisition (other than from us) of 25% or more of our outstanding voting securities by any person or group of persons, (b) a change in the board of directors such that the persons who were incumbent directors (and any new director whose election was approved by at least a majority of the incumbent directors) cease to constitute a majority of the board of directors, or (c) a reorganization, merger, share exchange, consolidation or sale or disposition of all or substantially all of the assets of the company, or (d) the shareholders’ approval of a complete liquidation or dissolution of the company, other than in certain circumstances described in the Severance Agreements. “Cause,” as defined in the Severance Agreements, includes the Executive’s continued failure to perform his duties after notice from the board of directors or his engaging in conduct that materially injures us. “Good Reason,” as defined in the Severance Agreements, includes a material reduction of the Executive’s compensation or benefits; a material reduction in the Executive’s position, authority, or responsibilities; a forced relocation of the Executive’s office by more than 50 miles; or the failure of any successor to us to expressly assume our obligations under the respective Severance Agreements.

The completion of the merger will constitute a change of control under each of the Severance Agreements other than with respect to Mr. Shipowitz, who has agreed with Ace Holdings that his Severance Agreement will terminate upon the completion of the merger. As a result, if the Executive is terminated without Cause, or if the Executive terminates employment with Good Reason, they would be entitled and we will be obligated to make the severance payments within five business days after the termination of employment to each of the Executives as follows:

Executive’s Name and Title	Severance Payment(1)

Jay B. Shipowitz(1)(2)	$2,200,000
Barry M. Barron(1)	$1,300,000
William S. McCalmont(1)	$1,300,000
Walter E. Evans(3)	$700,000
Joe B. Edwards(3)	$600,000
James E. Gibbs(3)	$500,000
Allen J. Klose(3)	$600,000

(1)	Severance payment means an amount equal to two and one-half times the sum of (i) the Executive’s base salary, (ii) annual automobile allowance and (iii) average annual bonus and incentive cash compensation paid to the Executive for the three fiscal years preceding the fiscal year in which the change in control occurs. The severance payments are approximations of the potential amounts that may be paid to each Executive.

(2)	Mr. Shipowitz has agreed with Ace Holdings that his Severance Agreement will terminate upon completion of the merger.

(3)	Severance payment means an amount equal to one and two-thirds times the sum of (i) the Executive’s base salary, (ii) annual automobile allowance and (iii) average annual bonus and incentive cash compensation paid to the Executive for the three fiscal years preceding the fiscal year in which the change in control occurs. The severance payments are approximations of the potential amounts that may be paid to each Executive.

In addition to the cash severance payments discussed in the preceding footnotes, each Executive would also be entitled to receive (i) the accelerated vesting of outstanding stock options and restricted stock, and (ii) the continuation of welfare benefits for 30 months after termination of employment, in the case of Mr. Barron and Mr. McCalmont, and the continuation of welfare benefits for 20 months after termination of employment, in the case of Mr. Evans, Mr. Edwards, Mr. Gibbs and Mr. Klose. We are also obligated to pay the Executive’s legal fees and other expenses incurred in connection with any good-faith enforcement or defense of his rights under the Severance Agreement.

Fees and Expenses of the Merger

We estimate that we will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial, legal, accounting and tax advisory fees, SEC filing fees, HSR Act filing fees and other related charges, totaling approximately $5.9 million. This amount includes the following estimated fees and expenses:

Description	Amount

Financial, legal, accounting and tax advisory fees	$5,495,000
SEC filing fees	46,300
HSR Act filing fees	125,000
Printing, proxy solicitation and mailing costs	113,500
Miscellaneous	100,000

Total	$5,879,800

Litigation Related to the Merger

On June 21, 2006, The Joel & Zehava Rosenfeld Family Foundation Trust (the “Plaintiff”) filed a purported class action lawsuit in the United States District Court, Northern District of Texas, Dallas Division (the “Court”) on behalf of itself and all of the company’s other public shareholders (together with the Plaintiff, the “Class”), against the company, Ace Holdings, Mr. Shipowitz, Robert P. Allyn, J.M. Haggar, III, Marshall B. Payne, Michael S.

Rawlings, Charles Daniel Yost, Raymond C. Hemmig and Edward W. Rose, III (collectively, the “Directors” and with the company and Ace Holdings, the “Defendants”).

The Plaintiff alleges that the Defendants breached their fiduciary duties of loyalty, honesty and fair dealing to the Class because the Plaintiff alleges that the consideration payable to company shareholders is at an unfair price and is a result of unfair dealing.

In its complaint, the Plaintiff requested that the Court certify the Class. In addition, the Plaintiff seeks: to enjoin the company, Ace Holdings and the Directors from proceeding with or consummating the merger; to invalidate and set aside the $15 million break-up fee; to rescind, set aside or award rescissory and/or compensatory damages to the Class if the merger is consummated; punitive damages; costs and disbursements of the class action and reasonable attorneys’ and experts’ fees; and other relief as the Court deems just and proper.

The company believes this lawsuit is without merit and, if negotiations with Plaintiff are unsuccessful, intends to vigorously defend against this action.

Regulatory Matters

The merger is subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice, which we refer to as the DOJ, and the Federal Trade Commission, which we refer to as the FTC, and certain waiting period requirements have been satisfied. Pursuant to the HSR Act, on June 19, 2006, each of ACE and Ace Holdings filed a Notification and Report Form for Certain Mergers and Acquisitions in connection with the merger with the Antitrust Division and the FTC. The filings were subject to a 30-day initial waiting period, for which early termination was granted on June 23, 2006. The expiration or early termination of the applicable waiting period under the HSR Act was a condition to completion of the merger. See “The Merger Agreement — Conditions to the Merger.”

The FTC and the DOJ frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after completion of the merger, either or both the DOJ or the FTC could take such action under the antitrust laws as it or they deems or deem necessary or desirable in the public interest, including seeking to enjoin the merger or otherwise seeking divestiture of substantial assets of Ace Holdings or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Based on a review of information provided by Ace Holdings relating to the businesses in which it and its affiliates are engaged, we and Ace Holdings believe that the merger will not violate the antitrust laws. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

The merger is also subject to state statutes and regulations regarding check cashing, short-term consumer loans, money-transmission and other retail financial services. These statutes and regulations require that we obtain a consent from, file a new application with and/or provide notice to the applicable state authorities in connection with the merger. We must obtain consents or file new applications for us to continue operating our business after the consummation of the merger in jurisdictions including the following: Alabama, Arizona, Arkansas, the District of Columbia, Idaho (where a payday loan license is pending), Indiana, Iowa, Maryland, Georgia, Montana, Nebraska, Nevada, North Carolina, Pennsylvania, Tennessee, Texas, Virginia and Washington.

Material U.S. Federal Income Tax Consequences

The following is a summary of certain material United States federal income tax consequences of the merger to United States Holders (as defined below) of our common stock whose shares are converted into the right to receive cash under the merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect.

This summary is limited to United States Holders who hold our shares of common stock as capital assets. This summary also does not address tax considerations applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	broker-dealers;

•	traders;

•	expatriates;

•	tax-exempt organizations;

•	persons who are subject to alternative minimum tax;

•	persons that are partnerships, S-corporations or other pass-through entities;

•	persons who hold their shares of common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons deemed to sell their shares of common stock under the constructive sale provisions of the Code;

•	persons that have a functional currency other than the United States dollar; or

•	persons who acquired their shares of our common stock upon the exercise of stock options or otherwise as compensation.

In addition, this summary does not address any U.S. federal estate or gift tax consequences, nor any state, local or foreign tax consequences, of the merger, and this summary does not address the tax consequences to holders of our common stock who exercise appraisal rights under Texas law.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER, AND IS NOT TAX ADVICE. THEREFORE, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of this discussion, a “United States Holder” means a holder that is:

•	an individual citizen or resident of the United States;

•	a corporation or an entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (a) the administration over which a United States court can exercise primary supervision and all of the substantial decisions of which one or more United States persons have the authority to control and (b) certain other trusts considered United States Holders for federal income tax purposes.

Consequences of the Merger

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock exchanged therefor. Any such gain or loss would be long-term capital gain or loss if the holding period for the shares of our common stock exceeded one year. Long-term capital gains of noncorporate taxpayers are generally taxable at reduced rates. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of common stock (i.e., shares acquired at the same cost in a single transaction) exchanged for cash in the merger.

Backup Withholding

Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (1) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to holders of our common stock prior to completion of the merger, or (2) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the IRS.

THE MERGER AGREEMENT (PROPOSAL 1)

This section of the proxy statement describes the material provisions of the merger agreement, but does not purport to describe all the provisions of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information,” below.

Structure of the Merger

If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Merger Sub, an indirect wholly owned subsidiary of Ace Holdings created solely for the purpose of engaging in the merger, will merge with and into us. The separate corporate existence of Merger Sub will cease, and ACE will survive the merger and become an indirect, wholly owned subsidiary of Ace Holdings. All of our and Merger Sub’s properties, rights, privileges, powers, franchises and assets, and all of their debts, liabilities, obligations and duties, will become those of the surviving corporation. Following the completion of the merger, our common stock will be delisted from The Nasdaq National Market, deregistered under the Exchange Act and no longer publicly traded. We sometimes refer to ACE after the merger as the surviving corporation.

Effective Time

The effective time of the merger will occur at the time that we file a certificate of merger with the Secretary of State of the State of Texas (or at such later time as is specified in the certificate of merger). The closing date will occur two business days after the date on which the last of the conditions to the merger are satisfied or waived, or at such other date, time and place as we and Ace Holdings mutually agree. We intend to complete the merger as promptly as practicable, subject to receipt of shareholder approval and requisite regulatory approval. We refer to the time at which the merger is completed as the effective time. Although we expect to complete the merger by the second quarter of fiscal 2007, we cannot specify when, or assure you that, we and Ace Holdings will satisfy or waive all conditions to the merger.

Articles of Incorporation and Bylaws

Our amended and restated articles of incorporation, as amended, will be amended as of the completion of the merger to read in the form of Exhibit A to the merger agreement. In addition, our amended and restated bylaws will be amended as of the completion of the merger to read in the form of Exhibit B to the merger agreement.

Board of Directors and Officers of the Surviving Corporation

The directors of Merger Sub immediately prior to the completion of the merger will become the directors of the surviving corporation following the merger. Our officers will continue to be the officers of the surviving corporation following the merger.

Consideration to be Received in the Merger

At the completion of the merger, each share of our common stock issued and outstanding will automatically be converted into the right to receive $30.00 in cash, without interest and less any applicable withholding taxes other than shares of common stock:

•	owned by us as treasury stock, all of which will be cancelled without any payment;

•	owned by any of our wholly owned subsidiaries, all of which will be cancelled without any payment; and

•	held by a shareholder who is entitled to demand and has made a demand for appraisal of such shares in accordance with Texas law and has not voted in favor of adoption of the merger agreement, until such time as such holder withdraws the demand, fails to perfect or otherwise loses such holder’s appraisal rights under Texas law.

The surviving corporation and the exchange agent are entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of our common stock any applicable withholding taxes that they are required to deduct and withhold with respect to making payment under the Code, or any other applicable state, local or foreign tax law. Our shareholders are entitled to assert appraisal rights instead of receiving the merger consideration. For a description of these appraisal rights, please see “Appraisal Rights.”

If any of your certificates representing common stock have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration after you make any affidavit of that fact and, if required by the surviving corporation, post a bond as the surviving corporation may direct as indemnity against any claim that may be made against the surviving corporation with respect to your lost, stolen or destroyed stock certificates.

Treatment of Options, Restricted Stock, Stock Option Plans

The merger agreement provides that each option issued and outstanding immediately prior to completion of the merger will fully vest and become exercisable. Holders of unexercised options immediately prior to completion of the merger will be entitled to receive a sum in cash equal to the product of (i) the number of shares of common stock subject to their option, multiplied by (ii) $30.00 minus the per share exercise price of the option, net of any applicable withholding taxes. Our equity plans will terminate upon completion of the merger.

The restrictions on each outstanding share of ACE restricted stock will lapse immediately prior to the completion of the merger, and each outstanding share of restricted stock will be fully vested and have the same rights as each share of common stock not subject to any restrictions; provided, however, that restricted stock awards which according to their original terms are to be granted only upon achievement of specified performance-based goals that have not been achieved prior to the effective time will not be granted in connection with the merger, nor will such shares vest or be converted in the right to receive merger consideration.

We agreed to terminate our Non-Employee Directors Stock Incentive Plan and our 1997 Stock Incentive Plan (together, the “Stock Option Plans”) as of the date of the filing of the certificate of merger and cause the provision in any other plan, program or arrangement providing for the issuance or grant by ACE of any interest in respect of our capital stock of any of our subsidiaries to terminate and have no further force or effect as of the effective time. In addition, we agreed to ensure that following the effective time no holder of options or any participant in the Stock Options Plans or anyone other than Ace Holdings will hold or have any right to acquire the equity securities of ACE, the surviving corporation or any subsidiary thereof.

Payment Procedures

Prior to the completion of the merger, Ace Holdings will appoint an exchange agent to act as agent for the holders of our shares in connection with the merger and to receive the funds to which such holders will be entitled to under the merger agreement. Ace Holdings will deposit sufficient cash with the exchange agent in order to permit the payment of the merger consideration. As soon as reasonably practicable following the completion of the merger, the surviving corporation will cause the exchange agent to mail to each holder of record of certificates which, immediately prior to the effective time, represented shares of common stock that have been converted into the right to receive the merger consideration, a letter of transmittal and instructions explaining how to surrender the certificates to the exchange agent. The exchange agent will pay the merger consideration, less any applicable withholding taxes, to our shareholders promptly following the exchange agent’s receipt of the duly endorsed stock certificate, a properly completed letter of transmittal and any other documents required by such letter of transmittal. You should NOT send your ACE stock certificates to the exchange agent until you have received transmittal materials from the exchange agent. Do not return your ACE stock certificates with the enclosed proxy. In the event of a transfer of ownership of any shares that is not registered in the transfer books of the company, payment can be made to the transferee if the certificate or other instrument surrendered is properly endorsed or otherwise in proper form for transfer. If any certificate is lost, stolen or destroyed, a person can make an affidavit of that fact and if required by the surviving corporation, the posting of a bond as indemnity against any claim that may be made against it with respect to such certificate and the surviving corporation will deliver the merger consideration in exchange for such lost, stolen or destroyed certificate. The surviving corporation will be entitled to cause the exchange agent to deliver to it any funds (including interest received with respect thereto) that have not been disbursed to holders within six months after the completion of the merger, and the funds will become property of the surviving corporation. All rights of any former holder of our common stock to receive the merger consideration will terminate as of a date which is six months prior to such time as such unclaimed cash would otherwise become payable to a public official pursuant to any applicable abandoned property, escheat or similar law.

At the completion of the merger, the stock transfer books of the company will be closed, and there will be no further registration of transfer in the stock transfer books of the surviving corporation of the shares, that were outstanding immediately prior to the merger. If, after completion of the merger, certificates are presented to the surviving corporation or the exchange agent for any reason, they will be canceled and exchanged as provided in the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Ace Holdings and Merger Sub and representations and warranties made by Ace Holdings and Merger Sub to us. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to shareholders or used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

The merger agreement contains customary representations and warranties that we made to Ace Holdings and Merger Sub regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	our capitalization;

•	our equity ownership of our subsidiaries;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

•	absence of conflicts with, or violations of, organizational documents, material breaches or defaults of any material contracts, creation of liens on our properties or assets, or applicable laws or court rulings or judgments;

•	filing of SEC forms, reports, documents, proxy statements and exhibits and compliance with the Sarbanes-Oxley Act of 2002 (“SOX”) and accuracy of our financial statements;

•	absence of certain changes or events since March 31, 2006;

•	franchise matters;

•	litigation matters;

•	employee benefit plans;

•	information supplied in this proxy statement and the Schedule 13E-3;

•	conduct of our business, requisite permits and compliance with applicable laws;

•	tax matters;

•	environmental matters;

•	real property, title to assets and liens;

•	intellectual property matters;

•	our material contracts;

•	insurance matters;

•	collective bargaining, labor disputes and compliance with applicable labor laws;

•	transactions with affiliates;

•	brokers’ and finders’ fees;

•	actions by our board of directors;

•	receipt of an opinion from the special committee’s financial advisor;

•	absence of any state takeover statute that would apply to the merger; and

•	no other votes required except the affirmative vote of our shareholders to approve the merger.

Many of our representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect” for us is defined to mean any effect, change, fact, event, occurrence, development or circumstance that, individually or together any other effect, change, fact, event, occurrence, development or circumstance (A) is or could reasonably be expected to result in a material adverse effect on or change in the condition (financial or otherwise), our properties, business, operations, results of operations, assets or liabilities or those of our subsidiaries, taken as a whole, or (B) could reasonably be expected to prohibit, restrict or materially impede the consummation of the transactions contemplated by the merger agreement, including the merger; provided, however, that none of the following shall be taken into account in determining whether there has been a material adverse effect on us, or by which a material adverse effect on us could reasonably be expected to occur: (i) any change in the U.S. securities markets, generally; (ii) any change in the market price or trading volume of our common stock after June 6, 2006, provided that the exception in this clause (ii) shall not prevent an assertion that any underlying cause of such change independently has contributed to a material adverse effect; (iii) any failure by us to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after June 6, 2006, provided that the exception in this clause (iii) shall not prevent an assertion that any underlying cause of such failure independently has contributed to material adverse effect; (iv) any change in accounting requirements or principles required by GAAP or required by any change in applicable laws and any restatement of our financial statements as a result thereof or public announcement related thereto, provided that the exception in this clause (iv) shall not prevent an assertion that any underlying cause of such restatement independently has contributed to a material adverse effect; (v) any determination under SOX that we have a material weakness or significant deficiency in our internal controls or procedures, provided that the exception in this clause (v) shall not prevent an assertion that any underlying cause of such material weakness or deficiency independently has contributed to a material adverse effect; (vi) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the merger (including any reduction in revenues, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (vii) any adverse change, effect, event, occurrence, state of facts or development related to any action or inaction by Ace Holdings or Merger Sub (including any reduction in revenues, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (viii) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the U.S. economy as a whole or the industries in which the we participate, excluding any adverse change, effect, event, occurrence, state of fact or development that would reasonably be expected to have a materially disproportionate impact on the condition (financial or otherwise), our properties, business, operations, results of operations, assets or liabilities or those of our subsidiaries, taken as a whole (ix) any adverse change, effect, event, occurrence, state of fact or development resulting from any change in laws after the date hereof or the Guidelines for Payday Lending which were publicly announced by the FDIC on or about March 1, 2005 (the “Guidelines”) or any subsequent implementation or modification thereof or any public announcement pertaining thereto, unless all such changes in laws and Guidelines after June 6, 2006, in the aggregate, would reasonably be expected to result in a loss of EBITDA, damages or liabilities in an amount exceeding twenty percent (20%) of LTM EBITDA (as defined in the merger agreement) in which case all such changes will be considered in determining whether a material adverse effect has occurred or could reasonably be expected to occur; (x) any adverse change, effect, event, occurrence, state of facts or development attributable or relating to expenses incurred in connection with the transactions contemplated by the merger agreement, including as a result of our entry into, and as permitted by, the merger agreement, the payment of any amounts due to, or the provision of any other benefits (including benefits relating to acceleration of stock options) to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of June 6, 2006 or as disclosed in the merger agreement; or (xi) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to the taking of any action required by, or the failure to take any action prohibited by, the merger agreement.

In addition, each of Ace Holdings and Merger Sub, jointly and severally, made representations and warranties to us regarding:

•	corporate matters, including due organization, power and authority;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

•	absence of conflicts with, or violations of, applicable laws or court rulings or judgments, organizational documents, or material breaches or defaults or creation of liens on any Ace Holdings or Merger Sub properties or assets;

•	the equity commitment letter received from an affiliate of Ace Holdings in connection with financing the merger;

•	the debt commitment letter received from Bear, Stearns & Co., Inc. and Bear Stearns Corporate Lending Inc. in connection with financing the merger;

•	no prior activities;

•	brokers’ fees;

•	information supplied in this proxy statement and the Schedule 13E-3;

•	solvency and adequacy of funds of surviving corporation; and

•	absence of voting required for any shareholders of Ace Holdings.

Covenants Relating to the Conduct of Our Business

From the date of the merger agreement until completion of the merger, we have agreed to operate our business only in the ordinary course of business consistent with past practice and use commercially reasonable efforts to:

•	preserve substantially intact our business organization;

•	keep available the services of our present officers, employees and consultants;

•	preserve our present relationships with customers, clients, suppliers and other persons with which we have significant business relations;

•	pay all applicable federal and material state, local and foreign taxes when due and payable (other than those taxes the payment of which we challenge in good faith in appropriate proceedings); and

•	maintain in full force and effect all permits necessary for the conduct of our business as currently conducted.

During the same period, we have also agreed that, subject to certain exceptions, we will not do the following without the prior written consent of Ace Holdings and Merger Sub, which consent shall not be unreasonably withheld or delayed:

•	amend (i) our amended and restated articles of incorporation or amended and restated bylaws or comparable organizational documents or (ii) any material term of any outstanding security issued by us or any of our subsidiaries;

•	(i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to our capital stock (other than dividends paid by our wholly-owned subsidiaries to us or another of our wholly-owned subsidiaries), (ii) redeem, purchase or otherwise acquire, directly or indirectly, any of our capital stock or other securities, (iii) issue, sell, pledge, dispose of or encumber any (A) shares of our capital stock, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of our capital stock or (C) other securities of our or any of our subsidiaries, other than (1) shares of our common stock issued upon the exercise of options outstanding on June 6, 2006 in accordance with the option plans as in effect on June 6, 2006, (2) an aggregate of 100,000 shares of our common stock (in the form of stock options) to be granted to existing or prospective employees in the ordinary course of business consistent with past practice, or (3) shares issuable upon conversion of our convertible promissory notes outstanding as of June 6, 2006, or (iv) split, combine or reclassify any of our outstanding capital stock or issue or authorize or propose the issuance of any of other securities in respect of, in lieu of or in substitution for, shares of our capital stock;

•	other than the acquisition of stores and related property and assets (by asset purchase, merger, consolidation, equity purchase or by any other manner) in the ordinary course of business consistent with past practice the cost of which to us would be less than $2 million for each such acquired store (and related property and assets), acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the equity interests of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets, including real estate, except, with respect to clause (ii) above, purchases of equipment and supplies in the ordinary course of business consistent with past practice;

•	except in the ordinary course of business consistent with past practice, materially amend, enter into or terminate any material contract, or waive, release or assign any material rights or claims thereunder;

•	transfer, lease, license, sell, mortgage, pledge, dispose of, encumber or subject to any lien any property or assets or cease to operate any assets, other than sales of excess or obsolete assets in the ordinary course of business consistent with past practice;

•	except as required to comply with applicable law or the merger agreement and except for salary increases or bonuses payable in accordance with any employee plan existing as of June 6, 2006 and in the ordinary course of business consistent with past practice, (i) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any employee plan or other arrangement for the current or future benefit or welfare of any director, officer or employee, other than in the case of employees who are not officers or directors or to the extent necessary to avoid adverse tax consequences under Section 409A of the Code and the proposed regulations and guidance thereunder, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, (iii) other than benefits accrued through the date hereof and other than for employees other than our officers or directors, pay any benefit not provided for under any employee plan as in effect as of June 6, 2006, (iv) other than bonuses earned through the date hereof and other than in the ordinary course of business consistent with past practice for employees other than officers and directors, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or employee plan; provided that, except as provided in elsewhere in the merger agreement, there shall be no grant or award to any director, officer or employee of stock options, restricted stock, stock appreciation rights, stock based or stock related awards, performance units, units of phantom stock or restricted stock, or any removal of existing restrictions in any employee plan or agreements or awards made thereunder or (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or employee plan;

•	except for drawdowns on our Credit Agreement in the ordinary course of business, consistent with past practice, (i) incur or assume any material indebtedness, (ii) modify any material indebtedness or other liability in a manner that adversely affects us, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice or (iv) except for loans made as part of the ordinary course of our business operations and advances or prepayments in the ordinary course of business in amounts consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person (other than customary loans or advances to employees in accordance with past practice);

•	change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) used by it unless required by our registered independent public auditors, applicable law or GAAP;

•	make any material tax election or material change in any tax election, amend any tax returns or enter into any settlement or compromise of any of our tax liabilities or those of our subsidiaries in an amount in excess of $100,000;

•	pay, discharge, satisfy, settle or compromise any claim, litigation or any legal proceeding, except for any settlement or compromise involving less than $250,000, but subject to an aggregate maximum of $250,000, including all fees, costs and expenses associated therewith but excluding from such amounts any contribution from any insurance company or other parties to the litigation;

•	enter into any negotiation with respect to, or adopt or amend in any respect, any collective bargaining agreement;

•	adopt or amend in any respect, any work rule or practice, or any other labor-related agreement or arrangement, other than in the ordinary course of business consistent with past practice;

•	enter into any material agreement or arrangement with any of ACE’s officers, directors, employees or any “affiliate” or “associate” of any of its officers or directors;

•	enter into any agreement, arrangement or contract to allocate, share or otherwise indemnify for taxes; or

•	make, authorize or agree to make any capital expenditures (other than in connection with the acquisition of stores), or enter into any agreement or agreements providing for such payments (1) from the June 6, 2006 through June 30, 2006, except to the extent provided for in the capital expenditure budget previously provided to Ace Holdings and (2) from July 1, 2006, through the earlier of the date of filing of the certificate of merger or six months after the filing of the certificate of merger, in an aggregate amount exceeding $5 million for each quarterly period.

No Solicitation

The merger agreement provides that, until July 6, 2006, we are permitted to:

•	solicit and encourage any acquisition proposal for us;

•	provide non-public information or data to any party that has entered into a confidentiality agreement with no less restrictive terms than our confidentiality agreement with JLL; and

•	engage in discussions or negotiations concerning an acquisition proposal for us, provided that we shall promptly provide Ace Holdings and Merger Sub any material non-public information that is provided to any such party which has not previously been provided to Ace Holdings and Merger Sub and we shall keep Ace Holdings and Merger Sub reasonably informed on a reasonably prompt basis of the status of any such discussions or negotiations.

From and after July 6, 2006, we will cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any acquisition proposal for us. In addition, we will not:

•	knowingly solicit, initiate or encourage any acquisition proposal for us;

•	provide any non-public information or data to any person relating to or in connection with an acquisition proposal for us, or otherwise take any action to knowingly facilitate any effort or attempt to make or implement an acquisition proposal of us;

•	approve, recommend, agree to or accept or propose publicly to approve, recommend, agree to or accept any acquisition proposal for us; or

•	approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, or execute or enter into any agreement or letter of intent, merger agreement, acquisition agreement, option agreement or other similar agreement with respect to any acquisition proposal for us.

However, at any time prior to the approval of the merger agreement by our shareholders, we are permitted to engage in discussions or negotiations with, or provide any non-public information to any party to the extent that:

•	we receive from such party an acquisition proposal not solicited in violation of the prohibitions described above and which the board of directors (acting through the special committee) concludes in good faith, after consultation with legal counsel and financial advisors, would reasonably be expected to result in a superior proposal;

•	prior to providing any non-public information or data to any party in connection with a proposal by such party, the board of directors (acting through the special committee) receives an executed confidentiality agreement containing terms no less restrictive on such person than the terms contained in our confidentiality agreement with JLL; and

•	prior to providing any non-public information or data to any person or entering into discussions or negotiations with any person, our board of directors (acting through the special committee) notifies Ace Holdings promptly of any such inquiry, proposal or offer received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, us, any of our subsidiaries or our respective officers, directors, employees, advisors and agent indicating, in connection with such notice, the material terms and conditions of the acquisition proposal and the identity of the party making such acquisition proposal.

Our board of directors (acting through the special committee) may also, at any time prior to the approval of the merger agreement by our shareholders, withdraw, modify or change its recommendation of the merger agreement if it concludes in good faith (after consultation with its legal advisors) that failure to do so would be inconsistent with its obligations to comply with its fiduciary duties under applicable law, and only after giving written notice to Ace Holdings at least three business days in advance of its intention to do so. In addition, we may take and disclose to our shareholders a position regarding any tender offer and we may make appropriate disclosures if the board of directors acting through the special committee, after consultation with legal counsel, concludes that the failure to do so would be inconsistent with its fiduciary duties to our shareholders under applicable law.

An “acquisition proposal” shall mean, in each case other than the merger or as otherwise specifically contemplated by the merger agreement, any proposal regarding (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving us or any of our subsidiaries as a result of which any person would acquire the securities or assets described in either of clauses (ii) or (iii) below; (ii) any direct or indirect purchase or sale, lease, exchange, transfer or other disposition of our consolidated assets (including stock of our subsidiaries) and the assets of our subsidiaries, taken as a whole, constituting 25% or more of the total consolidated assets of us and our subsidiaries, taken as a whole, or accounting for 25% or more of the total consolidated revenues of us and our subsidiaries, taken as a whole, in any one transaction or in a series of transactions; or (iii) any direct or indirect purchase or sale of or tender offer, exchange offer or any similar transaction or series of related transactions engaged in by any person involving 25% or more of the outstanding shares of our common stock.

A “superior proposal” is defined to mean an acquisition proposal for us which, if consummated, is on terms which the our board of directors (acting through the special committee) concludes in good faith, after consultation with its legal and financial advisors, is more favorable to our shareholders from a financial point of view than the merger. For purposes of the definition of “superior proposal” all references in the definition of “acquisition proposal” above to “25%” shall be deemed to be references to 50.1%.

Reasonable Efforts

We, Ace Holdings and Merger Sub have agreed to cooperate with each other and use (and agreed to cause our respective subsidiaries to use) our respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary or proper on their part under the merger agreement and applicable laws to consummate and make effective the merger and the other transactions contemplated by the merger agreement as soon as practicable, including (a) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary to be obtained from any third party and/or any governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement (including, but not limited to, those required approvals, consents, orders, registrations, declarations and filings set forth in the disclosure schedule to the merger agreement (collectively, the “Required Approvals”), (b) taking all reasonable steps as may be necessary to obtain all such Required Approvals and (c) obtaining estoppel certificates with respect to each leased real property. Without limiting the generality of the foregoing, we, Ace Holdings and Merger Sub agreed to make all necessary filings in connection with the Required Approvals as promptly as practicable after June 6, 2006, and to use our commercially reasonable efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Approvals, and shall otherwise cooperate with any applicable governmental entity or third party in order to obtain any Required Approvals in as expeditious a manner as possible. We, Ace Holdings and Merger Sub will use our commercially reasonable efforts to resolve such objections, if any, as any governmental entity may threaten or assert with respect to the merger agreement and the transactions contemplated hereby in connection with the Required Approvals. We, Ace Holdings and Merger Sub each will, upon request by the other, furnish the other with all information concerning itself, our subsidiaries, affiliates, directors, officers and shareholders and such other matters as may reasonably be necessary in connection with this proxy statement or any other statement, filing, tax ruling request, notice or application made by or on behalf of us, Ace Holdings or Merger Sub or our respective subsidiaries to any third party and/or governmental entity in connection with the merger.

Shareholders’ Meeting

We have agreed to (i) take all action necessary to duly call, give notice of, convene and hold a shareholders’ meeting for the purpose of obtaining the approval of the merger agreement by our shareholders in accordance with applicable law, as promptly as reasonably practicable, after the SEC confirms that it has no further comments on this proxy statement and the Schedule 13E-3, (ii) use reasonable best efforts to solicit the approval of the merger agreement by our shareholders, and (iii) except to the extent that our board of directors (acting through the special committee, to the extent such committee still exists) shall have withdrawn or modified its approval or recommendation of the merger agreement as permitted therein, include in this proxy statement the recommendation of our board of directors (acting upon the recommendation of the special committee) that our shareholders approve this merger agreement.

Indemnification and Insurance

Pursuant to the merger agreement, we have agreed, and also as the surviving corporation we have agreed, to indemnify and hold harmless each present and former director and officer of ACE against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the fact that the indemnified party is or was our officer, director, employee or agent or any our subsidiaries, a fiduciary under any of our employee benefit plans or any of our subsidiaries or is or was serving at our request or any of our subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise, or matters existing or occurring at or prior to the filing of a certificate of merger (including the merger agreement and the transactions contemplated thereby) (and Ace Holdings and we, as the surviving corporation after the merger, shall, jointly and severally, pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each indemnified party to the fullest extent permitted under applicable law, provided that such indemnified party provides an undertaking to repay such expenses if such person is determined to not be entitled to indemnification).

In addition, the articles of incorporation and bylaws of the surviving corporation shall not be amended, repealed or otherwise modified six years following the consummation of the transaction in any manner that would adversely affect the rights of our present and former directors and officers.

Pursuant to the merger agreement, for six years after completion of the merger, the surviving corporation shall be required to maintain or obtain officers’ and directors’ liability insurance or a “tail” policy covering the indemnified parties who are currently covered by our officers and directors liability insurance policy on terms not less favorable than those in effect on June 6, 2006 in terms of coverage and amounts, and containing substantially similar terms and conditions as existing policies; provided, however, that we, as the surviving corporation, may substitute therefor policies issued by an insurance carrier with the same or better credit rating as our current insurance carrier with at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the covered persons than our existing policies; provided further, that in no event shall we, as the surviving corporation, be required to expend more than an amount per year equal to 200% of current annual premiums paid by us for such insurance to maintain or procure insurance coverage pursuant hereto, in which case, we shall provide the maximum coverage that is then available for 200% of such annual premiums.

If we, as the surviving corporation, or any of our successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of our properties and assets to any person, then and in each such case, proper provision shall be made so that our successors and assigns assume the indemnification and insurance obligations set forth above. We will not, and Ace Holdings will cause us not to, sell, transfer, distribute or otherwise dispose of any of its assets in a manner that would reasonably be expected to render us unable to satisfy our indemnification and insurance obligations above.

Employee and Employee Benefits

For a period of one year following the completion of the merger, Ace Holdings or its affiliates shall provide to our employees and those of our affiliates who continue employment with Ace Holdings or any of its affiliates (“Continuing Employees”) benefits (other than with respect to equity-based compensation) that are no less favorable, in the aggregate, to the benefits provided to the Continuing Employees immediately prior to the Closing Date (excluding equity-based compensation).

Ace Holdings has agreed to honor and will cause the surviving corporation and its subsidiaries to honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between ACE and any current or former officer, director, employee or consultant of ACE or group of such officers, directors, employees or consultants. Nothing in the merger agreement will alter the at-will nature of the employment of each employee of ACE and its subsidiaries, or will otherwise obligate Ace Holdings or the surviving corporation to employ or otherwise retain any employee for a certain length of time. The merger agreement does not create, nor is intended to create, any employment agreement or contract, whether express or implied.

To the extent permitted under any applicable law, each employee of ACE and its subsidiaries shall be given credit for all service with ACE (or service credited by ACE) under all employee benefit plans, program policies and arrangements maintained by the surviving corporation in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual, including for purposes of determining (i) short-term and long-term disability benefits, (ii) severance benefits, (iii) vacation benefits and (iv) benefits under any retirement plan; provided that credit need not be given for service to the extent such credit would result in duplication of benefits.

To the extent of any changes in medical, dental or health plans covering Continuing Employees after the completion of the merger, and to the extent permissible under such plans, Ace Holdings will cause such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under Ace’s applicable medical, health or dental plans and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the completion of the merger to the extent such employee had satisfied any similar limitation or requirement under an analogous ACE plan prior to the completion of the merger.

Conditions to the Merger

We and Ace Holdings and Merger Sub will not complete the merger unless a number of conditions are satisfied or waived. These conditions include:

•	the approval of the merger agreement and the merger by our shareholders;

•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act;

•	no statute, rule, regulation, judgment, writ, decree, order or injunctions by any federal, state, provincial, local and foreign government, governmental, quasi-governmental, supranational, regulatory or administrative authority, agency, commission or any court, tribunal, or judicial or arbitral body being promulgated, enacted, entered or enforced which has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the completion of the merger;

•	Ace Holdings’ and Merger Sub’s representations and warranties under the merger agreement being true and correct (without giving effect to any materiality or material adverse effect qualifiers in the representations and warranties) as of the date of the merger agreement and the date of the completion of the merger other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period, except where the failure to be true and correct (without giving effect to any materiality or material adverse effect qualifiers in the representations and warranties) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Ace Holdings and Merger Sub to consummate the transactions contemplated by the merger agreement;

•	ACE’s representations and warranties under the merger agreement being true and correct (without giving effect to any materiality or material adverse effect qualifiers in the representations and warranties) as of the date of the merger agreement and the date of the completion of the merger other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period, except where the failure to be true and correct (without giving effect to any materiality or material adverse effect qualifiers in the representations and warranties) would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on ACE; provided, that certain representations and warranties as to ACE’s due incorporation, capitalization, authority and inapplicability of any control share acquisition statute are required to be true and correct in all material respects as of the date of completion of the merger;

•	each party having performed or complied in all material respects with all agreements to be performed or complied with by it on or prior to the date of completion of the merger;

•	ACE will have obtained and provided to Ace Holdings and Merger Sub copies of evidence with respect to consents to the merger by specified regulatory agencies;

•	no suit, action, proceeding, claim, inquiry or investigation by any governmental entity or any third party will be pending before any court or governmental entity seeking to prohibit or restrain, or seeking material damages in connection with the merger or the other transactions contemplated by the merger agreement which, in the case of a third party suit, action, proceeding, claim, injury or investigation, would reasonably be expected to result in a material adverse effect on us; and

•	the absence of any material adverse effect on us since June 6, 2006 or any event, change, development or circumstance since June 6, 2006 that would reasonably be expected to result in a material adverse effect on us.

Termination of the Merger Agreement

The merger agreement may be terminated and the transactions contemplated thereby, including the merger, may be abandoned at any time prior to the completion of the merger and whether before or after our shareholders have adopted the merger agreement, as follows:

•	by mutual written consent of the board of directors of Ace Holdings, Merger Sub and ACE (acting through the special committee);

•	by Ace Holdings, Merger Sub or ACE, if the merger has not been completed by December 6, 2006, provided, however, that

(a)	the termination date may be extended by Ace Holdings or ACE for a period of 60 days if the condition of obtaining required regulatory consents has not been satisfied on or prior to December 6, 2006, and all other conditions to the completion of the merger are satisfied on or prior to that date or capable of then being satisfied at the closing, and

(b)	the termination date may be extended by Ace Holdings, until the earlier of (1) the third business day following the holding of the special meeting and (2) February 4, 2007, if all conditions to the consummation of the Merger are satisfied on or prior to December 6, 2006 or capable of being satisfied at the closing (other than obtaining the approval of the merger agreement by our shareholders at the special meeting), and the special meeting has not been held on or prior to December 6, 2006;

•	by Ace Holdings, Merger Sub or ACE, if a statute, rule, regulation or executive order is enacted, entered or promulgated, or if a governmental entity issues an order, decree, ruling or injunction or has taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or injunction becomes final and non-appealable and the party seeking to terminate the merger agreement has used all reasonable best efforts to remove such injunction, order, decree or ruling;

•	by ACE, if either Ace Holdings or Merger Sub breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (a) would result in a failure of satisfying specified closing conditions and (b) cannot be cured by December 6, 2006; provided that ACE gives Ace Holdings and Merger Sub at least thirty (30) days notice prior to terminating the agreement for this reason;

•	by Ace Holdings and Merger Sub, if Ace breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (a) would result in a failure of satisfying specified closing conditions and (b) cannot be cured by December 6, 2006; provided that Ace Holdings gives ACE at least thirty (30) days notice prior to terminating the agreement for this reason;

•	by Ace Holdings, Merger Sub or ACE, if at the special meeting (or any adjournment, continuation or postponement thereof) the required vote to approve the merger agreement is not obtained, except that this specific termination right is not available to ACE where the failure to obtain shareholder approval is caused by ACE’s action or inaction and such action or inaction constitutes a material breach of the merger agreement;

•	by Ace Holdings and Merger Sub, if our board of directors or the special committee withdraws or modifies its approval or recommendation of the merger agreement or the merger, or approves or recommends to our shareholders an acquisition proposal or resolves to do any of the foregoing; or

•	by ACE, if our board of directors (acting through the special committee) concludes in good faith (after consultation with its legal and financial advisors) that an acquisition proposal constitutes a superior proposal, except that the company may not terminate unless and until (i) three business days have elapsed following delivery to Ace Holdings of a written notice of such determination by the board of directors (acting through the special committee) and during such three business day period, ACE (x) informs Ace Holdings of the material terms and conditions of the acquisition proposal and the identity of the person making the acquisition proposal and (y) otherwise reasonably cooperates with Ace Holdings and Merger Sub with respect thereto with the intent of enabling them to agree to a modification of the terms and conditions of the merger agreement so that the transactions contemplated thereby may be effected, (ii) at the end of such three business day period, our board of directors (acting through the special committee) continues to conclude in good faith that the acquisition proposal constitutes a superior proposal, (iii) contemporaneously with such termination, ACE enters into a definitive acquisition, merger or similar agreement to effect the superior proposal and (iv) ACE pays to Ace Holdings the termination fee described below.

Termination Fees

We will be required to pay Ace Holdings a termination fee if the merger agreement is terminated in the situation described in the last two bullets of the immediately preceding paragraph or if any person makes an acquisition proposal which has been publicly disclosed and not withdrawn and thereafter the merger agreement is terminated as a result of the failure to obtain the approval of our shareholders at the special meeting and within 12 months after such termination, an acquisition of ACE is completed or any definitive agreement with respect to an acquisition of ACE is executed. If the merger agreement is terminated for any of these reasons, we will be required to pay Ace Holdings $15 million. If the merger agreement is terminated in the situation described in the last bullet of the immediately preceding paragraph on or prior to July 6, 2006, we will be required to pay Ace Holdings $10 million.

Ace Holdings will be required to pay to ACE a termination fee of $15 million if ACE terminates the merger agreement as a result of Ace Holdings failure to fund (or cause to be funded) the aggregate merger consideration and all other conditions to the completion of the merger have been satisfied. Pursuant to a side letter agreement between Ace Holdings and JLL Partners Fund V, L.P., dated as of June 6, 2006, if Ace Holdings cannot pay such termination fee as discussed in this paragraph, JLL Partners Fund V, L.P. shall pay all such termination fee amounts owing to ACE by Ace Holdings.

Amendment, Modification and Waiver

The merger agreement may be amended by the parties at any time before the completion of the merger; provided, however, that, after approval of the merger by our shareholders, no amendment may be made which would reduce the amount or change the type of consideration into which each share of ACE common stock will be converted upon consummation of the merger. The merger agreement may not be amended except by an instrument in writing signed by the parties thereto.

At any time prior to the completion of the merger, we, Ace Holdings and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant to the merger agreement and (c) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party thereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies in the merger agreement provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

APPRAISAL RIGHTS

The following discussion is a summary of the material statutory procedures to be followed by a holder of our common stock in order to dissent from the merger and perfect dissenters’ rights of appraisal. If you want to exercise appraisal rights, you should review carefully Articles 5.11, 5.12 and 5.13 of the Texas Business Corporate Act (the “TBCA”), which are attached as Annex C to this proxy statement. You are urged to consult a legal advisor before electing or attempting to exercise these rights. The failure to precisely follow all necessary legal requirements may result in the loss of appraisal rights. This description is not complete and is qualified in its entirety by reference to the full text of Articles 5.11, 5.12 and 5.13 of the TBCA. Shareholders seeking to exercise appraisal rights must strictly comply with these provisions.

Shareholders as of the record date who follow the procedures set forth in Articles 5.11, 5.12 and 5.13 of the TBCA will be entitled to demand, if the merger is consummated, that we purchase their shares of our common stock for an amount in cash equal to the “fair value” of their shares. Under the TBCA, fair value of shares for the purposes of exercise of appraisal rights is defined as the value of the shares as of the day immediately prior to the date of the special meeting, excluding any appreciation or depreciation in the value of the shares in anticipation of the proposed merger. This value may differ from the value of the consideration that you would otherwise receive in the merger. Shareholders should be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to the fair value under the TBCA.

How to Exercise and Perfect Your Right to Dissent

In order to be eligible to exercise your right to dissent from the merger and to receive the fair value of your shares of our common stock as of the day immediately preceding the special meeting, excluding any appreciation or depreciation in anticipation of the proposed merger, you must provide us with a written objection to the merger prior to the special meeting. The written objection must state that you intend to exercise your right to dissent if the merger is consummated and provide an address to which a notice about the outcome of the vote on the merger may be sent. Neither a proxy nor a vote against the plan of merger is sufficient to constitute a written objection as required under the TBCA. We must receive your written objection to the merger prior to the special meeting.

Any written objection with notice of intent to exercise the right of dissent should be addressed as follows:

Ace Cash Express, Inc.
c/o Walter E. Evans
Senior Vice President, General Counsel and Secretary
1231 Greenway Drive, Suite 600
Irving, Texas 75038

In order to exercise appraisal rights properly, you must not vote, whether by proxy or in person, in favor of the merger agreement and the transactions contemplated thereby. If you execute and return an unmarked proxy, your shares will be voted “FOR” the merger and, as a consequence, you will be foreclosed from exercising rights of appraisal as a dissenting shareholder.

Your Demand for Payment

If the merger is consummated, we will within 10 days after the effective date of the merger deliver or mail to all of our shareholders who have satisfied the foregoing requirements concerning the exercise of appraisal rights a written notice that the merger has been consummated. If you want to exercise your dissenters’ rights of appraisal, you must, within 10 days from the delivery or mailing of such notice, send a written demand to us for payment of the fair value of your shares of our common stock. Such written demand must state the number and class of the shares that you owned as of the record date and your estimate of the fair value of the shares. Under Texas law, the fair value of your shares of our common stock for the purpose of exercising dissenters’ rights of appraisal will be the value of the shares on the day immediately preceding the special meeting, excluding any appreciation or depreciation in anticipation of the merger. In computing the fair value of your shares, consideration will be given to our value as a going concern without including in the computation of value any payment for a control premium or minority discount other than a discount attributable to the type of share held by you and any limitation placed on the rights and preferences of your shares. If you fail to make such a demand within the 10-day period, you will lose the right to dissent and will be bound by the terms of the merger agreement. In order to preserve your dissenters’ rights of appraisal, you must also submit to us your stock certificates, if any, representing your shares of common stock within 20 days after making a demand for payment for notation thereon that such demand has been made. The failure to do so will, at our option, terminate your dissenters’ rights of appraisal unless a court of competent jurisdiction for good and sufficient cause shown directs otherwise. Your written demand and any notice should be sent to us at the address set forth above.

Action Upon Receipt of Your Demand for Payment

Within 20 days after receiving your written demand for payment and estimate of the fair value of your shares of our common stock, we must mail or deliver to you a written notice that either:

•	accepts the amount declared in the demand and agrees to pay that amount within 90 days after the effective date of the merger and, in the case of shares represented by certificates, upon surrender of duly-endorsed certificate(s) representing your shares of our common stock; or

•	states our estimate of the fair value of the shares and offers to pay the amount of that estimate within 90 days after the effective date of the merger upon receipt of notice from you within 60 days after the effective date of the merger that you agree to accept our estimate and, in the case of shares represented by certificates, upon surrender of duly endorsed certificate(s) representing your shares of our common stock.

Payment of the Fair Value of Your Shares of Our Common Stock Upon Agreement of an Estimate

If you and we agree upon the fair value of your shares of our common stock within 60 days after the effective date of the merger, we will pay you the amount of the agreed value within 90 days after the effective date of the merger and, in the case of shares represented by certificates, upon receipt of your duly endorsed stock certificates. Upon payment of the agreed fair value, you will cease to have any interest in such shares.

Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled

If an agreement upon the fair value of your shares of our common stock is not reached between you and us within the 60-day period immediately following the effective date of the merger, then either you or we may, within 60 days after the expiration of the 60-day period following the effective date of the merger, file a petition in any court of competent jurisdiction in Dallas County, the county in Texas where our principal office is located, asking for a finding and determination of the fair value of the shares. If filed by a shareholder, service of the petition shall be made upon us and we must within 10 days after service file with the clerk of the court a list with the names and addresses of all shareholders who have demanded payment and not reached agreement as to the fair value. If filed by us, the petition must be accompanied by such a list. The clerk of the court shall give notice to us and all shareholders named on the list of the time and place fixed for the hearing of the petition.

After the hearing of the petition, the court shall determine the shareholders who have complied with the statutory requirements and have become entitled to the valuation of and payment for their shares, and the court shall appoint one or more qualified appraisers to determine the fair value. The appraisers may examine our books and records and must afford the interested parties a reasonable opportunity to submit pertinent evidence as to the value of the shares. The appraisers are to make a determination of the fair value upon such examination as they deem proper. The appraisers will file a report of the value in the office of the clerk of the court, notice of which will be given to the parties in interest. The parties in interest may submit exceptions to the report, which will be heard before the court upon the law and the facts. The court will adjudge the fair value of the shares of the shareholders entitled to payment for their shares and will direct the payment thereof by us, together with interest which will begin to accrue 91 days after the effective date of the merger. The judgment will be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the surviving corporation of duly endorsed certificates of those shares. Upon our payment of the judgment, you will cease to have any interest in the shares. In the absence of fraud, the remedy provided by Article 5.12 of the TBCA to a shareholder objecting to the merger is the exclusive remedy for the recovery of the value of such shareholder’s shares or money damages with respect to the merger.

The court must allow the appraisers a reasonable fee as court costs, and all court costs will be allotted between the parties in the manner that the court determines to be fair and equitable.

Any shareholder who has demanded payment for that holder’s shares may withdraw the demand at any time before payment or before any petition has been filed for valuation by the court. A demand may not be withdrawn after payment or, unless we consent, after such a petition has been filed in court.

After a demand has been withdrawn, the shareholder and all persons claiming under the shareholder will be conclusively presumed to have approved the plan of merger and will be bound by its terms.

IMPORTANT INFORMATION ABOUT ACE

ACE Cash Express, Inc. is a Texas corporation with our principal executive offices at 1231 Greenway Drive, Suite 600, Irving, Texas 75038. Our telephone number is (972) 550-5000. We are a leading retailer of financial services, including check cashing, short-term consumer loans and bill payment services. As of June 6, 2006, we had a total network of 1,569 stores in 36 states and the District of Columbia, consisting of 1,339 company-owned stores and 230 franchised stores. We are the largest owner, operator and franchisor of check cashing stores in the United States and one of the largest providers of short-term consumer loans, also known as payday loans. We focus on serving unbanked and underbanked consumers, many of whom seek alternatives to traditional banking relationships in order to gain convenient and immediate access to check cashing services and short-term consumer loans. For more information about ACE, please visit our Web site at www.acecashexpress.com. ACE is publicly traded on The Nasdaq National Market under the symbol “AACE.”

Selected Historical Financial Data

Below are our condensed consolidated statements of operations for the fiscal years ended June 30, 2002, 2003, 2004, 2005 and 2006, and selected balance sheet data as of those dates, all of which should be read in conjunction with our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2006, which is incorporated herein by reference. The selected historical financial data as of and for the five fiscal years ended June 30, 2006 have been derived from our audited consolidated financial statements.

	Fiscal Year Ended June 30,
	2002	2003	2004	2005	2006
	(In thousands, except per share data)

Consolidated Statement of Operations:
Revenues	$229,266	$234,289	$246,659	$268,649	$309,909
Store expenses:
Salaries and benefits	57,864	58,170	59,593	65,293	77,044
Occupancy	28,207	29,194	30,563	34,768	42,629
Provision for loan losses and doubtful accounts	22,064	22,892	24,235	27,090	34,725
Hurricane Katrina related Expenses		—	—	—	1,154
Depreciation	7,180	6,966	7,563	7,684	8,831
Other	36,512	38,192	40,066	38,398	43,777

Total store expenses	151,827	155,414	162,020	173,233	208,160

	Fiscal Year Ended June 30,
	2002	2003	2004	2005	2006
	(In thousands, except per share data)

Gross margin	77,439	78,875	84,639	95,416	101,749
Region expenses	17,495	17,056	19,251	22,971	25,807
Headquarters expenses	16,594	17,133	18,681	19,245	22,441
Franchise expenses	993	1,225	1,196	1,227	1,230
Other depreciation and amortization	7,570	5,423	3,893	3,094	3,663
Loss on early extinguishment of debt	—	270	4,858	—	668
Interest expense, net	14,934	16,004	10,231	4,880	6,872
Other (income) expenses, net	2,827	1,314	(1,893)	(864)	54

Income from continuing operations before taxes	17,026	20,450	28,422	44,863	41,014
Provision for income taxes	6,913	8,174	11,370	17,497	15,997

Income from continuing operations	10,113	12,276	17,052	27,366	25,017
Discontinued operations:
Gain on sale of discontinued operations, net of tax	—	499	—	—	—

Net income	$10,113	$12,775	$17,052	$27,366	$25,017

Basic earnings per share:
Continuing operations	$1.00	$1.20	$1.55	$2.06	$1.85
Discontinued operations	—	0.05	—	—	—

Total	$1.00	$1.25	$1.55	$2.06	$1.85

Diluted earnings per share:
Continuing operations	$1.00	$1.20	$1.49	$1.98	$1.76
Discontinued operations	—	0.05	—	—	—

Total	$1.00	$1.25	$1.49	$1.98	$1.76

Weighted average number of common shares outstanding:
Basic	10,118	10,181	11,009	13,275	13,521
Diluted	10,141	10,206	11,477	13,821	14,377

	As of June 30,
	2002	2003	2004	2005	2006
	(In thousands)

Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	$116,264	$108,110	$123,041	$109,430	$152,652
Loans receivable, net	17,356	13,000	17,047	20,787	26,663
Current assets	151,337	141,281	156,301	147,871	201,079
Noncurrent assets	112,340	114,102	113,961	144,750	191,455
Revolving advances	97,500	83,900	60,000	43,300	77,300
Current liabilities	192,924	136,151	97,206	84,284	133,775
Noncurrent liabilities	8,442	44,076	10,452	11,652	32,962
Term advances (current portion)	48,350	3,833	—	—	—
Term advances (noncurrent portion)	—	34,436	—	—	—
Convertible notes payable	—	—	—	—	19,400
Shareholders’ equity	62,311	75,156	162,604	196,685	225,797

Ratio of Earnings to Fixed Charges

The following presents our ratio of earnings to fixed charges for the fiscal years ended June 30, 2005 and 2006, which should be read in conjunction with our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2006, which is incorporated herein by reference.

	Fiscal Year Ended
	June 30,
	2005	2006
	(In thousands)

Income from continuing operations before income taxes and cumulative effect of accounting change	$44,863	$41,014
Provision for income taxes	17,497	15,997

Income from continuing operations before cumulative effect of accounting change	27,366	25,017
Gain on sale of discontinued operations, net of income tax	—	—
Cumulative effect of accounting change, net of income tax	—	—

Net income	$27,366	$25,017

Interest expense	$4,880	$6,872
Amortization of deferred debt costs
Loan acquisition costs including secured debts	—	0
Wells Fargo	1,058	993
Revolver term	—	0

Fixed Charges	$5,938	$7,865

Pretax income from continuing operations	$44,863	$41,014
ADD:
Interest Expense	4,880	6,872
Debt financing costs amortized	1,058	993
Interest expense related to rent	3,533	5,283
Preferred stock dividend	—	0

Total Fixed Charge Adjustment	9,471	13,148

Adjusted income	$54,334	$54,162

Ratio of earnings to fixed charges	5.74	4.12

Book Value Per Share

Our net book value per share as of June 30, 2006 was $16.09, which is substantially below the $30.00 per share cash merger consideration.

Projected Financial Information

ACE’s management does not normally project earnings and is especially wary of making projections for extended earnings periods due to their unpredictability. However, in connection with ACE’s review of its strategic alternatives, ACE’s management prepared financial projections. Certain potential acquirors, including JLL, were provided with these projections. The information set forth below is included in this proxy statement only because this information was provided to the special committee, the board of directors, UBS and/or certain potential acquirors in connection with their evaluation of a potential transaction.

ACE advised the recipients of the projections that its internal financial forecasts, upon which the projections were based, are subjective in many respects. The projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and beyond ACE’s control. The projections also reflect numerous estimates and assumptions related to the business of ACE (including with respect to the growth and viability of certain segments of ACE’s business) that are inherently subject to significant economic, political, and competitive uncertainties, all of which are difficult to predict and many of which are beyond ACE’s control.

The financial projections were prepared for internal use and not with a view toward public disclosure or toward complying with generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. ACE’s certified public accountants have not examined or compiled any of the financial projections or expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assume no responsibility for them. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of the company, including the factors described above under “Special Note Regarding Forward-Looking Statements,” which factors may cause the financial projections or the underlying assumptions to be inaccurate. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year.

The financial projections are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those statements and should be read with caution. See “Special Note Regarding Forward-Looking Statements.” They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. As a result, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than projected. The projections were prepared in February 2006. ACE has since made publicly available its actual results of operations for the year ended June 30, 2006. You should review the company’s Annual Report on Form 10-K for the year ended June 30, 2006 to obtain this information. If financial projections were prepared by the company as of the date of this proxy statement, the information contained below would likely be different. Accordingly, readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the financial projections set forth below. No one has made or makes any representation to any shareholder regarding the information included in these projections.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the financial projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, ACE does not intend to update or otherwise revise the financial projections or the specific portions below to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

	Fiscal Year Ended June 30,
	2006	2007	2008	2009	2010
	(In millions)

Total Revenues	$301.8	$356.7	$395.6	$435.9	$477.6
Total Expenses, excluding Depreciation & Amortization	242.9	285.0	313.4	343.9	375.9
EBITDA	58.9	71.7	82.2	92.0	101.7
Net Income	23.8	30.9	37.3	44.1	51.0

Market Price and Dividend Data

Our common stock is traded on The Nasdaq National Market under the symbol “AACE.” The table below shows, for the periods indicated, the high and low sales prices for shares of our common stock as reported by The Nasdaq National Market.

	ACE Common
	Stock
	High	Low

Fiscal Year Ending June 30, 2005
First Quarter	$28.74	$22.24
Second Quarter	30.50	24.29
Third Quarter	29.99	22.17
Fourth Quarter	25.87	19.61
Fiscal Year Ending June 30, 2006
First Quarter	$27.39	$18.40
Second Quarter	25.38	18.90
Third Quarter	27.35	22.38
Fourth Quarter	30.13	24.15
Fiscal Year Ending June 30, 2007
First Quarter (through August 28, 2006)	$30.00	$29.05

The $30.00 per share to be paid for each share of common stock in the merger represents a premium of 15.4% to the closing price on June 5, 2006, the last trading day before the company signed the merger agreement, a premium of 12.2% to the average closing price for the 30 trading days ended June 5, 2006, a premium of 17.1% to the average closing price for the 90 trading days ended June 5, 2006, a premium of 9.3% to the 52-week high closing price for the 12-month period ended June 5, 2006, and a premium of 58.2% to the 52-week low closing price for the 12-month period ended June 5, 2006. On August 28, 2006, the most recent practicable date before the filing of this proxy statement, the closing price of ACE common stock was $29.30.

We have never paid dividends on our common stock.

Directors and Executive Officers

The following table sets forth the names, ages, titles of our directors and executive officers, their present principal occupation and their business experience during the past five years. During the last five years, none of ACE, its executive officers or directors has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of the directors and executive officers listed below are U.S. citizens. The business address of each of the director or officer listed below is c/o Ace Cash Express, Inc., 1231 Greenway Drive, Suite 600, Irving, Texas 75038.

Name, Age and Title	Present Principal Occupation and Five Year Business Experience

Raymond C. Hemmig, 56, Chairman of the Board	Mr. Hemmig has served as the Chairman of the Board of ACE since September 1988, when he first became a director. From September 1988 to October 1994, Mr. Hemmig also served as ACE’s Chief Executive Officer. Since December 1995, Mr. Hemmig has served as the Chairman of the Board and Chief Executive Officer of Retail & Restaurant Growth Capital L.P., a licensed Small Business Investment Corporation and a provider of financing to emerging retail and restaurant companies. Since October 2003, Mr. Hemmig has served as Chairman of the Board of Buffet Partners, L.P., a restaurant industry holding company, whose principal executive offices are located at 2701 E. Plano Parkway, Suite 200, Plano Texas, 75074. Mr. Hemmig also serves as a director of Restoration Hardware, Inc., a publicly held retail company.

Name, Age and Title	Present Principal Occupation and Five Year Business Experience

Robert P. Allyn, 46, Director	Mr. Allyn was elected as a director of ACE in August 2004. Mr. Allyn is President and Chief Executive Officer of Allyn & Company, Inc., a public relations, advertising, public affairs and political media firm he founded 22 years ago, that serves Fortune 500 corporations, industry groups, governmental agencies and political figures in the United States, Mexico, the Caribbean and Asia. In 2002, Allyn & Company, Inc. was acquired by Omnicom Group Inc., a holding company that owns and manages numerous advertising, marketing, specialty communications, and media agencies and companies. Allyn & Company’s principal executive offices are located at 323 McKinney Avenue, Suite 660, Dallas, Texas, 75204.

J.M. Haggar, III, 55, Director	Mr. Haggar was elected as a director of ACE in November 2004. From 1990 until November, 2005, Mr. Haggar served as Chief Executive Officer of Haggar Corp., a designer, manufacturer, importer and marketer of men’s and women’s apparel. From 1994 until November, 2005, Mr. Haggar served as Chairman of the Board of Haggar Corp. Mr. Haggar’s address is 5415 Ursula Lane, Dallas, Texas, 75229.

Marshall B. Payne, 49, Director	Mr. Payne has served as a director of ACE since 1987. Since April 2004, Mr. Payne has been the Senior Partner of CIC Partners LP, a private equity investment firm whose principal executive offices are located at 500 Crescent Court, Suite 250, Dallas, Texas, 75201. Since 1983, Mr. Payne had been Vice President of Cardinal Investment Company, Inc., serving as the head of the Private Equity Group until March 2004. Mr. Payne also serves as a director of various private companies.

Michael S. Rawlings, 52, Director	Mr. Rawlings has served as a director of ACE since November 2000. Since April 2004, Mr. Rawlings has been a partner of CIC Partners LP, a private equity investment firm whose principal executive offices are located at 500 Crescent Court, Suite 250, Dallas, Texas, 75201. Prior to that, Mr. Rawlings had been a professional investor since March 2003. From June 1997 through February 2003, Mr. Rawlings was the President of Pizza Hut, Inc., an operating company of YUM! Brands, Inc., and owner of the world’s largest chain of pizza restaurants. From 1991 to 1996, Mr. Rawlings was the Chairman, President and Chief Executive Officer of the Dallas Group of DDB Needham Worldwide, a marketing communications agency.

Edward W. Rose, III, 65, Director	Mr. Rose has served as a director of ACE since 1987. Since 1974, Mr. Rose has been the President and sole shareholder of Cardinal Investment Company, Inc., whose principal executive offices are located at 500 Crescent Court, Suite 250, Dallas, Texas, 75201. In addition, Mr. Rose serves as Chairman of the Board of Drew Industries, Inc., an aluminum window manufacturer.

Name, Age and Title	Present Principal Occupation and Five Year Business Experience

Jay B. Shipowitz, 43, Director, Chief Executive Officer	Mr. Shipowitz has served as Chief Executive Officer of ACE since July 2004, and as President and Chief Operating Officer and as a director of ACE since January 2000. ACE’s principal executive offices are located at 1231 Greenway Drive, Suite 600, Irving, Texas 75038. Mr. Shipowitz served as ACE’s Senior Vice President and Chief Financial Officer from May 1997 to January 2000. From July 1996 to May 1997, Mr. Shipowitz was the senior vice president and chief financial officer of USDATA Corporation, a publicly-held software company. From June 1993 to July 1996, Mr. Shipowitz was the vice president of finance and administration and chief financial officer of Westinghouse Security Systems, Inc., a residential security company. From 1987 to 1993, Mr. Shipowitz worked at Price Waterhouse in various positions, the last of which was senior manager. Mr. Shipowitz is a director of Financial Service Centers of America, Inc.

Charles Daniel Yost, 57, Director	Mr. Yost has served as a director of ACE since August 1996. Since July 2004, Mr. Yost has been Executive Vice President, Product and Marketing for Qwest Communications International, Inc., a provider of voice, video and data services whose principal executive offices are located at 1801 California Street, 52nd Floor, Denver, CO, 80202. From March 1998 to June 2004, Mr. Yost was President and Chief Operating Officer of Allegiance Telecom, Inc., an integrated communications provider. In May 2003, Allegiance Telecom, Inc. filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. From July 1997 to February 1998, Mr. Yost was President and Chief Operating Officer of NETCOM On-line Communications Systems, Inc., an internet service provider.

Matrice Ellis-Kirk, 45, Director	Ms. Ellis-Kirk has served as a director of ACE since December 2005. Ms. Ellis-Kirk has been a Partner with the international executive search firm, Heidrick & Struggles, whose principal executive offices are located at 5950 Sherry, Lane, Suite 400, Dallas, Texas, 75225, since 1999. From 1996 to 1999, Ms. Ellis-Kirk was a director of Spencer Stuart, an executive search firm. Prior to her career in search, Ms. Ellis-Kirk was a Vice President of Apex Securities, an investment banking firm, from 1992 to 1996. From 1986 to 1992, she was Director of the Office of Management and Budget for Dallas Area Rapid Transit, a regional transit agency, and prior to that, from 1982 to 1986 she held several positions with MBank Dallas, the predecessor of the Dallas office of JPMorgan Chase Bank.

Barry M. Barron, 49, Executive Vice President and Chief Operations Officer	Mr. Barron has served as ACE’s Executive Vice President and Chief Operations Officer since May 2005. ACE’s principal executive offices are located at 1231 Greenway Drive, Suite 600, Irving, Texas 75038. Mr. Barron served as ACE’s Executive Vice President-Operations from July 2003 to May 2005, and as ACE’s Senior Vice President-Operations from February 2001 to July 2003. From February 1998 until February 2001, Mr. Barron was Senior Vice President of the International Division at Papa John’s International, Inc., an owner and franchisor of pizza restaurants. From April 1994 to February 1998, Mr. Barron served as Vice President of Papa John’s.

Name, Age and Title	Present Principal Occupation and Five Year Business Experience

William S. McCalmont, 50, Executive Vice President and Chief Financial Officer	Mr. McCalmont has served as ACE’s Executive Vice President and Chief Financial Officer since August 2003. ACE’s principal executive offices are located at 1231 Greenway Drive, Suite 600, Irving, Texas 75038. From January 2002 through August 2003, Mr. McCalmont served as a founding member and principal of the Turtle Creek Group, a consulting firm. From September 2000 to August 2001, Mr. McCalmont was the Chief Financial Officer of HQ Global Workplaces, Inc., a supplier of furnished, fully supported office space, which filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in March 2002. From August 1999 until June 2000, Mr. McCalmont served as the Interim President and Chief Executive Officer, and from August 1997 to August 1999, as the Senior Vice President and Chief Financial Officer, of La Quinta Inns, Inc., an owner and operator of hotels. From 1996 to 1997, Mr. McCalmont was Senior Vice President, Chief Financial Officer and Treasurer of FelCor Suite Hotels, Inc., an owner of hotels. Mr. McCalmont serves as a director of LaSalle Hotel Properties, a hotel real estate investment trust.

Walter E. Evans, 42, Senior Vice President & General Counsel and Secretary	Mr. Evans has served as ACE’s Senior Vice President & General Counsel and Secretary since August 2003. ACE’s principal executive offices are located at 1231 Greenway Drive, Suite 600, Irving, Texas 75038. From August 2001 through March 2003, Mr. Evans served as the Executive Vice President, General Counsel and Secretary of Hollywood Casino Corporation, an owner and operator of casinos. Mr. Evans served, from May 2000 through August 2001, as Vice President and Deputy General Counsel, and from July 1995 through May 2000, as Associate General Counsel, of Hollywood Casino Corporation. Before joining Hollywood Casino Corporation, Mr. Evans practiced law in the Dallas, Texas offices of the law firms Hughes & Luce, L.L.P. and Akin, Gump, Strauss, Hauer & Feld, L.L.P.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of August 28, 2006, with respect to the beneficial ownership of shares of our common stock, by:

•	each person known to ACE to beneficially own more than 5% of the outstanding shares of our common stock,

•	each of our directors,

•	our chief executive officer and each of our other executive officers, and

•	all executive officers and directors as a group.

Unless otherwise indicated, the address of each of the shareholders listed below is c/o Ace Cash Express, Inc., 1231 Greenway Drive, Suite 600, Irving, Texas 75038.

	Shares of	Percentage of
	Common Stock	Common Stock
	Beneficially Owned	Beneficially Owned

Edward W. Rose III(1)	802,625	5.7%
500 Crescent Court, Suite 250
Dallas, Texas 75201
Raymond C. Hemmig(2)	434,536	3.1%
Jay B. Shipowitz(3)(12)	354,239	2.5%
Marshall B. Payne(4)	89,399	*
Michael S. Rawlings(5)	31,810	*
Charles Daniel Yost(6)	10,561	*
Robert P. Allyn(7)	11,310	*
J. M. Haggar, III(8)	7,560	*
Matrice Ellis-Kirk	—	*
William S. McCalmont(9)	96,500	*
Barry M. Barron(10)	89,103	*
Walter E. Evans(11)	57,000	*
All directors and executive officers as a group (12 persons)	1,984,643	14.1%

(1)	Includes options to purchase 10,000 shares exercisable within 60 days of the date of this proxy statement.

(2)	Includes options to purchase 26,750 shares exercisable within 60 days of the date of this proxy statement.

(3)	Includes options to purchase 105,314 shares exercisable within 60 days of the date of this proxy statement.

(4)	Includes options to purchase 10,000 shares exercisable within 60 days of the date of this proxy statement.

(5)	Includes options to purchase 5,000 shares exercisable within 60 days of the date of this proxy statement.

(6)	Includes options to purchase 5,001 shares exercisable within 60 days of the date of this proxy statement.

(7)	Includes options to purchase 7,500 shares exercisable within 60 days of the date of this proxy statement.

(8)	Includes options to purchase 3,750 shares exercisable within 60 days of the date of this proxy statement.

(9)	Includes options to purchase 40,000 shares exercisable within 60 days of the date of this proxy statement.

(10)	Includes options to purchase 12,978 shares exercisable within 60 days of the date of this proxy statement.

(11)	Includes options to purchase 29,000 shares exercisable within 60 days of the date of this proxy statement.

(12)	26,000 shares of unvested restricted stock will be forfeited to the company if the merger is not consummated within one year after the date of grant, which was August 28, 2006.

Prior Public Offerings

In April 2004, we completed a registered public offering of 2,411,622 shares of our common stock at an offering price of $27.00 per share. The net proceeds from our sale of shares in the offering totaled approximately $61.4 million and were used by us to repay outstanding debt.

Prior Stock Purchases

In May 2005, our board of directors established a program authorizing up to $20 million for the repurchase of our common stock in the open market or negotiated transactions. No shares have been repurchased under this program.

Since June 30, 2004, 19,478 shares of restricted stock issued under our 1997 Stock Incentive Plan have been repurchased from the grantees for the par value ($0.01 per share) paid by them when forfeited upon such employees termination of employment with us. These repurchases were not made as part of our publicly announced repurchase program.

Independent Registered Public Accounting Firm

The financial statements of the company included in the Annual Report on Form 10-K for the year ended June 30, 2005 incorporated by reference in this proxy statement have been audited by Grant Thornton LLP, an independent registered public accounting firm, as stated in their report appearing in such Annual Report on Form 10-K.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 2)

If there are insufficient votes at the time of the special meeting to adopt the merger agreement, we may propose to adjourn our special meeting, if a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to adopt the merger agreement. We currently do not intend to propose adjournment at our special meeting if there are sufficient votes to adopt the merger agreement. If the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our shareholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote on the matter.

The board of directors recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will not have public shareholders and there will be no public participation in any future meetings of shareholders. However, if the merger is not completed, we expect to hold our 2006 annual meeting of shareholders. If such meeting is held, shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement for our 2006 annual meeting should be sent to us at Ace Cash Express, Inc., 1231 Greenway Drive, Suite 600, Irving, Texas, 75038, Attention: Secretary, and we must receive such proposals no later than July 14, 2006 and must satisfy the rules and regulations of the Securities and Exchange Commission to be eligible for inclusion in the proxy statement for that meeting. Any proposal submitted outside the processes of Rule 14a-8 under the Exchange Act shall be considered untimely if submitted after August 31, 2006.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

Our filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference into this proxy statement is considered a part of this proxy statement, and information that we file later with the SEC, prior to the closing of the merger, will automatically update and supersede the previously filed information and be incorporated by reference into this proxy statement.

We incorporate by reference into this proxy statement the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

•	Annual Report on Form 10-K for our fiscal year ended June 30, 2006; and

•	Current Reports on Form 8-K filed on July 3, 2006; July 5, 2006; and August 25, 2006.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Ace Cash Express, Inc., 1231 Greenway Drive, Suite 600, Irving, Texas, 75038, Attention: Secretary. If you would like to request documents, please do so by September 22, 2006, in order to receive them before the special meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated August 29, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

This proxy statement contains a description of representations and warranties made in the merger agreement. Representations and warranties are also set forth in contracts and other documents that are attached or filed as annexes to this proxy or are incorporated by reference into this document. These representations and warranties, including those made in the merger agreement, were made only for the purposes of such contracts or other documents and solely for the benefit of the parties to such contracts or other documents as of specific dates, may be subject to important limitations and qualifications agreed to by the contracting parties (including ACE, Ace Holdings and Merger Sub), and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the parties to such contract or other document instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should not rely upon the descriptions of representations and warranties contained in this proxy statement or the actual representations and warranties contained in such contracts and other documents, including the merger agreement, as statements of factual information.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided as described in the enclosed proxy card. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact The Altman Group, our proxy solicitor, toll-free at 1-800-331-7024.

Annex A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
ACE HOLDINGS I, LLC,
RANGER MERGER SUB, INC.
AND
ACE CASH EXPRESS, INC.
DATED AS OF JUNE 6, 2006

Page

Section 8.7.	Entire Agreement; No Third-Party Beneficiaries	A-47
Section 8.8.	Assignment	A-47
Section 8.9.	Governing Law; Jurisdiction	A-47
Section 8.10.	Amendment	A-47
Section 8.11.	Waiver	A-47
Section 8.12.	Counterparts	A-48
Section 8.13.	Waiver of Jury Trial	A-48
Section 8.14.	Interpretation	A-48
Section 8.15.	Disclosure Generally	A-48
Section 8.16.	Specific Performance	A-48

INDEX OF DEFINED TERMS

Page

1995 Non-Employee Director Plan	A-16
1997 Stock Incentive Plan	A-16
2005 Non-Employee Director Plan	A-17
affiliate	A-41
Affiliate Transaction	A-27
Agreement	A-8
Alternative Debt Financing	A-36
Articles of Incorporation	A-41
Bear Stearns	A-14
By-Laws	A-41
Certificate of Merger	A-8
Certificates	A-10
CGCL
Class A Common Stock	A-9
Cleanup	A-41
Closing	A-12
Closing Date	A-12
Code	A-11
Commitment Letters	A-14
Company	A-8
Company Acquisition	A-42
Company Acquisition Proposal	A-42
Company Board	A-8
Company Disclosure Schedule	A-15
Company Material Adverse Effect	A-15
Company Material Contracts	A-26
Company Preferred Stock	A-16
Company SEC Reports	A-18
Company Shareholder Approval	A-28
Company Shareholders’ Meeting	A-14
Company Superior Proposal	A-42
Company Termination Fee	A-39
Company’s knowledge	A-44
Confidentiality Agreement	A-42
Continuing Employees	A-35
control	A-42
controlled by	A-42
Copyrights	A-44
Credit Agreement	A-43
Debt Commitment Letter(s)	A-14
Debt Financing	A-14
Dissenting Shares	A-10
DOJ	A-43

Page

Effective Time	A-8
Employee Plans	A-20
Employees	A-43
Environmental Claim	A-43
Environmental Laws	A-43
Equity Commitment Letter	A-14
Equity Investment	A-14
ERISA	A-20
ERISA Affiliate	A-20
Exchange Act	A-13
Exchange Agent	A-10
Exchange Fund	A-10
Financing	A-14
Franchise	A-43
Franchisees	A-43
Franchising Contract	A-43
FTC	A-44
FTC Rule	A-19
GAAP	A-44
Governmental Entity	A-15
Hazardous Materials	A-44
HSR Act	A-13
Indemnified Parties	A-34
Insignificant Subsidiaries	A-44
Insurance Policies	A-27
Intellectual Property Rights	A-44
JLL Fund V	A-14
knowledge of the Company	A-44
Laws	A-44
Leased Real Property	A-44
Lien	A-13
Merger	A-8
Merger Consideration	A-9
Merger Sub	A-8
Merger Sub Common Stock	A-9
NLRA	A-45
NLRB	A-45
Option Plans	A-12
Options	A-12
Owned Real Property	A-25
Parent	A-8
Parent Disclosure Schedule	A-13
Parent Termination Fee	A-40
Patents	A-44

Page

Permits	A-22
Permitted Liens	A-45
Person	A-45
Proceedings	A-20
Proxy Statement	A-14
Real Property Leases	A-45
Recommendation	A-32
Release	A-45
Required Approvals	A-33
Restricted Stock	A-12
Sarbanes-Oxley	A-19
SEC	A-46
Securities Act	A-18
Significant Subsidiaries	A-46
Software	A-44
Special Committee	A-46
Subsidiary	A-46
Surviving Corporation	A-8
Takeover Statute	A-28
Tax Return	A-46
Taxes	A-46
Termination Date	A-38
Territorial Rights	A-20
Trademarks	A-44
Treasury Regulations	A-46
UBS	A-27
UFOC	A-19
under common control with	A-42
WARN Act	A-27

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 6, 2006 (this ‘‘Agreement”), by and among ACE HOLDINGS I, LLC, a Delaware limited liability company (“Parent”), RANGER MERGER SUB, INC., a Texas corporation and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), and ACE CASH EXPRESS, INC., a Texas corporation (the ‘‘Company”).

W I T N E S S E T H:

WHEREAS, the Board of Managers of Parent, the Board of Directors of Merger Sub and the Board of Directors of the Company (acting upon the unanimous recommendation of the Special Committee (as defined below)), have deemed it in the best interests of Parent, Merger Sub and the Company, respectively, and their respective members and shareholders that Parent, Merger Sub and the Company consummate the business combination and other transactions provided for herein; and

WHEREAS, the Board of Directors of Merger Sub and the Board of Directors of the Company (acting upon the unanimous recommendation of the Special Committee), have approved, in accordance with the Texas Business Corporation Act (the “TBCA”), this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”), all in accordance with the TBCA and upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Board of Directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Special Committee, has resolved to recommend to the Company’s shareholders the approval and adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger; and

WHEREAS, Parent, as the sole shareholder of Merger Sub, has approved and adopted this Agreement and approved the transactions contemplated hereby, including the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, terms used but not defined herein shall have the meanings set forth in Section 8.4, unless otherwise noted.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1.  The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the TBCA, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 1.2.  Effective Time.  Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the TBCA (the “Certificate of Merger”) shall be duly executed by the Company and concurrently with or as soon as practicable following the Closing filed with the Secretary of State of the State of Texas. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Texas or such other date and time as Parent and the Company may mutually agree and include in the Certificate of Merger (the “Effective Time”).

Section 1.3.  Effects of the Merger.  At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4.  Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.5.  Articles of Incorporation; By-Laws; Directors and Officers.

(a) At the Effective Time, the Articles of Incorporation of the Company shall be amended and restated to read in their entirety substantially as set forth in Exhibit A attached hereto, and, as so amended and restated shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with TBCA and as provided in such Articles of Incorporation; provided, however, that any such amendment shall not amend the Articles of Incorporation in a manner prohibited by or inconsistent with Section 5.9.

(b) At the Effective Time, the By-Laws of the Company shall be amended and restated to read in their entirety substantially as set forth in Exhibit B attached hereto, and, as so amended and restated shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with TBCA and as provided in such By-Laws; provided, however, that any such amendment shall not amend the By-Laws in a manner prohibited by or inconsistent with Section 5.9.

(c) Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case, until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation’s Articles of Incorporation and By-Laws, or as otherwise provided by applicable law.

Section 1.6.  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock”) or any shares of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”):

(a) Company Common Stock.  Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled in accordance with Section 1.6(c) and Dissenting Shares) shall be converted into the right to receive from the Surviving Corporation, and become exchangeable for, an amount in cash equal to $30.00 per share of Company Common Stock, without interest (the “Merger Consideration”). As of the Effective Time, all shares of Company Common Stock upon which the Merger Consideration is payable pursuant to this Section 1.6(a) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(b) Merger Sub Common Stock.  Each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(c) Cancellation of Treasury Stock and Parent and Merger Sub-Owned Company Common Stock.  All shares of Company Common Stock that are owned by the Company or any direct or indirect Subsidiary of the Company and any shares of Company Common Stock owned by Parent, Merger Sub or any subsidiary of Parent or Merger Sub or held in the treasury of the Company shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(d) Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the adoption of the Merger Agreement or consented thereto in writing and who has properly demanded such holder’s right to appraisal for such shares in accordance with Article 5.12 of the TBCA (and who has neither effectively withdrawn nor lost his, her or its right to such appraisal) (“Dissenting Shares”), shall not be converted into a right to receive cash pursuant to Section 1.6(a), and the holder thereof shall be entitled to only such rights as are granted by the TBCA. If after the Effective Time such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration, without interest thereon. The Company shall give Parent prompt notice of any demands received by the Company under Article 5.12 of the TBCA for appraisal of shares of the Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any determination of fair value or any payment with respect to, or settle or offer to settle, any such demands.

Section 1.7.  Exchange of Certificates.

(a) Exchange Agent.  Immediately prior to the Effective Time, Parent shall deposit with a bank or trust company designated by Parent (the ‘‘Exchange Agent”), for the benefit of the holders of shares of Company Common Stock that have been converted into the right to receive, and become exchangeable for, the Merger Consideration pursuant to Section 1.6(a), for exchange in accordance with this Article I through the Exchange Agent, an amount equal to the aggregate Merger Consideration (such consideration being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions of the Surviving Corporation, make payments of the Merger Consideration out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedure for Certificates.  As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) that were converted into the right to receive the Merger Consideration pursuant to Section 1.6(a): (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as the Surviving Corporation may reasonably specify); and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 1.6(a), and the Certificate so surrendered shall forthwith be cancelled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. In the event of a transfer of ownership of such Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 1.7(b), each Certificate (other than a Certificate representing shares of Company Common Stock cancelled in accordance with Section 1.6(c) and other than Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 1.6(a). No interest will be paid or will accrue on the consideration payable upon the surrender of any Certificate.

(c) No Further Ownership Rights in Company Common Stock.  All consideration paid upon the surrender of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to any obligation of the Surviving Corporation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized or made with respect to shares of Company Common Stock which remain unpaid or unsatisfied at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, the Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article I, except as otherwise provided by applicable Law.

(d) Termination of the Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation and any holders of the Certificates who have not theretofore complied with this Article I shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for the Merger Consideration and, if applicable, any unpaid dividends or other distributions which such holder may be due on Company Common Stock, under applicable Law. All rights of any former holder of Company Common Stock to receive the Merger Consideration hereunder shall, to the extent such Merger Consideration remains unclaimed, terminate on the date that is six months prior to the date on which such unclaimed Merger Consideration would otherwise become payable to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) No Liability.  None of the Company, Merger Sub, Parent, the Surviving Corporation or the Exchange Agent, or any of their respective employees, officers, directors, stockholders, agents or affiliates, shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of the Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, the Surviving Corporation shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

(g) Withholding Rights.  The Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

(h) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable pursuant to this Agreement in respect of the shares of Company Common Stock represented by such Certificate.

Section 1.8.  Stock Plans.

(a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering any of the Company’s stock option and stock incentive plans listed in Section 3.2 of the Company Disclosure Schedule, each as amended (collectively, the “Option Plans”)) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) no later than ten (10) days prior to the Effective Time, each then outstanding option to purchase shares of Company Common Stock (the “Options”) shall become vested and exercisable with respect to all of the shares of Company Common Stock subject thereto;

(ii) adjust the terms of each share of Company Common Stock subject to vesting and transfer or other restrictions (“Restricted Stock”) as necessary to provide that, in accordance with the terms of the applicable Restricted Stock award agreement, at the Effective Time, such shares shall become fully vested and all restrictions on such shares shall lapse and pursuant to Section 1.6(a), such shares shall be canceled, retired and shall cease to exist, and shall be converted into the right to receive from the Surviving Corporation the Merger Consideration (it being understood that restricted stock awards set forth on Schedule 1.8 which in accordance with their original terms are to be granted only upon achievement of specified performance-based goals that have not been achieved prior to the Effective Time shall not be granted in connection with the Merger nor shall they vest or be converted into the right to receive the Merger Consideration; provided, however, that any such shares that, by their original terms are granted upon a change of control shall be granted and shall vest and be converted at the Effective Time into the right to receive the Merger Consideration); and

(iii) make such other changes to the Option Plans as Parent and the Company may agree are appropriate to give effect to the Merger.

(b) Prior to the Effective Time, the Company shall take all actions necessary to provide that, at the Effective Time, each then outstanding Option granted under any Option Plan, or granted other than pursuant to such Option Plans, whether or not then exercisable or vested, shall be cancelled in exchange for the right to receive from Merger Sub or the Surviving Corporation an amount in cash in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Option (such payment to made by the Company through its customary payroll procedures and net of applicable withholding Taxes).

(c) Except as provided herein or as otherwise agreed to by the parties, (i) the Company shall cause the Option Plans to terminate as of the Effective Time and cause the provisions in any other plan, program or arrangement providing for the issuance or grant by the Company of any interest in respect of the capital stock of the Company or any of its Subsidiaries to terminate and have no further force or effect as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no holder of Options or any participant in the Option Plans or anyone other than Parent shall hold or have any right to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

Section 1.9.  Time and Place of Closing.  Unless otherwise mutually agreed upon in writing by Parent and the Company, the closing of the Merger (the “Closing”) will be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York, at 10:00 a.m., local time, on the second business day following the date that all of the conditions precedent specified in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) have been satisfied or, to the extent permitted by applicable Law, waived by the party or parties permitted to do so (such date being referred to hereinafter as the “Closing Date”). The Merger and the other transactions contemplated hereby shall be deemed to have become effective at 12:01 a.m. on the Closing Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT

Except as set forth in the Disclosure Schedule delivered by Parent and Merger Sub to the Company at or prior to the execution and delivery of this Agreement, after giving effect to Section 8.15 (the “Parent Disclosure Schedule”), Merger Sub and Parent jointly and severally hereby represent and warrant to the Company as follows:

Section 2.1.  Organization.  Each of Merger Sub and Parent is a corporation or limited liability company, respectively, duly organized or formed, validly existing and in good standing under the laws of the jurisdiction in which it is organized or formed and has the requisite corporate or limited liability company power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business in all material respects as it is now being conducted.

Section 2.2.  Authority.  Each of Merger Sub and Parent has the requisite corporate power or limited liability company and authority to enter into this Agreement and carry out their respective obligations hereunder and thereunder. The execution and delivery of this Agreement by each of Merger Sub and Parent and the consummation by each of Merger Sub and Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of each of Merger Sub and Parent and no other corporate or limited liability company proceeding is necessary for the execution and delivery of this Agreement by either Merger Sub or Parent, the performance by each of Merger Sub and Parent of their respective obligations hereunder or thereunder and the consummation by each of Merger Sub and Parent of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of Merger Sub and Parent and constitutes a legal, valid and binding obligation of each of Merger Sub and Parent, enforceable against each of Merger Sub and Parent in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 2.3.  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Merger Sub and Parent do not, and the performance of this Agreement by each of Merger Sub and Parent and the consummation of the transactions contemplated hereby will not, (i) subject to the requirements, filings, consents and approvals referred to in Section 2.3(b), conflict with or violate any Law, regulation, court order, judgment or decree applicable to Merger Sub or Parent or by which any of their respective properties are bound or subject, (ii) violate or conflict with the Certificate of Incorporation or By-Laws of Merger Sub or the Certificate of Formation or Limited Liability Company Agreement of Parent or (iii) subject to the requirements, filings, consents and approvals referred to in Section 2.3(b), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien, security interest, pledge, claim, charge or encumbrance of any nature whatsoever (“Lien”) on any of the property or assets of Merger Sub or Parent pursuant to, any contract, agreement, indenture, lease or other instrument of any kind, permit, license or franchise to which Merger Sub or Parent is a party or by which either Merger Sub or Parent or any of their respective properties are bound or subject, except, in the case of clause (iii), for such breaches, defaults, rights or Liens which would not materially impair the ability of Parent or Merger Sub to timely consummate the transactions contemplated hereby.

(b) Except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the filing of the Schedule 13E-3 (as hereinafter defined), the Securities Act of 1933, as amended, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filing of the Certificate of Merger under the TBCA, and except as set forth in Section 2.3(b) of the Parent Disclosure Schedule, neither Parent nor Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for such of the foregoing, including under applicable Laws, as are required by reason of the legal or regulatory status or the activities of the

Company or its Subsidiaries or by reason of facts specifically pertaining to any of them. No waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with their execution, delivery or performance of this Agreement, except for such of the foregoing as are required by reason of the legal or regulatory status or the activities of the Company or its Subsidiaries or by reason of facts specifically pertaining to any of them.

Section 2.4.  Financing Arrangements.  Parent and Merger Sub have made available to the Company (i) a letter (the “Equity Commitment Letter”) from JLL Partners Fund V, L.P., a Delaware limited partnership (“JLL Fund V”), confirming the commitment of JLL Fund V to subscribe for and purchase membership interests or other equity securities of Parent for an aggregate subscription price of $178.8 million in cash, subject to the terms and conditions thereof (the “Equity Investment”) and (ii) a letter (the ‘‘Debt Commitment Letter” and, collectively with the Equity Commitment Letter, the “Commitment Letters”) from Bear Stearns & Co., Inc. and Bear Stearns Corporate Lending, Inc. (collectively, “Bear Stearns”) confirming the commitment of Bear Stearns, subject to the terms and conditions thereof, to provide an asset-based revolving credit facility and a term loan facility in an aggregate amount of up to $400 million and to purchase or place $175 million of Senior Unsecured Notes (the “Debt Financing”). None of the Commitment Letters has been amended or modified prior to the date of this Agreement, and none of the respective commitments contained in the Commitment Letters has been withdrawn or rescinded in any respect. As of the date hereof, the Commitment Letters are in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Investment and the Debt Financing, other than as set forth in or contemplated by the Commitment Letters. The proceeds from the Equity Investment and the Debt Financing (collectively, the “Financing”), as contemplated by the Commitment Letters, will be sufficient (a) to pay (or provide the funds for the Surviving Corporation to pay) the aggregate Merger Consideration, (b) to pay (or provide the funds for the Surviving Corporation to pay) all amounts contemplated by Section 1.8 when due, (c) to refinance any indebtedness or other obligation of the Company which may become due as a result of this Agreement or any of the transactions contemplated hereby, and (d) to pay all related fees and expenses arising solely out of the transactions contemplated hereby, including the Merger, when due. The proceeds of the Financing will be used by Parent and Merger Sub for the purposes specified in clauses (a) through (d) of the immediately preceding sentence. As of the date of this Agreement, neither Buyer nor Merger Sub has any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Buyer and Merger Sub on the Closing Date.

Section 2.5.  No Prior Activities.  Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including the Financing), Merger Sub has not incurred any obligations or liabilities, other than in connection with its formation, and has not engaged in any business or activities of any type or kind whatsoever.

Section 2.6.  Brokers.  Except for Bear Stearns & Co., Inc. and except for arrangements post-Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Merger Sub or Parent.

Section 2.7.  Information Supplied.  None of the information to be supplied by Merger Sub or Parent specifically for inclusion or incorporation by reference in the proxy statement contemplated by Section 5.1 (together with any amendments and supplements thereto, the “Proxy Statement”) or the Rule 13e-3 Transaction Statement on Schedule 13E-3 contemplated by Section 5.1 (together with any amendments and supplements thereto, the ‘‘Schedule 13E-3”) will, on the date such document is filed and on the date it is first published, sent or given to the holders of Company Common Stock, and at the time of the meeting of the Company’s shareholders to consider and vote upon the Merger Agreement (the “Company Shareholders’ Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Company Shareholders’ Meeting, any event with respect to either Merger Sub or Parent, or with respect to information supplied by either Merger Sub or Parent specifically for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 shall occur which is required to be described in an amendment of, or supplement to, such Proxy Statement or the Schedule 13E-3 such event shall be so described by either Merger Sub or Parent, as applicable, and promptly provided to the Company. All documents that Merger Sub or Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the provisions of the Exchange Act and the rules and regulations thereunder, and each such document required to be filed with any federal, state, provincial, local and foreign government, governmental, quasi-governmental, supranational, regulatory or administrative authority, agency, commission or any court, tribunal, or judicial or arbitral body (each, a “Governmental Entity”) will comply in all material respects with the provisions of applicable Law as to the information required to be contained therein. Notwithstanding the foregoing, neither Merger Sub nor Parent makes any representation or warranty with respect to the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 2.8.  Solvency; Surviving Corporation After the Merger.  Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement (without giving effect to any materiality, Company Material Adverse Effect or knowledge qualifiers set forth therein), are true and correct in all material respects, at and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, the Surviving Corporation (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (ii) will have adequate capital and liquidity with which to engage in its business; and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.

Section 2.9.  Vote/Approval Required.  No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule delivered by the Company to Parent and Merger Sub at or prior to the execution and delivery of this Agreement, after giving effect to Section 8.15 (the “Company Disclosure Schedule”), or in any Company SEC Reports (as defined in Section 3.6(a)) filed and publicly available prior to the date of this Agreement, the Company hereby represents and warrants on behalf of itself and its Subsidiaries to Merger Sub and Parent as follows:

Section 3.1.  Organization and Qualification.  The Company and each of its Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or limited liability company power and authority necessary to own, possess, license, operate or lease the properties that it purports to own, possess, license, operate or lease and to carry on its business as it is now being conducted, except, in the case of the Insignificant Subsidiaries, where the failure to be so organized, in good standing, or to have such requisite power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where its business or the character of its properties owned, possessed, licensed, operated or leased, or the nature of its activities, makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not result in a Company Material Adverse Effect. For purposes of this Agreement, “Company Material Adverse Effect” means any effect, change, fact, event, occurrence, development or circumstance that, individually or together with any other effect, change, fact, event, occurrence, development or circumstance, (A) is or could reasonably be expected to result in a material adverse effect on or change in the condition (financial or otherwise), properties, business, operations, results of operations, assets or liabilities of the Company and its Subsidiaries, taken as a whole, or (B) could reasonably be expected to prohibit, restrict or materially impede the consummation of the transactions contemplated by this Agreement, including the Merger; provided, however, that none of the following shall be taken in to account in determining whether there has been a Company Material Adverse Effect, or a Company Material Adverse Effect could reasonably be expected to occur: (i) any change in the U.S. securities markets, generally; (ii) any change in the market price or trading volume of the Company Common Stock after the date hereof, provided that the exception in this clause (ii) shall not prevent an assertion that any underlying cause of such change independently has contributed to a Company Material Adverse Effect; (iii) any failure by the Company to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date hereof, provided that the exception in this clause (iii) shall not prevent an assertion that any underlying cause of such failure independently has contributed to a Company Material Adverse Effect; (iv) any change in accounting requirements or principles required by GAAP or required by any change in applicable Laws and any restatement of the Company’s financial statements as a result thereof or public announcement related thereto, provided that the exception in this clause (iv) shall not prevent an assertion that any underlying cause of such restatement independently has contributed to a Company Material Adverse Effect; (v) any determination under SOX that the Company has a material weakness or significant deficiency in its internal controls or procedures, provided that the exception in this clause (v) shall not prevent an assertion that any underlying cause of such material weakness or deficiency independently has contributed to a Company Material Adverse Effect; (vi) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger (including any reduction in revenues, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (vii) any adverse change, effect, event, occurrence, state of facts or development related to any action or inaction by Parent or Merger Sub (including any reduction in revenues, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (viii) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the U.S. economy as a whole or the industries in which the Company participates, excluding any adverse change, effect, event, occurrence, state of fact or development that would reasonably be expected to have a materially disproportionate impact on the condition (financial or otherwise), properties, business, operations, results of operations, assets or liabilities of the Company and its Subsidiaries, taken as a whole (ix) any adverse change, effect, event, occurrence, state of fact or development resulting from any change in Laws after the date hereof or the Guidelines for Payday Lending which were publicly announced by the FDIC on or about March 1, 2005 (the “Guidelines”) or any subsequent implementation or modification thereof or any public announcement pertaining thereto, unless all such changes in Laws and Guidelines after the date hereof, in the aggregate, would reasonably be expected to result in a loss of EBITDA (as defined in the Credit Agreement), damages or liabilities in an amount exceeding twenty percent (20%) of LTM EBITDA (as hereinafter defined) in which case all such changes will be considered in determining whether a Company Material Adverse Effect has occurred or could reasonably be expected to occur; (x) any adverse change, effect, event, occurrence, state of facts or development attributable or relating to expenses incurred in connection with the transactions contemplated by this Agreement, including as a result of the Company’s entry into, and as permitted by, this Agreement, the payment of any amounts due to, or the provision of any other benefits (including benefits relating to acceleration of stock options) to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of the date of this Agreement or as disclosed in this Agreement; or (xi) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to the taking of any action required by, or the failure to take any action prohibited by, this Agreement.

Section 3.2.  Capitalization.  The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share (“Company Preferred Stock”). As of the date of this Agreement: (A) 14,243,169 shares of Company Common Stock were issued and 14,031,769 shares of Company Common Stock were outstanding; (B) no shares of Company Preferred Stock were issued and outstanding; (C) 1,196,176 shares of Company Common Stock were reserved for grants of Options and Restricted Stock under the Company’s 1997 Stock Incentive Plan (the “1997 Stock Incentive Plan”), of which 634,782 shares were subject to issued and outstanding Options granted under the 1997 Stock Incentive Plan and 452,116 shares of Restricted Stock are issued and outstanding under the 1997 Stock Incentive Plan; (D) 78,590 shares of Company Common Stock were reserved for issuance under the Company’s 1995 Non-Employee Directors Stock Incentive Plan (the “1995 Non-Employee Director Plan”), of which 67,501 shares were subject to issued and outstanding Options granted under the 1995 Non-Employee Director Plan and 11,089 shares of Restricted Stock are issued and outstanding under the 1995 Non-Employee Director Plan; (E) 200,000 shares of Company Common Stock were reserved for issuance under the Company’s 2005 Non-Employee Directors Stock Incentive Plan (the “2005 Non-Employee Director Plan”), of which 11,250 shares were subject to issued and outstanding Options granted under the 2005 Non-Employee Director Plan and 15,030 shares of Restricted Stock are issued and outstanding under the 2005 Non-Employee Director Plan; and (F) all Options and Restricted Stock were granted under the Option Plans and not under any other plan, program or agreement (other than any individual award agreements made pursuant to the Option Plans and forms of which have been made available to Parent). The shares of Company Common Stock issuable pursuant to the Option Plans have been duly reserved for issuance by the Company, and upon any issuance of such shares in accordance with the terms of the Option Plans, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights. All outstanding shares of Company Common Stock are, and all shares which may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights. Except as disclosed in Section 3.2 of the Company Disclosure Schedule, there are (i) no other options, puts, calls, warrants or other rights, agreements, arrangements, restrictions, or commitments of any character obligating the Company or any of its Subsidiaries to issue, sell, redeem, repurchase or exchange any shares of capital stock of or other equity interests in the Company or any securities convertible into or exchangeable for any capital stock or other equity interests, or any debt securities of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) and (ii) no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of the Company may vote (whether or not dependent on conversion or other trigger event). Except as disclosed Section 3.2 of the Company Disclosure Schedule, there are no existing registration covenants with respect to Company Common Stock or any other securities of the Company and its Subsidiaries. The Company has provided to Parent and Merger Sub a correct and complete list of each Option and each grant of Restricted Stock, including the holder, date of grant, exercise price, if applicable, vesting schedule and number of shares of Company Common Stock subject thereto. No shareholder is a party to or holds shares of Company Common Stock bound by or subject to any voting agreement, voting trust, proxy or similar arrangement to which the Company is also a party.

Section 3.3.  Subsidiaries.  Each Subsidiary of the Company is identified on Section 3.3 of the Company Disclosure Schedule. All the outstanding equity interests of each Subsidiary of the Company are owned by the Company, by another wholly-owned Subsidiary of the Company or by the Company and another wholly-owned Subsidiary of the Company, free and clear of all Liens except as set forth on Section 3.3 of the Company Disclosure Schedule. All of the capital stock or other equity interests of each Subsidiary of the Company has been duly authorized and is validly issued, fully paid and nonassessable and free and clear from any Liens and preemptive or other similar rights. There are no proxies or voting agreements with respect to any shares of capital stock or other equity interests of any such Subsidiary. There are no options, puts, calls, warrants or other rights, agreements, arrangements, restrictions or commitments of any character obligating the Company or any of its Subsidiaries to issue, sell, redeem, repurchase or exchange any shares of capital stock of or other equity interests in any of the Company’s Subsidiaries or any securities convertible into or exchangeable for any capital stock or other equity interests, or any debt securities of any of the Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company’s Subsidiaries or any other Person. Except for the ownership of the Subsidiaries of the Company, neither the Company nor any Subsidiary of the Company, directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests of, any corporation, partnership, joint venture or other entity.

Section 3.4.  Authority.  The Company has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Shareholder Approval of the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been authorized by all requisite corporate action on the part of the Company, and, subject to obtaining the Company Shareholder Approval, no other corporate action is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.5.  No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby will not, (i) violate or conflict with the Articles of Incorporation or By-Laws of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) to the Company’s knowledge, result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or terminate or cancel or give to others any rights of termination, acceleration or cancellation of (with or without notice or lapse of time or both), or result in the creation of a Lien, except for Permitted Liens, on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any Company Material Contract, or (iii) to the Company’s knowledge, violate any valid and enforceable judgment, ruling, order, writ, injunction, decree, Permit or Laws applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound or subject that, in each case, is material to the business of the Company and its Subsidiaries, taken as a whole.

(b) Except for applicable requirements of the Exchange Act, including the filing of the Schedule 13E-3 and the Proxy Statement, the pre-merger notification requirements of the HSR Act and the expiration or termination of any applicable waiting period thereunder, and filing of the Certificate of Merger under the TBCA, and except as set forth in Section 3.5(b) of the Company Disclosure Schedule, to the Company’s knowledge, the Company and its Subsidiaries are not required to prepare or submit any application, notice, report or other filing material to the business of the Company and its Subsidiaries, taken as a whole, or obtain any consent, authorization, approval, registration or confirmation from any Governmental Entity or, to the extent required under any Company Material Contract, from any third party, in connection with the execution, delivery or performance of this Agreement by the Company and the consummation of the transactions contemplated hereby.

Section 3.6.  SEC Filings; Financial Statements.

(a) The Company has timely filed all forms, reports, documents, proxy statements and exhibits required to be filed with the SEC since June 30, 2003 (collectively, the “Company SEC Reports”). The Company SEC Reports (i) complied in all material respects, as of their respective dates of filing with the SEC, with the requirements of the Securities Act of 1933, as amended (the ‘‘Securities Act”), or the Exchange Act, as the case may be, and (ii) did not at the time they were filed and do not, as amended and supplemented, if applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any form, report, proxy statement or other document with the SEC.

(b) Except as set forth in Section 3.6 of the Company Disclosure Schedule, the consolidated financial statements contained in the Company SEC Reports complied, as of their respective dates of filing with the SEC, and the Company SEC Reports filed with the SEC after the date of this Agreement will comply as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been, and the Company SEC Reports filed after the date of this Agreement will be, prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q under the Exchange Act and except as may be indicated in the notes thereto) and fairly present, and the financial statements contained in the Company SEC Reports filed after the date of this Agreement will fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated statements of operations and cash flows of the Company for the periods indicated, except in the case of unaudited quarterly financial statements that were or are subject to normal and recurring non-material year-end adjustments.

(c) Except for those liabilities and obligations that are reflected or reserved against on the balance sheet contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 or in the footnotes to such balance sheet, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent, known, unknown or otherwise), except for (i) liabilities or obligations incurred since March 31, 2006 in the ordinary course of business consistent with past practice, (ii) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement, (iii) obligations specifically set forth in this Agreement and (iv) liabilities that, individually or in the aggregate, are immaterial to the financial condition or operating results of the Company and its Subsidiaries, taken as a whole.

(d) The Company is in compliance with, and has complied, in all material respects with, the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act or the Exchange Act (collectively, “Sarbanes-Oxley”). The Company has previously made available to Parent and Merger Sub copies of all certificates delivered by officers and employees of the Company, including the Company’s principal executive officer and principal financial officer pursuant to the certification requirements relating to the Company 2005 Form 10-K. The management of the Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company and its Subsidiaries is made known to the management of the Company by others within those entities and (ii) disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal controls (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to materially affect the Company’s ability to record, process summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who, in each case, have a significant role in the Company’s internal controls.

Section 3.7.  Absence of Certain Changes or Events.  From March 31, 2006 to the date hereof, except as contemplated by this Agreement or as set forth in Section 3.7 of the Company Disclosure Schedule, there has not been:

(a) any effect, change, fact, event, occurrence or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to result in, a Company Material Adverse Effect; or

(b) any event, action or occurrence, that, if taken after the date hereof without the consent of Parent and Merger Sub, would violate Section 4.1(a), (b), (c), (e), (f), (g), (h) or (l) hereof.

Section 3.8.  Franchises.

(a) Compliance with Laws.  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries is, and have since June 30, 2003 been, in compliance with all applicable Laws pertaining to the offer and sale of franchises in every jurisdiction in which they operate.

(b) Franchise Registrations.  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all franchise registrations of the Company and its Subsidiaries remain in full force and effect and, to the Company’s knowledge, are not subject of any existing or threatened claim, action, suit or proceeding which might, in whole or in part, result in the termination, revocation, suspension, or dissolution of any such franchise registration and/or any other circumstance which may impede or preclude the Company’s ability routinely to renew or amend (as the case may be) any such franchise registration and/or enter into Franchising Contracts in any jurisdictions.

(c) UFOC Disclosure.  Since June 30, 2003, each uniform franchise offering circular of the Company and its Subsidiaries (each, an “UFOC)”) was, as of the effective date of such UFOC, in compliance with the applicable disclosure provisions of the FTC Trade Regulation Rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures” (the “FTC Rule”) and the franchise disclosure Laws of those states with which the Company obtained registration or exemption of the franchise offering, except where the failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Certain Violations.  To the Company’s knowledge, the Company is not subject to a written notice of violation of the FTC Rule or any franchise registration Law, and the Company is not the subject of any cease and desist order issued by the FTC regarding the Company’s franchising activities.

(e) Exclusivity Arrangements.  Except as set forth in the Franchising Contracts, or except as may be granted by operation of law, no franchisee or developer of the Company has a protected territory, exclusive territory, covenant not to compete, right of first refusal, option to acquire additional territories or other similar arrangement with the Company or any of its affiliates (collectively, the “Territorial Rights”) pursuant to which the Company is restricted in any way in its right to own or operate, or license others to own or operate, any business or line of business; or expansion of the franchisee’s territory. Except as may be granted by operation of law, no Franchisee’s Territorial Rights conflict with the Territorial Rights of any other Franchisee.

(f) Certain Additional Matters.  Section 3.8(f) of the Company Disclosure Schedule sets forth a true and complete list of each Franchise of the Company, setting forth the location of such Franchise, the operator thereof, the date of expiration of the applicable Franchise relationship, the royalty rate or other payment arrangements applicable thereto and whether the applicable Franchisee owes any amounts to the Company or any of its Subsidiaries, whether pursuant to a loan, royalty abatement or otherwise.

(g) No Brokers.  The Company and its Subsidiaries do not, and have not, engaged any person or entity to act as a franchise broker in connection with any transaction evidenced by a Franchising Contract.

(h) No Consent.  The Company may enter into this Agreement and consummate the transactions contemplated hereby without the consent of any Franchisee.

(i) Other Arrangements.  Other than each Franchisee’s respective Franchise Agreement, the Company is not a party to any other material arrangement or agreement with such Franchisee, including real property leases, modifications to royalties, franchise fees or any other amounts due to the Company under the terms of the Franchise Agreement, or any other material agreement between the Company and such Franchisee connected with or arising out of the operation of the Franchise.

Section 3.9.  Litigation.  Except as disclosed in Section 3.9 of the Company Disclosure Schedule, there are no claims, actions, suits, arbitrations, grievances, proceedings or investigations (collectively ‘‘Proceedings”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or rights of the Company or any of its Subsidiaries or any of their respective officers or directors in their capacity as such, before any Governmental Entity, nor any internal investigations (other than investigations in the ordinary course of the Company’s or any of its Subsidiaries’ compliance programs) being conducted by the Company or any of its Subsidiaries nor have any acts of alleged misconduct by the Company or any of its Subsidiaries been reported to the Company, which would reasonably be expected to result in a Company Material Adverse Effect. Except as disclosed in Section 3.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any of their respective properties is subject to any order, judgment, injunction or decree material to the conduct of the businesses of the Company or its Subsidiaries.

Section 3.10.  Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a list of all employee welfare benefit plans (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), employee pension benefit plans (as defined in Section 3(2) of ERISA) and all other employment, compensation, consulting, bonus, stock option, restricted stock grant, stock purchase, other cash or stock-based incentive, profit sharing, savings, retirement, disability, insurance, severance, deferred compensation and other similar fringe or employee benefit plans, programs, agreements or arrangements sponsored, maintained, contributed to or required to be contributed to, or entered into by the Company or any other entity, whether or not incorporated, that together with the Company would be deemed a “single employer” for purposes of Section 414 of the Code or Section 4001 of ERISA (an “ERISA Affiliate”) for the benefit of, or relating to, any current or former employee, director or other independent contractor of, or consultant to, the Company or any of its Subsidiaries to which the Company or any subsidiary has any liability (together, the “Employee Plans”).

(b) The Company has made available to Parent and Merger Sub true and complete copies of (i) all Employee Plans, together with all amendments thereto, (ii) the latest Internal Revenue Service determination letters obtained with respect to any Employee Plan intended to be qualified under Section 401(a) or 501(a) of the Code, (iii) the two most recent annual actuarial valuation reports, if any, (iv) the two most recently filed Forms 5500 together with all related schedules, if any, (v) the “summary plan description” (as defined in ERISA), if any, and all modifications thereto communicated to employees, (vi) any trust documents or other funding vehicles, and (vii) the two most recent annual and periodic accountings of related plan assets.

(c) Neither the Company or any of its Subsidiaries nor any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company or any of its Subsidiaries or any Employee Plan.

(d) All Employee Plans have been approved and administered in accordance with their terms and are in compliance in all material respects with the currently applicable requirements prescribed by all statutes, orders, or governmental rules or regulations currently in effect with respect to such Employee Plans, including, but not limited to, ERISA and the Code.

(e) There are no pending or, to the knowledge of the Company, threatened material claims, lawsuits or arbitrations (other than routine claims for benefits), relating to any of the Employee Plans, or the assets of any trust for any Employee Plan.

(f) Each Employee Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of Section 501(a) of the Code, either (i) has received a favorable determination on opinion letter from the Internal Revenue Service to such effect or (ii) is still within the “remedial amendment period,” as described in Section 401(b) of the Code and the regulations thereunder.

(g) All contributions or payments required to be made or accrued before the Effective Time under the terms of any Employee Plan will have been made by the Effective Time.

(h) Neither the Company nor any of its ERISA Affiliates contributes, nor within the six-year period ending on the date hereof has any of them contributed or been obligated to contribute, to any plan, program or agreement which is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(i) No Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law.

(j) No condition exists that would prevent the Company or any of its Subsidiaries from amending or terminating any Employee Plan providing health or medical benefits in respect of any active employee of the Company or any of its Subsidiaries in accordance with such Employee Plan’s terms.

(k) Except as set forth in Section 3.10(k) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, director or officer of the Company or any of its Subsidiaries to severance pay or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer or (iii) require the Company to place in trust or otherwise set aside any amounts in respect of severance pay or any other payment or benefit.

(l) Except for determination letters issued by the Internal Revenue Service with respect to plans intended to qualify under Section 401(a) of the Code, neither the Company, any Subsidiary nor any ERISA Affiliate is a party to any express agreement or understanding, whether written or unwritten, with the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation in regard to any Employee Plan.

(m) No representations or communications, oral or written, with respect to the participation, eligibility for benefits, vesting, benefit accrual or coverage under any Employee Plan have been made to current or former employees or directors (or any of their representatives or beneficiaries) of the Company or any Subsidiary that are not in accordance with the terms and conditions of the Employee Plans.

(n) Except as set forth in Section 3.10(n) of the Company Disclosure Schedule, there are no agreements between the Company and any director, officer or employee pursuant to which the Company would be required to make a “parachute payment” (within the meaning of Section 280G(b)(2) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

Section 3.11.  Information Supplied.  None of the information to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, on the date on which each such document is first filed with the SEC and on the date it is first mailed to the holders of the Company Common Stock, and on the date of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the date of the Company Shareholders’ Meeting, any event with respect to the Company or any of its Subsidiaries, or with respect to information supplied by or on behalf of the Company specifically for inclusion in the Proxy Statement or the Schedule 13E-3 shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement or the Schedule 13E-3, such event shall be so described by the Company, and provided in writing to Parent and Merger Sub. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or its Subsidiaries or other information supplied by the Company for inclusion therein, will comply as to form, in all material respects, with the provisions of the Exchange Act and the respective rules and regulations thereunder, and each such document required to be filed with any Governmental Entity will comply in all material respects with the provisions of applicable Law as to the information required to be contained therein. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied by either Merger Sub or Parent for inclusion in the Proxy Statement or the Schedule 13E-3.

Section 3.12.  Conduct of Business; Permits; Compliance with Laws.  Except as disclosed in Section 3.12 of the Company Disclosure Schedule, the business of the Company and each of its Subsidiaries is not being (and, since December 31, 2002, has not been) conducted (i) in default or violation of any term, condition or provision of the Articles of Incorporation or By-Laws of the Company or the comparable charter documents or by-laws of any of its Subsidiaries, (ii) to the Company’s knowledge, in material default or violation of (X) any Company Material Contract or (Y) any Laws applicable to the Company or any of its Subsidiaries or their respective businesses and material to the business of the Company and its Subsidiaries, taken as a whole. The material permits, licenses, approvals, certifications and authorizations from any Governmental Entity (collectively, “Permits”) held by the Company and each of its Subsidiaries are valid and sufficient for all business presently conducted by the Company and its Subsidiaries, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth on Section 3.12 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any claim or notice that the Company or any of its Subsidiaries is not in compliance with, nor, to the knowledge of the Company, is the Company or any Subsidiary of the Company not in compliance with, the terms of any such Permits or any requirements, standards and procedures of the Governmental Entity which issued them, or any limitation or proposed limitation on any Permit, except where the failure to be in compliance would not have a Company Material Adverse Effect. Except as set forth on Section 3.12 of the Company Disclosure Schedule or as would not, individually or in the aggregate, have a Company Material Adverse Effect, none of the Permits will lapse, terminate or otherwise cease to be valid as a result of the consummation of the transactions contemplated hereby.

Section 3.13.  Taxes.  Except as set forth in Section 3.13 of the Company Disclosure Schedule:

(a) each of the Company and its Subsidiaries has duly and timely filed all other material Tax Returns required to be filed by it (taking into account extensions), and all such Tax Returns are true, correct and complete in all material respects;

(b) each of the Company and its Subsidiaries has timely paid all material Taxes required to be paid by it (whether or not shown due on any Tax Return);

(c) each of the Company and its Subsidiaries has made adequate provision in the consolidated financial statements contained in the Company SEC Reports discussed in Section 3.6(b) (in accordance with GAAP) for all Taxes of the Company and its Subsidiaries not yet due;

(d) each of the Company and its Subsidiaries has complied with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, withheld and paid over to the proper tax authorities all amounts required to be withheld and paid over by it, except as would not, individually or in the aggregate, have a Company Material Adverse Effect;

(e) no pending or threatened audit, proceeding, examination or litigation or similar claim has been commenced or is presently pending with respect to any Taxes or Tax Return of the Company or any of its Subsidiaries;

(f) no written claim has been made by any tax authority in a jurisdiction where any of the Company or its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction, except as would not, individually or in the aggregate, have a Company Material Adverse Effect;

(g) no material deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries; and no requests for waivers of the time to assess any material amount Taxes are pending;

(h) no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any Taxes is currently in force; and

(i) neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of any material amount of Taxes imposed on or with respect to any individual or other person, and neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return (other than the group the common parent of which is the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor.

(j) The federal income Tax Returns of the Company and its Subsidiaries have been examined by and settled with the Internal Revenue Service (or the applicable statutes of limitation have lapsed) for all years through June 30, 2002. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(k) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(l) There are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for Liens which arise by operation of Law with respect to current Taxes not yet due and payable, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(m) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law), entered into on or prior to the Closing Date, or (C) ruling received from the Internal Revenue Service.

(n) The Company has previously delivered or made available to Parent or Merger Sub complete and accurate copies of each of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by any tax authority relating to the United States Federal, state, local or foreign Taxes due from or with respect to the Company and its Subsidiaries and (ii) any closing agreements entered into by any of the Company and its Subsidiaries with any tax authority in each case existing on the date hereof.

(o) Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two years of the date of this Agreement.

Section 3.14.  Environmental Matters.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (a) the Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and each of its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof); and (b) neither the Company nor any of its Subsidiaries has received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, alleging that the Company or any of its Subsidiaries is not in such compliance, and, to the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents that are reasonably likely to prevent or interfere with such compliance in the future.

(b) Except as set forth in Section 3.14(b) of the Company Disclosure Schedule or as would not, individually or in the aggregate, have a Company Material Adverse Effect, there is no Environmental Claim pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material which could form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

(d) Except as would not have a Company Material Adverse Effect, the Company has made available to Parent and Merger Sub true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed by the Company or any of its Subsidiaries which have been prepared since June 30, 2003 pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated, occupied or leased by the Company or any of its Subsidiaries, or regarding the Company’s or any of its Subsidiaries’ compliance with applicable Environmental Laws.

Section 3.15.  Real Property; Title to Assets; Liens.

(a) Leased Real Property.

(i) Set forth in Section 3.15(a) of the Company Disclosure Schedule is a list of all real property leased by the Company or any of its Subsidiaries, except for any and all subleases to which the Company is a party as a sublandlord with third parties who rent space in the Company’s stores to perform tax-related services during the annual tax season (January 1 to April 15). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each of the leases relating to Leased Real Property is a valid and subsisting leasehold interest of the Company or any of its Subsidiaries, is a valid and binding obligation of the Company or one of its Subsidiaries and, to the knowledge of the Company, each other party thereto, enforceable against the Company or one of its Subsidiaries and, to the knowledge of the Company, each other party thereto in accordance with its terms;

(ii) except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are no disputes with respect to any Real Property Lease; and neither the Company nor, to the knowledge of the Company, any other party to each Real Property Lease is in breach or default under such Real Property, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease;

(iii) except as disclosed on Section 3.15(a)(iii) of the Company Disclosure Schedule or as would not, individually or in the aggregate, have a Company Material Adverse Effect, no consent by the landlord under the Real Property Leases is required in connection with the consummation of the transaction contemplated herein; and

(iv) none of the Leased Real Property has been pledged or assigned by the Company or any of its Subsidiaries or is subject to any Liens (other than pursuant to this Agreement or Permitted Liens).

(b) Owned Real Property.  Section 3.15(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the real property owned by either the Company or any of its Subsidiaries (“Owned Real Property”). Except as specified on Section 3.15(b) of the Company Disclosure Schedule, the Company or one of its Subsidiaries has valid and marketable fee simple title to the Owned Real Property.

(c) Personal Property.  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each of the Company and its Subsidiaries has good and marketable fee title to, or, in the case of leased assets, has good and valid leasehold interests in, all of its other tangible and intangible assets, used or held for use in, or which are necessary to conduct, the respective business of the Company and its Subsidiaries as currently conducted, free and clear of any Liens, except Permitted Liens.

Section 3.16.  Intellectual Property.  All Trademark registrations and Trademark applications are set forth in Section 3.16 of the Company Disclosure Schedule, and such Trademarks are valid and enforceable. Except as disclosed in Section 3.16 of the Company Disclosure Schedule: (i) the Company or its Subsidiaries are the sole and exclusive owner of all right, title and interest in or have valid and enforceable rights to use, by license or other agreements, all of the Intellectual Property Rights that are currently used in the conduct of the business of the Company and its Subsidiaries, except where the failure to own or possess such Intellectual Property Rights would not, individually or in the aggregate, have a Company Material Adverse Effect; (ii) no Proceeding has commenced, been brought or heard by or before any Governmental Entity or arbitrator or is pending or is threatened in writing by any third Person with respect to any Intellectual Property Rights owned by the Company or its Subsidiaries or the business of the Company and its Subsidiaries as currently conducted, including any claim or suit that alleges that any such conduct or Intellectual Property Right infringes, impairs, dilutes or otherwise violates the rights of others, and none of the Company or its Subsidiaries is subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third party’s Intellectual Property Rights, except as would not, individually or in the aggregate, have a Company Material Adverse Effect; (iii) none of the Company or its Subsidiaries is aware of, or has threatened or initiated, any claim or action against any third party with respect to any Intellectual Property Rights, except for those claims or actions that would not, individually or in the aggregate, have a Company Material Adverse Effect; and (iv) the Company and its Subsidiaries have no knowledge of any conflict with or infringements of any Intellectual Property Rights of any third party which would, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.17.  Material Contracts.

(a) Except as set forth in Section 3.17 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as defined in Item 601(b) (10) of Regulation S-K of the SEC);

(ii) any contract or agreement for the purchase of materials or personal property from any supplier or for the furnishing of services to the Company or any of its Subsidiaries that involves future aggregate annual payments by the Company or any of its Subsidiaries of $300,000 or more;

(iii) any contract or agreement for the sale, license or lease (as lessor) by the Company or any of its Subsidiaries of services, materials, products, supplies or other assets, owned or leased by the Company or any of its Subsidiaries, that involves future aggregate annual payments to the Company or any of its Subsidiaries of $300,000 or more;

(iv) any material Franchising Contract that results, or is expected to result, in annual revenues to the Company in excess of $300,000;

(v) Except for Franchising Contracts, any non-competition agreement or any other agreement or obligation which purports to limit the Company or any of its Affiliates from conducting its business as currently conducted;

(vi) any contract, including any employment, compensation, incentive, retirement, loan or severance arrangements, with any current stockholder, director or officer of the Company or any Subsidiary of the Company;

(vii) any joint venture, product development, research and development and limited partnership agreements or arrangements involving a sharing of profits, losses, costs or liabilities by the Company or any Subsidiary of the Company with any other Person;

(viii) mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing or guarantee of money or extension of credit in any case in excess of $300,000;

(ix) any standby letter of credit, performance or payment bond, guarantee arrangement or surety bond of any nature involving amounts in excess of $300,000;

(x) other contracts not in the ordinary course of business involving annual payments made to or by the Company in excess of $300,000;

(xi) any contract for the sale of any of the assets of the Company or any Subsidiary (whether by merger, sale of stock, sale of assets or otherwise) or for the grant to any Person of any preferential rights to purchase any of its assets (whether by merger, sale of stock, sale of assets or otherwise), in each case, for consideration in excess of $300,000 individually, or $1,000,000 in the aggregate;

(xii) any contract relating to the ownership, management or control of any Person in which the Company or a Subsidiary owns any equity interest other than direct and indirect wholly owned Subsidiaries of the Company or another Subsidiary of the Company;

(xiii) any contract, agreement or arrangement to allocate, share or otherwise indemnify for Taxes; or

(xiv) any contract, agreement, license or arrangement (i) granting or obtaining any right to use any material Intellectual Property Rights (other than contracts, agreements, licenses or arrangements granting rights to use readily available commercial Software having an acquisition price of less than $300,000 per contract, agreements, license or arrangement) or (ii) restricting the Company’s right, or permitting third Persons to use, any material Intellectual Property Rights.

The foregoing contracts and agreements to which the Company or any of its Subsidiaries is a party or is bound are collectively referred to herein as ‘‘Company Material Contracts.”

(b) (i) Each Company Material Contract is valid and binding on the Company or one of its Subsidiaries and, to the knowledge of the Company, each other party thereto, and is in full force and effect, (ii) the Company or one of its Subsidiaries, as applicable, and, to the knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it to date under each Company Material Contract; or (iii) neither the Company nor any of its Subsidiaries, as applicable, nor, to the knowledge of the Company, any other party thereto, has violated or defaulted in any material respect or terminated, nor has the Company or any of its Subsidiaries, as applicable, nor, to the knowledge of the Company, any other party thereto, given or received notice of, any material violation or default or any termination under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation, default or termination under) any Company Material Contract. The Company has provided, or made available, to Parent and Merger Sub true and correct copies of each of the Company Material Contracts.

Section 3.18.  Insurance.   Section 3.18 of the Company Disclosure Schedule sets forth a true and complete list of all of the Insurance Policies (the “Insurance Policies”) of the Company and its Subsidiaries as of the date hereof. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, except where the failure to be in effect would not, individually or in the aggregate, have a Company Material Adverse Effect. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement, except where such termination or lapse would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has complied with the provisions of each Insurance Policy under which it is the insured party, except where the failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect. Since July 1, 2002, no insurer under any Insurance Policy has cancelled or generally disclaimed liability under any such policy or, to the Company’s knowledge, indicated any intent to do so or not to renew any such policy.

Section 3.19.  Collective Bargaining; Labor Disputes; Compliance.

(a) The Company and its Subsidiaries are and have been since June 1, 2003 in compliance in all material respects with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”). Except as set forth on Section 3.19(a) of the Company Disclosure Schedule, none of the Employees of the Company and any of its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) within the three-month period prior to the date of this Agreement.

(b) None of the Company or its Subsidiaries has been, or is now, a party to any collective bargaining agreement or other labor contract and (a) there is no unionization or organizational activity relating to the employees of, or affecting, the Company; and (b) there is not threatened any strike, slowdown, picketing, work stoppage, work slowdown or employee grievance process involving the Company or any of its Subsidiaries. No application or petition for an election of or for certification of a collective bargaining agent is pending and no grievance, unfair labor practice charge or arbitration proceeding exists that would reasonably be expected to have a Company Material Adverse Effect. There is no lockout of any employees by the Company or its Subsidiaries, and no such action is contemplated by the Company or any of its Subsidiaries. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect or otherwise set forth in Section 3.19 of the Company Disclosure Schedule, there has been no charge of discrimination filed or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries with the EEOC or similar Governmental Entity. The Company is in compliance with all federal and state Laws respecting employment, including, but not limited to, gender, race, disability, national origin or age discrimination, the Occupational Safety and Health Act of 1970, as amended, the Family and Medical Leave Act of 1993, as amended, and federal and state Laws regarding wages and hours, except where the failure to so comply would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.20.  Transactions with Affiliates.  All transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Company’s affiliates (other than wholly-owned subsidiaries of the Company) or other Persons, on the other hand (an “Affiliate Transaction”), that are required to be disclosed in the Company SEC Reports in accordance with Item 404 of Regulation S-K under the Securities Act have been so disclosed. Any Affiliate Transaction at the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to the Company or any of its Subsidiaries as would have been obtainable by the Company or any of its Subsidiaries in a similar transaction with an unaffiliated third party.

Section 3.21.  Brokers.  Except for UBS Securities LLC (“UBS” ), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to Parent and Merger Sub true and complete information concerning the financial and other arrangements between the Company and its Subsidiaries and UBS pursuant to which UBS would be entitled to any payment as a result of the transactions contemplated hereby.

Section 3.22.  Board Action.  The Board of Directors, acting upon the unanimous recommendation of the Special Committee, at a meeting duly called and held, at which all of the directors were present, duly and unanimously (with one director abstaining): (i) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger; (ii) resolved to recommend that this Agreement and the transactions contemplated hereby, including the Merger, be submitted for consideration by the Company’s shareholders at the Company Shareholders’ Meeting; (iii) resolved to recommend that the shareholders of the Company approve this Agreement and the transactions contemplated hereby, including the Merger; and (iv) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the shareholders of the Company.

Section 3.23.  Opinion of Financial Advisor.  The Special Committee has received the written opinion (or oral opinion to be confirmed in writing) of UBS, the Special Committee’s financial advisor, dated June 6, 2006, to the effect that, as of such date, the Merger Consideration to be received by holders of Company Common Stock (other than certain affiliates of the Company) is fair, from a financial point of view, to such holders.

Section 3.24.  Control Share Acquisition.  No restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “stockholder protection,” “interested shareholder” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any restrictive provision of the Articles of Incorporation or By-Laws of the Company or comparable organizational documents of any of its Subsidiaries is, or at the Effective Time will be, applicable to the Company, its Subsidiaries, Parent, Merger Sub, Company Common Stock, the Merger or any other transaction contemplated by this Agreement.

Section 3.25.  Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the Company’s shareholders necessary (under applicable Law or otherwise), to approve this Agreement, and the transactions contemplated by this Agreement, including the Merger (the “Company Shareholder Approval”).

ARTICLE IV

COVENANTS AND AGREEMENTS

Section 4.1.  Conduct of Business by the Company Pending the Merger.  The Company covenants and agrees on behalf of itself and its Subsidiaries that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement or as required by Law, or unless Parent and Merger Sub shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company shall not, and the Company shall not permit any of its Subsidiaries to, take any action except (i) in the ordinary course of business and in a manner consistent with past practice or (ii) as set forth in Section 4.1 of the Company Disclosure Schedule; and the Company will use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries, to preserve the present relationships of the Company and its Subsidiaries with customers, clients, suppliers and other Persons with which the Company and its Subsidiaries have significant business relations and pay all applicable federal and material state, local and foreign Taxes when due and payable (other than those Taxes the payment of which the Company or one of its Subsidiaries challenges in good faith in appropriate proceedings) and to maintain in full force and effect all Permits necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted. Without limiting the generality of the foregoing, except as (x) expressly contemplated by this Agreement or (y) set forth in Section 4.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries, without the prior written consent of Parent and Merger Sub, which consent shall not be unreasonably withheld or delayed, to:

(a) amend (i) its Restated Articles of Incorporation or Amended and Restated By-Laws or comparable organizational documents or (ii) any material term of any outstanding security issued by the Company or any of its Subsidiaries;

(b) (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than dividends paid by wholly-owned Subsidiaries of the Company to the

Company or another wholly-owned Subsidiary of the Company), (ii) except as set forth on Section 4.1(b) of the Company Disclosure Schedule, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities, (iii) issue, sell, pledge, dispose of or encumber any (A) shares of its capital stock, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or (C) other securities of the Company or any of its Subsidiaries, other than (1) shares of Company Common Stock issued upon the exercise of Options outstanding on the date hereof in accordance with the Option Plans as in effect on the date hereof, (2) an aggregate of 100,000 shares of Company Common Stock (in the form of stock options) to be granted to existing or prospective employees in the ordinary course of business consistent with past practice, or (3) shares issuable upon conversion of the Company’s convertible promissory notes outstanding on the date hereof, or (iv) split, combine or reclassify any of its outstanding capital stock or issue or authorize or propose the issuance of any of other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

(c) other than the acquisition of stores and related property and assets (by asset purchase, merger, consolidation, equity purchase or by any other manner) in the ordinary course of business consistent with past practice the cost of which to the Company would be less than $2 million for each such acquired store (and related property and assets), acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the equity interests of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets, including real estate, except, with respect to clause (ii) above, purchases of equipment and supplies in the ordinary course of business consistent with past practice;

(d) except in the ordinary course of business consistent with past practice, materially amend, enter into or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder;

(e) transfer, lease, license, sell, mortgage, pledge, dispose of, encumber or subject to any Lien any property or assets or cease to operate any assets, other than sales of excess or obsolete assets in the ordinary course of business consistent with past practice;

(f) except as required to comply with applicable Law or this Agreement and except for salary increases or bonuses payable in accordance with any Employee Plan existing as of the date hereof and in the ordinary course of business consistent with past practice, (i) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Employee Plan or other arrangement for the current or future benefit or welfare of any director, officer or employee, other than in the case of employees who are not officers or directors or to the extent necessary to avoid adverse tax consequences under Section 409A of the Code and the proposed regulations and guidance thereunder, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, (iii) other than benefits accrued through the date hereof and other than for employees other than officers or directors of the Company, pay any benefit not provided for under any Employee Plan as in effect on the date hereof, (iv) other than bonuses earned through the date hereof and other than in the ordinary course of business consistent with past practice for employees other than officers and directors, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Employee Plan; provided that, except as provided in Section 4.1(b)(iii)(C)(2) of this Agreement, there shall be no grant or award to any director, officer or employee of stock options, restricted stock, stock appreciation rights, stock based or stock related awards, performance units, units of phantom stock or restricted stock, or any removal of existing restrictions in any Employee Plan or agreements or awards made thereunder or (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Employee Plan;

(g) except for drawdowns on the Company’s Credit Agreement in the ordinary course of business, consistent with past practice, (i) incur or assume any material indebtedness, (ii) modify any material indebtedness or other liability in a manner that adversely affects the Company, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice or (iv) except for loans made as part of the ordinary course of business operations of the Company and its

Subsidiaries and advances or prepayments in the ordinary course of business (which, for purposes of this Agreement shall include any financing not to exceed $2 million that the Company may provide to any potential purchaser of Company-owned stores which the Company desires to sell in the ordinary course of business) in amounts consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (other than customary loans or advances to employees in accordance with past practice);

(h) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) used by it unless required by the Company’s registered independent public auditors, applicable law or GAAP;

(i) make any material Tax election or material change in any Tax election, amend any Tax Returns or enter into any settlement or compromise of any Tax liability of the Company or its Subsidiaries in an amount in excess of $100,000;

(j) pay, discharge, satisfy, settle or compromise any claim, litigation or any legal proceeding, except for any settlement or compromise involving less than $250,000, but subject to an aggregate maximum of $250,000, including all fees, costs and expenses associated therewith but excluding from such amounts any contribution from any insurance company or other parties to the litigation;

(k) enter into any negotiation with respect to, or adopt or amend in any respect, any collective bargaining agreement;

(l) adopt or amend in any respect, any work rule or practice, or any other labor-related agreement or arrangement, other than in the ordinary course of business consistent with past practice;

(m) enter into any material agreement or arrangement with any of its officers, directors, employees or any “affiliate” or “associate” of any of its officers or directors (as such terms are defined in Rule 405 under the Securities Act);

(n) enter into any agreement, arrangement or contract to allocate, share or otherwise indemnify for Taxes; or

(o) make, authorize or agree to make any capital expenditures (other than in connection with the acquisition of stores, which is addressed in subparagraph (c) above), or enter into any agreement or agreements providing for such payments (1) from the date hereof through June 30, 2006, except to the extent provided for in the capital expenditure budget previously provided to Parent and (2) from July 1, 2006, through the earlier of the Effective Time or the Termination Date, in an aggregate amount exceeding $5,000,000 for each quarterly period.

Section 4.2.  No Solicitation.

(a) The Company agrees that, following the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, neither it nor any of its Subsidiaries shall, and that it shall use reasonable best efforts to cause its and each of its Subsidiaries’ officers, directors, employees, advisors and agents not to, directly or indirectly, (i) knowingly solicit, initiate or encourage any Company Acquisition Proposal, (ii) provide any non-public information or data to any Person relating to or in connection with a Company Acquisition Proposal, engage in any discussions or negotiations concerning a Company Acquisition Proposal, or otherwise take any action to knowingly facilitate any effort or attempt to make or implement a Company Acquisition Proposal, (iii) approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any Company Acquisition Proposal, or (iv) approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Company Acquisition Proposal. Without limiting the foregoing, any violation of the restrictions set forth in the preceding sentence by any of the Company’s Subsidiaries or any of the Company’s or the Company Subsidiaries’ officers, directors, employees, agents or representatives (including any investment banker, attorney or accountant retained by the Company or the Company Subsidiaries) shall be a breach of this Section 4.2(a) by the Company. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Company Acquisition Proposal (except with respect to the transactions contemplated by this Agreement). Notwithstanding the foregoing, for a period ending on the thirtieth (30th) day following the date hereof, the Company may directly or indirectly through advisors, agents or other intermediaries (i) solicit and encourage a Company Acquisition Proposal from any Person, (ii) provide non-public information or data to any Person with which it has entered into a confidentiality agreement containing terms no less restrictive on such Person than the terms contained in the Confidentiality Agreement and (iii) engage in discussions or negotiations concerning a Company Acquisition Proposal with any such Person; provided that (A) the Company shall promptly provide to Parent and Merger Sub any material non-public information that is provided to any such Person which has not previously been provided to Parent and Merger Sub and (B) the Company shall keep Parent reasonably informed on a reasonably prompt basis of the status of any such discussions or negotiations.

(b) Notwithstanding Section 4.2(a), nothing contained in this Agreement shall prevent the Company or the Company Board (acting through the Special Committee) from, prior to the adoption of this Agreement by the holders of Company Common Stock, engaging in any discussions or negotiations with, or providing any non-public information to, any Person, if and only to the extent that (i) the Company receives from such Person a bona fide Company Superior Proposal, or a Company Acquisition Proposal, which was not solicited in violation of Section 4.2(a), and which the Company Board (acting through the Special Committee) concludes in good faith (after consultation with its legal and financial advisors) would reasonably be expected to result in a Company Superior Proposal, (iii) prior to providing any non-public information or data to any Person in connection with a proposal by any such Person, the Company Board (acting through the Special Committee) receives from such Person an executed confidentiality agreement containing terms no less restrictive on such Person than the terms contained in the Confidentiality Agreement, and (iv) prior to providing any non-public information or data to any Person or entering into discussions or negotiations with any Person, the Company Board (acting through the Special Committee) notifies Parent promptly of any such inquiry, proposal or offer received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, the Company, any Subsidiary of the Company or any of their respective officers, directors, employees, advisors and agents indicating, in connection with such notice, the material terms and conditions of the Company Acquisition Proposal and the identity of the Person making such Company Acquisition Proposal. The Company agrees that it shall keep Parent reasonably informed, on a reasonably prompt basis, of the status and material terms of any such proposals or offers and the status of any such discussions or negotiations and will notify Parent promptly of any determination by the Company Board (acting through the Special Committee) that a Company Superior Proposal (as hereinafter defined) has been made.

(c) Notwithstanding anything in this Agreement to the contrary, at any time prior to the adoption of this Agreement by the holders of Company Common Stock, the Company Board (acting through the Special Committee) may, if it concludes in good faith (after consultation with its legal advisors) that failure to do so would be inconsistent with its obligations to comply with its fiduciary duties under applicable Law, withdraw, modify or change its recommendation of this Agreement and the Merger, but only at a time that is after the third business day following Parent’s receipt of written notice from the Company advising Parent of its intention to do so. Notwithstanding the foregoing, unless and until this Agreement shall have been terminated in accordance with its terms, the Company shall comply with its obligations under Section 5.2 whether or not the Company Board (acting through the Special Committee) withdraws, modifies or changes its recommendation regarding this Agreement or recommends any other offer or proposal. Any action pursuant to this Section 4.2(c) shall not constitute a breach of the Company’s representations, warranties, covenants or agreements contained in this Agreement.

(d) Nothing in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s shareholders if the Company Board (acting through the Special Committee) (after consultation with its legal advisors), concludes that its failure to do so would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1.  Proxy Statement and the Schedule 13E-3.  In connection with the Company Shareholders’ Meeting, the Company will, (i) as promptly as reasonably practicable after the date of this Agreement, prepare the Proxy Statement and the Schedule 13E-3 and file, jointly with Parent and Merger Sub, the Proxy Statement and the Schedule 13E-3 with the SEC as promptly as reasonably practicable, (ii) respond, as promptly as reasonably practicable, to any comments received from the SEC with respect to such filing and will provide copies of such comments to Parent and Merger Sub promptly upon receipt and copies of proposed responses to Parent and Merger Sub a reasonable time prior to filing to allow meaningful comment, (iii) as promptly as reasonably practicable, prepare and file (after Parent and Merger Sub have had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by law, (iv) use its reasonable best efforts to have the SEC confirm that it has no further comments on the Proxy Statement and the Schedule 13E-3 and thereafter mail to its shareholders, as promptly as reasonably practicable, the Proxy Statement and all other customary proxy or other materials for meetings such as the Company Shareholders’ Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable, prepare, file and distribute to the Company shareholders any supplement or amendment to the Proxy Statement and the Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Company Shareholders’ Meeting, and (vi) otherwise use reasonable best efforts to comply with all requirements of Law applicable to the Company Shareholders’ Meeting and the Merger. Parent and Merger Sub shall cooperate with the Company in connection with the preparation of the Proxy Statement and filing of the Schedule 13E-3, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in the Proxy Statement and the Schedule 13E-3 under applicable Law. The Company will provide Parent and Merger Sub a reasonable opportunity to review and comment upon the Proxy Statement and the Schedule 13E-3 or any amendments or supplements thereto, prior to mailing the Proxy Statement and filing the Schedule 13E-3 to its shareholders.

Section 5.2.  Meeting of Shareholders of the Company.  The Company shall (i) take all action necessary to duly call, give notice of, convene and hold the Company Shareholders’ Meeting for the purpose of obtaining the approval of this Agreement by the Company shareholders in accordance with applicable Law, as promptly as reasonably practicable, after the SEC confirms that it has no further comments on the Proxy Statement and the Schedule 13E-3, (ii) use reasonable best efforts to solicit the approval of this Agreement by the Company shareholders, and (iii) except to the extent that the Company Board (acting through the Special Committee, to the extent such committee still exists) shall have withdrawn or modified its approval or recommendation of this Agreement as permitted by Section 4.2(c) and 4.2(d) hereof, include in the Proxy Statement the recommendation of the Company Board (acting upon the recommendation of the Special Committee) that the shareholders of the Company approve this Agreement (the “Recommendation”).

Section 5.3.  Additional Agreements.  The Company, Merger Sub and Parent will each comply in all material respects with all applicable Laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

Section 5.4.  Notification of Certain Matters.  The Company shall give prompt notice to Parent and Merger Sub and Parent and Merger Sub shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any fact, event or circumstance whose occurrence or nonoccurrence would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (b) any material failure of the Company, Parent or Merger Sub, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (c) the occurrence or non-occurrence of any fact, event or circumstance which has or is reasonably expected to result in a Company Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.5.  Access to Information.

(a) From the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries and their respective directors, officers, directors, employees, auditors and agents to, afford the directors, officers, employees, environmental and other consultants, attorneys, accountants, financial advisors, representatives and agents of Parent and Merger Sub reasonable access at all reasonable times to its directors, officers, employees, representatives, agents, properties, offices and other facilities and to all information systems, contracts, books and records (including Tax Returns, audit work papers and insurance policies), and shall furnish Parent and Merger Sub with all financial, operating and other data and information Parent and Merger Sub through their directors, officers, employees, consultants or agents, may reasonably request. No information received pursuant to this Section 5.5 shall affect or be deemed to modify or update any of the representations and warranties of the Company and its Subsidiaries contained in this Agreement.

(b) Each of Parent and Merger Sub agrees that it shall, and shall cause its affiliates and each of their respective officers, directors, employees, financial advisors, consultants and agents to, hold in strict confidence all data and information obtained by them from the Company in accordance with the Confidentiality Agreement, which shall survive the execution an delivery of this Agreement, and any termination of this Agreement pursuant to Section 7.1 hereof.

Section 5.6.  Public Announcements.  Parent, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements or announcements with respect to the Merger and shall not issue any such press release or make any such public statement before such consultation, except as may be required by applicable Law or stock exchange rules, in which case, the party desiring to make a public statement or disclosure shall consult with the other parties and permit them opportunity to review and comment on the proposed disclosure to the extent reasonably practicable under the circumstances.

Section 5.7.  Approval and Consents; Cooperation.

(a) Each of the Company, Parent and Merger Sub shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary or proper on their part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (a) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, Tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, Permits, Tax rulings and authorizations necessary to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (including, but not limited to, those approvals, consents, orders, registrations, declarations and filings set forth in Section 3.5(b) of the Company Disclosure Schedule (collectively, the “Required Approvals”), (b) taking all reasonable steps as may be necessary to obtain all such Required Approvals and (c) obtaining estoppel certificates with respect to each Leased Real Property. Without limiting the generality of the foregoing, each of the Company, Parent and Merger Sub agree to make all necessary filings in connection with the Required Approvals as promptly as practicable after the date of this Agreement, and to use its commercially reasonable efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Approvals, and shall otherwise cooperate with any applicable Governmental Entity or third party in order to obtain any Required Approvals in as expeditious a manner as possible. Each of the Company, Parent and Merger Sub shall use its commercially reasonable efforts to resolve such objections, if any, as any Governmental Entity may threaten or assert with respect to this Agreement and the transactions contemplated hereby in connection with the Required Approvals. The Company, Parent and Merger Sub each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, affiliates, directors, officers and shareholders and such other matters as may reasonably be necessary in connection with the Proxy Statement or any other statement, filing, Tax ruling request, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any third party and/or Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the provisions of Section 5.7(a) hereof, each of the Company, Parent and Merger Sub shall take all action reasonably necessary to obtain the approval of the Merger and the other transactions contemplated by this Agreement under the HSR Act and any other applicable Laws governing competition. As soon as practicable after the date hereof, but in any event within ten (10) business days thereafter, the Company, Parent and Merger Sub shall file Notification and Report Forms with the DOJ and the FTC with respect to the Merger and the other transactions contemplated hereby. Each of the parties shall use its commercially reasonable efforts to cooperate with the other parties hereto in connection with such filing, and each such party shall respond as promptly as practicable to all requests or inquiries received from the FTC or DOJ for additional documentation or information in connection therewith.

Section 5.8.  Further Assurances.  In case at any time after the Effective Time any further action is reasonably necessary to carry out the purposes of this Agreement or the transactions contemplated by this Agreement, the proper officers of the Company, Parent and the Surviving Corporation shall take any such reasonably necessary action.

Section 5.9.  Director and Officer Indemnification and Insurance.

(a) Subject to the limitations on indemnification contained in the TBCA and the Articles of Incorporation of the Company, the Company and, after the Effective Time, the Surviving Corporation, shall indemnify and hold harmless, to the fullest extent permitted by applicable Law, each present and former director and officer of the Company (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee or agent of the Company or any Subsidiary, a fiduciary under any Employee Benefit Plan of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any Company Subsidiary as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise, or matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby) (and Parent and the Surviving Corporation shall, jointly and severally, pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted under applicable Law, provided that such Indemnified Party provides an undertaking to repay such expenses if such person is determined to not be entitled to indemnification). The rights of each Indemnified Person under this Section 5.9 shall be in addition to any rights such Indemnified Person may have under the Articles of Incorporation of the Company, or under any Texas Law or any other applicable Laws or under any agreement of such Indemnified Person with the Company or any Company Subsidiary. The Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and further, provided, that neither the Company nor the Surviving Corporation shall be obliged pursuant to this Section 5.9 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action. The Articles of Incorporation and By-Laws of the Company shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would adversely affect the rights thereunder of any such individuals.

(b) For a period of not less than six years after the Effective Time, the Surviving Corporation shall be required to maintain or obtain officers’ and directors’ liability insurance or a “tail” policy covering the Indemnified Parties who are currently covered by the Company’s officers and directors liability insurance policy on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts, and containing substantially similar terms and conditions as existing policies; provided, however, that the Surviving Corporation may substitute therefor policies issued by an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the covered persons than the Company’s existing policies; provided further, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance to maintain or procure insurance coverage pursuant hereto, in which case, the Surviving Corporation shall provide the maximum coverage that is then available for 200% of such annual premiums. This Section 5.9 shall survive the consummation of the Merger. Notwithstanding Section 8.7, this Section 5.9 is intended to be for the benefit of and to grant third-party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

(c) Parent and the Surviving Corporation shall indemnify any Indemnified Parties against all reasonable costs and expenses (including attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 5.9(a) (including the undertaking required therein), relating to the enforcement of such Indemnified Parties’ rights under this Section 5.9 or under any charter, bylaw or contract regardless of whether such Indemnified Party is ultimately determined to be entitled to indemnification hereunder or thereunder.

(d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.9. The Surviving Corporation shall not, and Parent shall cause the Surviving Corporation not to, sell, transfer, distribute or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 5.9.

Section 5.10.  Continuation of Employee Benefits.

(a) For a period beginning at the Effective Time and ending no earlier than the first anniversary thereof, Parent or its affiliates shall provide to employees of the Company and its affiliates who continue employment with Parent or any of its affiliates (“Continuing Employees”) benefits (other than with respect to equity-based compensation) that are no less favorable, in the aggregate, to the benefits provided to the Continuing Employees immediately prior to the Closing Date (excluding equity-based compensation).

(b) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company and any current or former officer, director, Employee or consultant of the Company or group of such officers, directors, Employees or consultants described on Section 5.10 of the Company Disclosure Schedule. Nothing in this Section 5.10 or this Agreement shall alter the at-will nature of the employment of each Employee of the Company and its Subsidiaries, or shall otherwise obligate Parent or the Surviving Corporation to employ or otherwise retain any Employee for a certain length of time. Nothing in this Section 5.10 or this Agreement creates, or is intended to create, any employment agreement or contract, whether express or implied.

(c) To the extent permitted under any applicable Law, each employee of the Company and its Subsidiaries shall be given credit for all service with the Company (or service credited by the Company) under all employee benefit plans, program policies and arrangements maintained by the Surviving Corporation in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual, including for purposes of determining (i) short-term and long-term disability benefits, (ii) severance benefits, (iii) vacation benefits and (iv) benefits under any retirement plan; provided that credit need not be given for service to the extent such credit would result in duplication of benefits.

(d) To the extent of any changes in medical, dental or health plans covering Continuing Employees after the Effective Time, and to the extent permissible under such plans, Parent shall cause such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, health or dental plans of the Company and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Company plan prior to the Effective Time.

Section 5.11.  Financing.

(a) Parent and Merger Sub shall use their commercially reasonable efforts to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using commercially reasonable efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein (including any related flex provisions) or on other terms not materially less beneficial to Parent and Merger Sub, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub in such definitive agreements that are within its control (including by consummating the Equity Investment pursuant to the terms of the Equity Commitment Letter) and (iii) consummate the Financing at Closing. Subject to the Closing of the Debt Financing or the Alternative Debt Financing (as defined below) concurrently therewith, Parent and Merger Sub shall obtain the Financing contemplated by the Equity Commitment Letter. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Purchaser shall use its commercially reasonable efforts to arrange to obtain alternative financing (“Alternative Debt Financing”), including from alternative sources, on terms that are not materially less beneficial to Parent and Merger Sub as promptly as practicable following the occurrence of such event. Parent and Merger Sub shall give the Company prompt notice upon becoming aware of any breach by any party of the Debt Commitment Letter or any termination of the Debt Commitment Letter. Parent and Merger Sub shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed). Parent and Merger Sub shall provide notice to the Company promptly upon receiving the Debt Financing. Parent and Merger Sub shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the Equity Commitment Letter without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed).

(b) The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers, employees and advisors to provide, all cooperation reasonably necessary in connection with the arrangement of Financing to be consummated prior to or contemporaneously with the Effective Time in respect of the transactions contemplated by this Agreement, including participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, or other requested certificates or documents, including audited and unaudited financial statements, comfort letters of accountants (it being understood that the Company does not control its accountants) and legal opinions as may be reasonably requested; provided that nothing herein shall require such cooperation to the extent it would delay the Closing beyond the date contemplated in Section 1.9 or interfere unreasonably with the business or operations of the Company or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company in connection with all such cooperation.

Section 5.12.  Takeover Statutes.  If any Takeover Statute enacted under state or federal Law shall become applicable to the Merger or any of the other transactions contemplated hereby, each of the Company, Parent and Merger Sub and the Board of Directors of each of the Company, Parent and Merger Sub shall grant such approvals and take such actions as are necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

Section 5.13.  Delisting.  Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the Nasdaq Stock Market and to terminate registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time of the Merger.

ARTICLE VI

CONDITIONS OF MERGER

Section 6.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the following conditions:

(a) Shareholder Approval.  The Merger and this Agreement shall have received the Company Shareholder Approval.

(b) HSR Act.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) No Order.  No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity that in any of the foregoing cases which is then in effect and which has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

Section 6.2.  Additional Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by the Company:

(a) Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Time and the Company shall have received a certificate of an executive officer of Merger Sub and Parent to that effect.

(b) Representations and Warranties of Parent and Merger Sub.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any “materiality” qualifiers set forth therein) as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality” qualifiers set forth therein) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby. The Company shall have received a certificate of an executive officer of Merger Sub and Parent as to the satisfaction of this Section 6.2(b).

Section 6.3.  Additional Conditions to Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, unless waived by Parent and Merger Sub:

(a) Performance of Obligations of the Company and its Subsidiaries.  The Company and its Subsidiaries shall have performed in all material respects their respective agreements contained in this Agreement required to be performed on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate of the President or Chief Executive Officer of the Company to that effect.

(b) Representations and Warranties of the Company and its Subsidiaries.  The representations and warranties of the Company contained in Section 3.1 (Organization), Section 3.2 (Capitalization), Section 3.4 (Authority) and Section 3.24 (Control Share Acquisition) shall be true and correct in all material respects, in each case, as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period). The representations and warranties of the Company contained in this Agreement (other than those listed in the preceding sentence) shall be true and correct (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Parent and Merger Sub shall have received a certificate of the President or Chief Executive Officer of the Company as to the satisfaction of this Section 6.3(b).

(c) Consents.  The Company shall have obtained and provided to Parent and Merger Sub copies of evidence with respect to the consents of Governmental Entities and third parties listed on Section 6.3(c) of the

Company Disclosure Schedule, the terms of which consents shall be reasonably satisfactory to Parent and Merger Sub.

(d) Suits, Actions and Proceedings.  No suit, action, proceeding, claim, inquiry or investigation by any Governmental Entity or any third party shall be pending before any court or Governmental Entity seeking to prohibit or restrain, or seeking material damages in connection with the Merger or the other transactions contemplated by this Agreement which, in the case of a third party suit, action, proceeding, claim, injury or investigation, would reasonably be expected to result in a Company Material Adverse Effect.

(e) No Material Adverse Effect.  Since the date of this Agreement, there shall have been no effect, change, fact, event, occurrence, development or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to result in, a Company Material Adverse Effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1.  Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Effective Time, whether before or after the Company Shareholder Approval:

(a) by mutual written consent of the Boards of Directors of Parent, Merger Sub and the Company (acting through the Special Committee); or

(b) by any party hereto, if the Effective Time shall not have occurred on or before the date that is six (6) months after the date of this Agreement (the “Termination Date”), provided, however, that (A) the Termination Date may be extended by Parent or the Company by giving written notice to the other party at least three (3) Business Days prior to the initial Termination Date for a period of 60 days if (i) the condition set forth in Section 6.3(c) has not been satisfied on or prior to the Termination Date, and (ii) all other conditions to the consummation of the Merger are satisfied on or prior to the Termination Date or capable of then being satisfied at the Closing (other than the condition in Section 6.3(c)) and (B) the Termination Date may be extended by Parent, by giving written notice to the Company at least three (3) Business Days prior to the initial Termination Date, until the earlier of (1) the third business day following the holding of the Company Shareholders’ Meeting and (2) the expiration of 60 days following the initial Termination Date, if (i) all conditions to the consummation of the Merger are satisfied on or prior to the initial Termination Date or capable of then being satisfied at the Closing (other than the condition in Section 6.1(a)), and (ii) the Company Shareholders’ Meeting has not been held on or prior to the initial Termination Date, provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to such date has been the cause of, or resulted in, the failure of the Merger to have become effective on or before such date; or

(c) by any party hereto, if a statute, rule, regulation or executive order shall have been enacted, entered or promulgated, or if a Governmental Entity shall have issued an order, decree, ruling or injunction or taken any other action (including the failure to have taken action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or injunction shall have become final and non-appealable and the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used all reasonable best efforts to remove such injunction, order, decree or ruling; or

(d) by the Company, if either Parent or Merger Sub shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the Termination Date, provided that the Company shall have given Parent and Merger Sub written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination; or

(e) by Parent and Merger Sub, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the Termination Date, provided that Parent and Merger Sub shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent and Merger Sub’s intention to terminate the Agreement pursuant to this Section 7.1(e) and the basis for such termination; or

(f) by Parent and Merger Sub or the Company, if, at the Company Shareholders’ Meeting (including any adjournment, continuation or postponement thereof), the Company Shareholder Approval shall not be obtained; except that the right to terminate this Agreement under this Section 7.1(f) shall not be available to the Company where the failure to obtain the Company Shareholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement; or

(g) by Parent and Merger Sub, if the Company Board (or the Special Committee) shall have withdrawn or modified its approval or recommendation of the Merger or this Agreement (it being understood and agreed that any “stop-look-and-listen” communication by the Company Board to the shareholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication to the shareholders of the Company in connection with the commencement of a tender offer or exchange offer, shall not be deemed to constitute a withdrawal, modification or change of its approval or recommendation), approved or recommended to the Company’s shareholders a Company Acquisition Proposal or resolved to do any of the foregoing; or

(h) by the Company, if the Company Board (acting through the Special Committee) concludes in good faith (after consultation with its legal and financial advisors) that a Company Acquisition Proposal constitutes a Company Superior Proposal, except that the Company may not terminate this Agreement pursuant to this Section 7.1(h) unless and until (i) three business days have elapsed following delivery to Parent of a written notice of such determination by the Company Board (acting through the Special Committee) and during such three business day period, the Company (x) informs Parent of the material terms and conditions of the Company Acquisition Proposal and the identity of the Person making the Company Acquisition Proposal and (y) otherwise reasonably cooperates with Parent and Merger Sub with respect thereto with the intent of enabling Parent and Merger Sub to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, (ii) at the end of such three business day period, the Company Board (acting through the Special Committee) continues to conclude in good faith that the Company Acquisition Proposal constitutes a Company Superior Proposal, (iii) contemporaneously with such termination, the Company enters into a definitive acquisition, merger or similar agreement to effect the Company Superior Proposal and (iv) the Company pays to Parent the amount specified and within the time period specified in Section 7.3.

Section 7.2.  Effect of Termination.  In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement and the provisions of Section 7.3, and Sections 8.2 through 8.15), without any liability on the part of any party or its directors, officers or stockholders except as set forth in Section 7.3.

Section 7.3.  Termination Fee Payable in Certain Circumstances.

(a) In the event that (i) the Company terminates this Agreement pursuant to Section 7.1(h), (ii) Parent and Merger Sub terminate this Agreement pursuant to Section 7.1(g) or (iii) (A) any Person shall have made a Company Acquisition Proposal after the date hereof which proposal has been publicly disclosed and not withdrawn and thereafter this Agreement is terminated by any party pursuant to Section 7.1(f) and (B) within twelve (12) months after the termination of this Agreement, any Company Acquisition shall have been consummated or any definitive agreement with respect to such Company Acquisition shall have been entered into, then, the Company shall pay Parent a fee, in immediately available funds, in the amount of $15,000,000 (the ‘‘Company Termination Fee”) at the time of such termination, in the case of a termination described in clause (i) or (ii) above, or upon the occurrence of the earliest event described in clause (iii)(B) above, in the event of a termination described in clause (iii); provided, however, that if this Agreement shall be terminated by the Company pursuant to Section 7.1(h) on or prior to the thirtieth (30th) day following the date hereof to enter into a definitive agreement with any Person with respect to a Company Superior Proposal, then the amount of the Company Termination Fee shall be $10,000,000. Except with respect to any fraud or intentional breach of this Agreement by the Company, Parent’s right to receive the Company Termination Fee pursuant to this Section 7.3 shall be the exclusive remedy of Parent or Merger Sub against the Company or any of its stockholders, partners, members, affiliates, directors, officers or agents for the loss suffered as a result of breach of this Agreement by the Company or the failure of the Merger to be consummated upon termination of this Agreement.

(b) Parent and Merger Sub agree that, if the Company shall terminate this Agreement pursuant to Section 7.1(d) as a result of Parent’s or Merger Sub’s failure to fund (or cause to be funded) the aggregate Merger Consideration pursuant to Article I of this Agreement and all other conditions set forth in Article VI are satisfied on or prior to the Termination Date or capable of then being satisfied at the Closing then Parent shall pay the Company a fee, in immediately available funds, in the amount of $15,000,000 (the “Parent Termination Fee”) at the time of such termination. Except with respect to any fraud or intentional breach of this Agreement by Parent or Merger Sub, the Company’s right to receive the Parent Termination Fee pursuant to this Section 7.3 shall be the exclusive remedy of the Company against Parent or Merger Sub or any of their respective stockholders, partners, members, affiliates, directors, officers or agents for the loss suffered as a result of breach of this Agreement by Parent or Merger Sub or the failure of the Merger to be consummated upon termination of this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1.  Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Section 5.8 and Section 5.9 shall survive the Effective Time indefinitely and those set forth in Sections 5.5(b), 7.3 and 8.3 shall survive termination indefinitely.

Section 8.2.  Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a) if to Parent or Merger Sub, to:

Ace Holdings I, LLC
c/o JLL Partners, Inc.
450 Lexington Avenue
Suite 3350
New York, New York 10017
Attention: Frank Rodriguez
Telephone: (212) 210-9327
Facsimile: (212) 286-8626

With a copy, which shall not serve as a notice, to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
P.O. Box 636
Wilmington, Delaware 19899-0636
Attention: Robert B. Pincus, Esq.
Telephone: (302) 651-3090
Facsimile: (302) 651-3001

(b) if to the Company, to:

Ace Cash Express, Inc.
1231 Greenway Drive
Suite 600
Irving, Texas 75038
Attention: Walter E. Evans, Esq.
Telephone: (972) 550-5000
Facsimile: (972) 582-1426

With a copy, which shall not serve as a notice, to:

Latham & Watkins LLP
505 Montgomery Street, Suite 2000
San Francisco, California 94111
Attention: John M. Newell, Esq.
Telephone: (415) 391-0600
Facsimile: (415) 395-8095

and

Vinson & Elkins LLP
Trammell Crow Center
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201
Attention: Alan J. Bogdanow, Esq.
Telephone: (214) 220-7700
Facsimile: (214) 220-7716

Section 8.3.  Expenses.  All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 8.4.  Definitions.  For purposes of this Agreement, the term:

“1995 Non-Employee Director Plan” shall have the meaning set forth in Section 3.2.

“1997 Stock Incentive Plan” shall have the meaning set forth in Section 3.2.

“2005 Non-Employee Director Plan” shall have the meaning set forth in Section 3.2.

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

“Affiliate Transaction” shall have the meaning set forth in Section 3.20(a).

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Alternative Debt Financing” shall have the meaning set forth in Section 5.12(a).

“Articles of Incorporation” shall mean the Restated Articles of Incorporation of the Company, as may be amended or restated from time to time.

“Bear Stearns” shall have the meaning set forth in Section 2.4.

“By-Laws” shall mean the Amended and Restated By-Laws of the Company, as may be amended or restated from time to time.

“Certificate of Merger” shall have the meaning set forth in Section 1.2.

“Certificates” shall have the meaning set forth in Section 1.7(b).

“Cleanup” shall mean all actions required to: (i) clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment;

(iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Closing” shall have the meaning set forth in Section 1.9.

“Closing Date” shall have the meaning set forth in Section 1.9.

“Code” shall have the meaning set forth in Section 1.7(g).

“Commitment Letters” shall have the meaning set forth in Section 2.4.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company 2005 Form 10-K” shall have the meaning set forth in Section 3.6(c).

“Company Acquisition” shall mean, in each case other than the Merger or as otherwise specifically contemplated by this Agreement, (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving the Company or any of its Subsidiaries as a result of which any Person would acquire the securities or assets described in either of clauses (ii) or (iii) below ; (ii) any direct or indirect purchase or sale, lease, exchange, transfer or other disposition of the consolidated assets (including stock of the Company’s Subsidiaries) of the Company and its Subsidiaries, taken as a whole, constituting 25% or more of the total consolidated assets of the Company and its Subsidiaries, taken as a whole, or accounting for 25% or more of the total consolidated revenues of the Company and its Subsidiaries, taken as a whole, in any one transaction or in a series of transactions; or (iii) any direct or indirect purchase or sale of or tender offer, exchange offer or any similar transaction or series of related transactions engaged in by any Person involving 25% or more of the outstanding shares of Company Common Stock.

“Company Acquisition Proposal” shall mean any proposal regarding a Company Acquisition.

“Company Board” shall have the meaning set forth in the Recitals hereto.

“Company Common Stock” shall have the meaning set forth in Section 1.6.

“Company Disclosure Schedule” shall have the meaning set forth in Article III.

“Company Material Adverse Effect” shall have the meaning set forth in Section 3.1.

“Company Material Contracts” shall have the meaning set forth in Section 3.17(a).

“Company Preferred Stock” shall have the meaning set forth in Section 3.2.

“Company SEC Reports” shall have the meaning set forth in Section 3.6(a).

“Company Shareholder Approval” shall have the meaning set forth in Section 3.25.

“Company Shareholders’ Meeting” shall have the meaning set forth in Section 2.7.

“Company Superior Proposal” means a Company Acquisition Proposal (except that solely for purposes of the definition of “Company Superior Proposal” all references in the definition of “Company Acquisition” to “25%” shall be deemed to be references to 50.1%) which, if consummated, is on terms which the Company Board (acting through the Special Committee) concludes in good faith (after consultation with its legal and financial advisors) is more favorable to the Company’s shareholders from a financial point of view than the Merger.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated June 5, 2006, by and between the Company and Parent.

“control” , “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract, credit arrangement or otherwise.

“Credit Agreement” shall mean the First Amended and Restated Credit Agreement, dated as of July 30, 2004, as amended by the First Amendment to Credit Agreement, dated as of January 19, 2006 and the Second Amendment to Credit Agreement, dated as of February 28, 2006, among Ace Cash Express, Inc., certain financial institutions as lenders, Wells Fargo Bank, National Association, as administrative agent for the lenders thereunder, and the other agents party thereto.

“Debt Commitment Letter(s)” shall have the meaning set forth in Section 2.4.

“Debt Financing” shall have the meaning set forth in Section 2.4.

“Dissenting Shares” shall have the meaning set forth in Section 1.6(d).

“DOJ” shall mean the U.S. Department of Justice.

“EBITDA” shall have the meaning set forth in Section 3.1.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Employee Plans” shall have the meaning set forth in Section 3.10.

“Employees” shall mean all individuals employed by the Company or its Subsidiaries or Franchises.

“Environmental Claim” shall mean any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or Release, of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” shall mean all federal, state, local and foreign Laws and regulations relating to pollution or protection of the environment, including without limitation, Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all Laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Equity Commitment Letter” shall have the meaning set forth in Section 2.4.

“Equity Investment” shall have the meaning set forth in Section 2.4.

“ERISA” shall have the meaning set forth in Section 3.10.

“ERISA Affiliate” shall have the meaning set forth in Section 3.10.

“Exchange Act” shall have the meaning set forth in Section 2.3(b).

“Exchange Agent” shall have the meaning set forth in Section 1.7(a).

“Exchange Fund” shall have the meaning set forth in Section 1.7(a).

“Financing” shall have the meaning set forth in Section 2.4.

“Franchise” shall mean any franchise arrangement to which the Company is a party and pursuant to which the Franchisee pays all lease and working capital costs, funds payroll and collects clients’ accounts, employs all office management staff and all personnel affiliated with the Franchisee’s office and pays royalties to the Company in exchange for training, the right to use Intellectual Property Rights, the Company’s business model, proprietary computer programs, as well as operational support.

“Franchisees” shall mean all parties to Franchising Contracts other than the Company and any of the Subsidiaries.

“Franchising Contract” shall mean any contract or agreement (including any and all amendments thereto) (a) pursuant to which the Company or any of the Subsidiaries grants or has granted to any third party any right, license or franchise to operate or right to license, right to franchise, or right to subfranchise operation of, businesses using any of the assets or Intellectual Property Rights of the Company or any Subsidiary, (b) pursuant to which a Franchisee grants or has granted to any third party any right, license or franchise to operate, or right to license, right to franchise, or right to subfranchise operation of, businesses using any of the assets or Intellectual Property Rights of the Company or any Subsidiary, or (c) pursuant to which the Company or any of the Subsidiaries grants or has granted options, rights of first refusal, rights of first negotiation or other rights to obtain rights to operate businesses using any of the assets or Intellectual Property Rights of the Company or any Subsidiary.

“FTC” shall mean the U.S. Federal Trade Commission.

“FTC Rule” shall have the meaning set forth in Section 3.8(c).

“GAAP” shall mean United States generally accepted principles and practices as in effect from time to time and applied consistently throughout the periods involved.

“Governmental Entity” shall have the meaning set forth in Section 2.7.

“Guarantee” shall have the meaning set forth in Section 2.4.

“Hazardous Materials” shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“HSR Act” shall have the meaning set forth in Section 2.3(b).

“Indemnified Parties” shall have the meaning set forth in Section 5.9(a).

“Insignificant Subsidiaries” shall mean all Subsidiaries of the Company other than Significant Subsidiaries.

“Insurance Policies” shall have the meaning set forth in Section 3.18.

“Intellectual Property Rights” means all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, trade names, Internet domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights of publicity, (v) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (vi) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vii) all rights in the foregoing and in other similar intangible assets, (viii) all applications and registrations for the foregoing and (ix) all rights and remedies against infringement, misappropriation, or other violation thereof with respect to the foregoing.

“JLL Fund V” shall have the meaning set forth in Section 2.4.

“knowledge of the Company” or “the Company’s knowledge” shall mean the actual knowledge of the individuals listed on Exhibit C to the Agreement, after reasonable inquiry.

“Laws” shall mean any federal, state, county, municipal, local or foreign statute, ordinance, rule, regulation, permit, consent, waiver, notice, approval, registration, finding of suitability, license, judgment, order, decree, injunction or other authorization, including, without limitation, the Uniform Franchise Offering Circular Guidelines.

“Leased Real Property” shall mean the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company or any of its Subsidiaries under the Real Property Leases.

“Lien” shall have the meaning set forth in Section 2.3(a).

“LTM EBITDA” shall mean, as of any date, the aggregate EBITDA for the most recently completed twelve-month period for which the Company has financial information available.

“Merger” shall have the meaning set forth in the Recitals hereto.

“Merger Consideration” shall have the meaning set forth in Section 1.6(a).

“Merger Sub” shall have the meaning set forth in the Preamble hereto.

“Merger Sub Common Stock” shall have the meaning set forth in Section 1.6.

“NLRA” shall mean the National Labor Relations Act, as amended.

“NLRB” shall mean the National Labor Relations Board.

“Option Plans” shall have the meaning set forth in Section 1.8(a)(i).

“Options” shall have the meaning set forth in Section 1.8(a).

“Owned Real Property” shall have the meaning set forth in Section 3.15(b)(i).

“Parent” shall have the meaning set forth in the Preamble hereto.

“Parent Disclosure Schedule” shall have the meaning set forth in Article II.

“Permits” shall have the meaning set forth in Section 3.12.

“Permitted Liens” shall mean: (i) liens for current Taxes that are not yet due or delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the Company SEC Reports; (ii) statutory liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s liens or other like Liens arising in the ordinary course of business with respect to amounts not yet overdue or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the Company SEC Reports; (iii) with respect to the Owned Real Property, minor title defects or irregularities that do not, individually or in the aggregate, materially impair the value or use of such property, the consummation of this Agreement or the operations of the Company and its Subsidiaries; (iv) as to any Leased Real Property, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, which does not materially impair the value or use of such Leased Real Property; and (v) Liens securing indebtedness of the Company under the Credit Agreement, which will be retired in connection with the transactions contemplated hereby.

“Person” shall mean any individual, partnership, association, joint venture, corporation, business, trust, joint stock company, limited liability company, special purpose vehicle, any unincorporated organization, any other entity, a “group” of such persons, as that term is defined in Rule 13d-5(b) under the Exchange Act, or a Governmental Entity.

“Proxy Statement” shall have the meaning set forth in Section 2.7.

“Real Property Leases” shall mean the real property leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries is a party.

“Recommendation” shall have the meaning set forth in Section 5.2.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Required Approvals” shall have the meaning set forth in Section 5.7(a).

“Restricted Stock” shall have the meaning set forth in Section 1.8(a)(ii).

“Sarbanes-Oxley” shall have the meaning set forth in Section 3.6(d).

“Schedule 13E-3” shall have the meaning set forth in Section 2.7.

“SEC” shall mean the United States Securities and Exchange Commission or any other Governmental Entity administering the Securities Act and the Exchange Act.

“Securities Act” shall have the meaning set forth in Section 2.3(b).

“Significant Subsidiaries” shall have the meaning set forth in Rule 405 of the Securities Act.

“Special Committee” shall mean a committee of the Company Board, the members of which are not affiliated with Parent or Merger Sub and are not members of the Company’s management, formed for the reasons set forth in the resolution establishing such committee.

“Subsidiary” shall mean, with respect to any Person, (a) any corporation with respect to which such Person, directly or indirectly, through one or more Subsidiaries, (i) owns more than 50% of the outstanding shares of capital stock having generally the right to vote in the election of directors or (ii) has the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation, (b) any partnership with respect to which (i) such Person or a Subsidiary of such Person is a general partner, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, (c) any limited liability company with respect to which (i) such Person or a Subsidiary of such Person is the sole manager or managing member, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the managers or other Person or body responsible for the governance or management thereof or (d) any other entity in which such Person has, and/or one or more of its Subsidiaries have, directly or indirectly, (i) more than a 50% ownership interest or (ii) the power to appoint or elect or direct the appointment or election of a majority of the directors or other person or body responsible for the governance or management thereof.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Takeover Statute” shall have the meaning set forth in Section 3.24.

“Tax Return” shall mean any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

“Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any non-U.S. taxing authority, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments) franchise, estimated, severance, stamp, and other taxes; and (ii) all interest, fines, penalties or additions attributable to or in respect of any items described in clause (i).

“TBCA” shall have the meaning set forth in the Recitals hereto.

“Termination Date” shall have the meaning set forth in Section 7.1(b).

“Territorial Rights” shall have the meaning set forth in Section 3.8(e).

“Treasury Regulations” shall mean the regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding regulations).

“UFOC” shall have the meaning set forth in Section 3.8(c).

“WARN Act” shall have the meaning set forth in Section 3.19.

Section 8.5.  Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.6.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 8.7.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Disclosure Schedules and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein (including Section 5.9 but expressly excluding Section 5.10), this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

Section 8.8.  Assignment.   This Agreement shall not be assigned by operation of law or otherwise, except that, upon prior written notice to the Company, Parent may assign all or any of its rights hereunder to any affiliate of Parent provided that such assignment does not unnecessarily delay the consummation of the transactions contemplated by this Agreement. No such assignment shall relieve Parent of its obligations hereunder.

Section 8.9.  Governing Law; Jurisdiction.   THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE (WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES), EXCEPT TO THE EXTENT SPECIFICALLY RELATING TO THE MERGER, IN WHICH CASE, THE LAW OF THE STATE OF TEXAS SHALL APPLY. EACH PARTY HEREBY AGREES AND CONSENTS TO BE SUBJECT TO THE JURISDICTION OF FEDERAL AND STATE COURTS LOCATED IN NEW YORK, AND ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY. THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS; (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (C) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

Section 8.10.  Amendment.   This Agreement may be amended by the parties hereto at any time before the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.11.  Waiver.   At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

Section 8.12.  Counterparts.   This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 8.13.  Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

Section 8.14.  Interpretation.

(a) The parties acknowledge and agree that they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement. In the event that an alternative dispute resolution procedure is provided for in any other agreement contemplated hereby, and there is a dispute with respect to the construction or interpretation of such agreement, the dispute resolution procedure provided for in such agreement shall be the procedure that shall apply with respect to the resolution of such dispute.

(b) The table of contents is for convenience of reference only, does not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

(c) No provision of this Agreement will be interpreted in favor of, or against, either party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

Section 8.15.  Disclosure Generally.   All of the Company Disclosure Schedule and Parent Disclosure Schedule are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any Section of the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed to refer to this entire Agreement, including all Sections of the Company Disclosure Schedule and Parent Disclosure Schedule; provided, however, that information furnished in any particular Section of the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed to be included in another Section of the Company Disclosure Schedule or Parent Disclosure Schedule, respectively, only to the extent a matter in such Section of the Company Disclosure Schedule or Parent Disclosure Schedule is disclosed in such a way as to make its relevance to the information called for by such other Section of this Agreement reasonably apparent on its face.

Section 8.16.  Specific Performance.   Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other party hereto irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other party hereto shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Company, Merger Sub and Parent has caused this Agreement to be duly executed and delivered by its respective duly authorized officer, all as of the date first above written.

ACE CASH EXPRESS, INC.

By:	/s/ Raymond C. Hemmig
Name: Raymond C. Hemmig

Title:	Chairman of the Board of Directors

ACE HOLDINGS I, LLC

By:	/s/ Paul Levy
Name: Paul Levy

Title:	President

RANGER MERGER SUB, INC.

By:	/s/ Paul Levy
Name: Paul Levy

Title:	President

Annex B

Opinion of UBS Securities LLC

[LETTERHEAD OF UBS SECURITIES LLC]

June 6, 2006

The Special Committee of the Board of Directors
Ace Cash Express, Inc.
1231 Greenway Drive, Suite 600
Irving, Texas 75038

Dear Members of the Special Committee:

We understand that Ace Cash Express, Inc., a Texas corporation (“ACE”), is considering a transaction whereby Ranger Merger Sub, Inc. (“Merger Sub”), a Texas corporation and indirect wholly owned subsidiary of ACE Holdings I, LLC (“Parent”), a Delaware limited liability company and affiliate of JLL Partners Fund V, L.P., a Delaware limited partnership (“JLL”), will merge with and into ACE (the “Transaction”). Pursuant to the terms of the Agreement and Plan of Merger, dated as of June 6, 2006 (the “Merger Agreement”), among Parent, Merger Sub and ACE, each outstanding share of the common stock, par value $0.01, of ACE (“ACE Common Stock”) will be converted into the right to receive $30.00 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, of the Consideration to be received in the Transaction by holders of ACE Common Stock (other than members of the management of ACE who have entered or may enter into arrangements with Parent or its affiliates relating to employment or an equity ownership in Parent or its affiliates (such members of management, together with their respective affiliates, “Management Participants”)).

UBS Securities LLC (“UBS”) has acted as financial advisor to the Special Committee of the Board of Directors of ACE (the “Special Committee”) in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. UBS has provided investment banking services in the past to certain affiliates of JLL unrelated to the proposed Transaction, for which UBS has received compensation. In addition, an affiliate of UBS currently is a lender under existing credit facilities of certain affiliates of JLL, for which such affiliate of UBS has received and expects to receive compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of ACE and/or affiliates of JLL, and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available with respect to ACE or ACE’s underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any shareholder of ACE as to how such shareholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Merger Agreement or the form of the Transaction. In rendering this opinion, we have assumed, with your consent, that (i) ACE, Parent and Merger Sub will comply with all material terms of the Merger Agreement and (ii) the Transaction will be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on ACE or the Transaction.

B-1

The Special Committee of the Board of Directors
Ace Cash Express, Inc.
June 6, 2006

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to ACE, including publicly available financial forecasts; (ii) reviewed certain internal financial information and other data relating to the businesses and financial prospects of ACE that were provided to us by the management of ACE and not publicly available, including financial forecasts and estimates prepared by the management of ACE; (iii) conducted discussions with members of the senior management of ACE concerning the businesses and financial prospects of ACE; (iv) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (v) reviewed the publicly available financial terms of certain other transactions in the alternative lending industry; (vi) reviewed current and historical market prices of ACE Common Stock; (vii) reviewed the Merger Agreement; and (viii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate. At your request, we contacted selected third parties to solicit indications of interest in a possible business combination with ACE and held discussions with certain of these parties prior to the date hereof.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of ACE, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates prepared by the management of ACE referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of ACE as to the future performance of ACE. We are not experts in the evaluation of loan portfolios or allowances for losses with respect thereto, have not been requested to conduct, and have not conducted, a review of individual credit files, and have been advised by the management of ACE, and therefore have assumed, that such allowances for ACE are, in the aggregate, adequate to cover such losses. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of ACE Common Stock (other than Management Participants) in the Transaction is fair, from a financial point of view, to such holders.

This opinion is provided for the benefit of the Special Committee in connection with, and for the purpose of, its evaluation of the Transaction.

Very truly yours,

/s/  UBS Securities LLC

UBS SECURITIES LLC

B-2

Annex C

Texas Business Corporation Act Articles 5.11, 5.12 and 5.13

Art. 5.11. Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

(1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

(2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

(3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

(1) the shares, or depository receipts in respect of the shares, held by the shareholder are part of a class or series, shares, or depository receipts in respect of the shares, of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

(a) listed on a national securities exchange;

(b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(c) held of record by not less than 2,000 holders;

(2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder’s shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

(3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder’s shares any consideration other than:

(a) shares, or depository receipts in respect of the shares, of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares, or depository receipts in respect of the shares, of which are:

(i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

(ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(iii) held of record by not less than 2,000 holders;

(b) cash in lieu of fractional shares otherwise entitled to be received; or

(c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

Art. 5.12. Procedure for Dissent by Shareholders as to Said Corporate Actions

A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

(1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder’s right to dissent will be exercised if the action is effective and giving the shareholder’s address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

(b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder’s right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

(2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

(3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder’s shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Art. 5.13. Provisions Affecting Remedies of Dissenting Shareholders

A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder’s rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder’s rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

Annex D

Information Relating to the Directors, Executive Officers and Other Controlling Persons of
Ace Cash Express, Inc., Ace Holdings I, LLC, Ace Acquisition Corp. and Ranger Merger Sub, Inc.

I.  Ace Cash Express, Inc.

The name and position and the principal occupation or employment, business address and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Ace Cash Express, Inc. are set forth below. The business address of each director and executive officer of Ace Cash Express, Inc. is 1231 Greenway Drive, Suite 600, Irving, Texas 75038. The business telephone number of each director and executive officer is (972) 550-5000.

See page 71 to this proxy statement.

II.  Ace Holdings I, LLC

The name and position and the principal occupation or employment, business address and material occupations, positions, offices or employment for the past five years, of each manager and executive officer of Ace Holdings I, LLC are set forth below. The business address of each manager and executive officer of Ace Holdings I, LLC is 450 Lexington Avenue, Suite 3350, New York, NY 10017. The business telephone number of each director and executive officer is 212-286-8600.

Managers of Ace Holdings I, LLC

Name	Present Principal Occupation

Frank J. Rodriguez	Managing Director of JLL Partners Inc.
Thomas S. Taylor	Senior Vice President of JLL Partners Inc.
Michael C. Chang	Vice President of JLL Partners, Inc.

Officers of Ace Holdings I, LLC

Name	Position

Frank J. Rodriguez	Chairman and President
Thomas S. Taylor	Vice President
Michael C. Chang	Secretary

III.  Ace Acquisition Corp.

The name and position and the principal occupation or employment, business address and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Ace Acquisition Corp. are set forth below. The business address of each director and executive officer of Ace Acquisition Corp. is 450 Lexington Avenue, Suite 3350, New York, NY 10017. The business telephone number of each director and executive officer is 212-286-8600.

Directors of Ace Acquisition Corp.

Name	Present Principal Occupation

Frank J. Rodriguez	Managing Director of JLL Partners Inc.
Thomas S. Taylor	Senior Vice President of JLL Partners Inc.
Michael C. Chang	Vice President of JLL Partners, Inc.

D-1

Officers of Ace Acquisition Corp.

Name	Position

Frank J. Rodriguez	Chairman and President
Thomas S. Taylor	Vice President
Michael C. Chang	Secretary

IV.  Ranger Merger Sub, Inc.

The name and position and the principal occupation or employment, business address and material occupations, positions, offices or employment for the past five years, of each manager and executive officer of Ranger Merger Sub, Inc. are set forth below. The business address of each manager and executive officer of Ranger Merger Sub, Inc. is 450 Lexington Avenue, Suite 3350, New York, NY 10017. The business telephone number of each director and executive officer is 212-286-8600.

Directors of Ranger Merger Sub, Inc.

Name	Present Principal Occupation

Frank J. Rodriguez	Managing Director of JLL Partners Inc.
Thomas S. Taylor	Senior Vice President of JLL Partners Inc.
Michael C. Chang	Vice President of JLL Partners, Inc.

Officers of Ranger Merger Sub, Inc.

Name	Position

Frank J. Rodriguez	Chairman and President
Thomas S. Taylor	Vice President
Michael C. Chang	Secretary

D-2

PROXY
ACE CASH EXPRESS, INC.
1231 Greenway Drive, Suite 600, Irving, Texas 75038
This Proxy is Solicited on Behalf of the Board of Directors
PROXY FOR SPECIAL MEETING OF SHAREHOLDERS ON FRIDAY, SEPTEMBER 29, 2006
     The undersigned hereby appoints Raymond C. Hemmig and Walter E. Evans, and each of them, the true and lawful attorneys and proxies, with full power of substitution, to attend the Special Meeting of Shareholders of ACE CASH EXPRESS, INC. to be held at the Four Seasons Resort and Club, 4150 North MacArthur Boulevard, Irving, Texas 75038, on Friday, September 29, 2006 at 8:00 a.m., local time, and at any adjournment thereof, and to vote all shares of common stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated on the reverse side.
(Continued and to be signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲          Detach here from proxy voting card.           ▲
You can now access your Ace Cash Express, Inc. account online.
Access your Ace Cash Express, Inc. shareholder/stockholder account online via Investor ServiceDirect® (ISD).
Mellon Investor Services LLC, Transfer Agent for Ace Cash Express, Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status

•	View certificate history

•	View book-entry information
•	View payment history for dividends

•	Make address changes

•	Obtain a duplicate 1099 tax form

•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE
THE BOARD OF DIRECTORS OF ACE CASH EXPRESS, INC. RECOMMENDS A VOTE FOR ITEMS (1) AND (2)

1.	To approve and adopt the Agreement and Plan of Merger dated as of June 6, 2006 (the “Merger Agreement”) by and among Ace Cash Express, Inc., a Texas corporation (“ACE”), Ace Holdings I, LLC, a Delaware limited liability company (“Ace Holdings”) and Ranger Merger Sub, Inc., a Texas corporation and an indirect, wholly owned subsidiary of Ace Holdings (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into ACE (the “Merger”), with ACE surviving and becoming an indirect wholly owned subsidiary of Ace Holdings, and to approve the Merger and the transactions contemplated by the Merger Agreement, as fully described in the Proxy Statement relating thereto.	FOR ☐	AGAINST ☐	ABSTAIN ☐
THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE USED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NOT OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS (1) AND (2), AND FOR AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS NAMED AS PROXIES AS TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR AT ANY AND ALL ADJOURNMENTS THEREOF.

2.	To approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In their discretion, upon such other business as may properly come before the meeting.

If you plan to attend the Special Meeting of Shareholders, please mark the following box and promptly return this Proxy Card.		☐
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

Signature	Signature	Date

(Signature should agree exactly with the name or names appearing above. Joint owners should both sign. In signing as attorney, administrator, executor, guardian or trustee, please set forth your full title. If the signer is a corporation, please sign the full corporate name by a duly authorized officer).

▲          Detach here from proxy voting card          ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 1:00 AM Central Time on the day of the annual meeting day.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/aace Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
You can view the Proxy Statement on the Internet at:
http://www.acecashexpress.com